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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 1

                                    FORM 10


                   GENERAL FORM FOR REGISTRATION OF SECURITIES

     Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

                             THE CREDIT STORE, INC.
             (Exact name of registrant as specified in its charter)


              Delaware                                        87-029-6990
   (State or other jurisdiction of                          (I.R.S. Employer
   incorporation or organization)                         Identification Number)

      3401 North Louise Avenue
      Sioux Falls, South Dakota                                  57107
(Address of principal executive offices)                       (zip code)


                                 (800) 240-1855
                (Issuer's telephone number, including area code)


           Securities to be registered under Section 12(b) of the Act:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered

       None                                                     None


           Securities to be registered under Section 12(g) of the Act:


                         Common Stock, par value $0.001
                                (Title of Class)


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ITEM 1 - BUSINESS

         The Credit Store, Inc. is a technology based, financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. The Company reaches these consumers by acquiring portfolios of non-performing consumer receivables and offering a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt and who meet the Company's underwriting guidelines. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. After the consumers have made a certain number of on-time payments on their outstanding credit card balance, the Company seeks to sell or securitize the credit card receivables generated by this business strategy. The Company offers other forms of settlement to those consumers who do not accept the credit card offer.


GENERAL DEVELOPMENT OF BUSINESS

         The Company was incorporated in 1972 in Utah as Valley West Development Corporation, changed its corporate domicile to Delaware in 1995, and changed its name to Credit Store, Inc. on October 8, 1996. Prior to October 8, 1996, the Company discontinued operations of its prior line of business, which was unrelated to its current operations. On December 4, 1996, the Company acquired from Taxter One LLC ("Taxter") all the capital stock of Service One Holdings Inc. ("Holdings"). At the time of the acquisition, Holdings' sole asset was the capital stock of Service One International Corporation ("SOIC"), which had been engaged since January 1996 in the business of acquiring non-performing consumer debt portfolios, and the marketing and servicing of credit cards, generated from these portfolios. From 1982 through December 1995, SOIC had been a marketer and servicer of secured credit cards for a South Dakota bank under a contractual arrangement which expired in December 1995. Following the acquisition of Holdings, the Company engaged directly, and through SOIC and its affiliates, in the acquisition of non-performing consumer debt and the marketing and servicing of credit cards generated from these portfolios. In February 1998, Holdings and Credit Store Mortgage, Inc., a wholly-owned subsidiary of the Company, were each merged into the Company. In March 1998, SOIC was merged into the Company and the Company's name was changed to The Credit Store, Inc.


         The Company recorded significant losses during fiscal years 1997 and 1998 and had an accumulated deficit of $39.6 million at November 30, 1999. The Company uses cost recovery accounting for the acquisition of portfolios of non-performing consumer receivables. Such accounting method can have a material impact on revenue and net income during periods of increasing or decreasing portfolio acquisitions. The Company made significant investments in portfolio acquisitions during fiscal years 1997 and 1998. The application of cost recovery accounting resulted in decreased revenue during the period and contributed to the Company's net losses experienced in fiscal years 1997 and 1998 of $14.4 million and $29.8 million, respectively. During fiscal year 1999, a period of decreased portfolio acquisitions, cost recovery helped contribute to a significant increase in revenue. In addition, as part of its business plan, the Company was able to sell and securitize certain portfolios for cash proceeds well in excess of the cost bases of those receivables, generating gains on the sale of those portfolios. The above factors combined to generate net income of $3.9 million and $526,541 for fiscal 1999 and for the six months ended November 30, 1999, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Accounting - Investments in Non-Performing Consumer Debt and the Impact of Cost Recovery Accounting" below.


NARRATIVE DESCRIPTION OF BUSINESS


         The Company is primarily in the business of providing credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. The Company primarily focuses on consumers who have previously defaulted on a debt and reaches these consumers by acquiring their defaulted debt. The Company acquires these defaulted accounts in large portfolios typically from the original lender for a nominal percentage of the face amount of the debt, ranging from 0.50% to 3.00% of the receivable balance. Through its direct mail and telemarketing operations, the Company locates and offers a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt and who meet the Company's underwriting guidelines. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. The Company's objective is to ultimately sell and/or securitize these receivables at a price in excess of the Company's investment in the receivables. To date, the Company has considered an account available to sell or securitize ("seasoned") when the consumer has made eight or more on-time payments on the consumer's outstanding credit card balance.


         Under the Company's marketing approach, consumers are offered an opportunity to settle their debt, typically at a discount, to transfer the settled amount to a newly issued unsecured MasterCard(R) or Visa(R) credit card, and to begin establishing a positive credit history by making timely and consistent payments on the newly issued credit card. After making principal payments on the transferred balance, the consumer can begin using the credit card for new purchases or cash advances and may be granted increased credit limits over time based on their

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payment performance. The Company's credit card offer is attractive to those consumers contacted by the Company, who given the nonperforming status of their debt, are typically receiving few or no solicitations from traditional credit card companies. Many of these consumers cannot easily obtain an unsecured credit card, want to improve their credit standing or have experienced the negative aspects of not having access to the credit card payment system for travel and the daily purchase of goods and services. The Company's approach differs from traditional credit card companies that compete for new customers through mass marketing and direct mail campaigns on the basis of interest rates, fees, and services offered.


INDUSTRY OVERVIEW

         The Company operates in the consumer finance industry, competing with issuers of revolving credit products and other buyers of non-performing consumer debt.

         The United States Federal Reserve reported that American consumers owed an aggregate of $1.36 trillion of debt at the end of August 1999, exclusive of home mortgages, and that the size of the revolving credit market in the United States was in excess of $581 billion as of the end of August 1999, up from $383 billion at the end of 1994. The United States Federal Reserve also reported that pools of securitized revolving credit assets totaled $309 billion at the end of August 1999, up from $96 billion at the end of 1994. The Company believes that the purchasing convenience associated with unsecured credit cards has driven the growth of credit cards and has made them the preferred consumer credit vehicle. In addition, the Company believes that the purchase of consumer goods and services over the Internet will continue to fuel the demand for credit cards. The Company also believes that the relative liquidity and predictability of these assets has fostered the widespread acceptance of revolving credit securitizations by investors.

         While traditional banking organizations have enjoyed significant advantages in consumer lending compared to non-bank providers of consumer loans, greater access to capital and the emergence of securitization markets, coupled with technological advances, has allowed non-banks to compete effectively with banks in this arena. The Company believes that future success in the credit card industry will continue to be experienced primarily by highly focused organizations that are adept at using information and technology to market their products and manage risk within their portfolios, as such organizations will be able to quickly access a large number of potential accounts while screening out potentially bad accounts.
         Credit card issuers make credit cards available to their clients in a variety of ways. Many issuers offer cards as a convenience to existing clients, a strategy to create greater affinity and client loyalty. This is generally the case with credit cards offered by department stores, who offer private label credit cards, as well as smaller banks and credit unions. In contrast, the larger credit card issuers who control the vast majority of the market use mass mailing of credit card offers to consumers as the most cost-effective means of achieving the growth rates they seek. Often this process is accomplished by obtaining a list of names of individuals who meet the issuer's credit guidelines from one of the national credit bureaus. The Company sources its customers by purchasing charged-off consumer debt from banks and finance companies and believes that the purchase of charged-off debt is an efficient means to source new credit card customers in its target market.

         The Company sources its new customers from the portfolios of non-performing consumer debt that it acquires. The Company believes that the market for buying and selling non-performing consumer debt portfolios has expanded due to a steadily increasing volume of charged-off consumer debt coupled with a shift by originating institutions toward selling their portfolios of non-performing consumer loans. Historically, originating institutions had relied upon large internal collection staffs for their initial collection efforts and outside collection agencies for accounts delinquent more than 180 days. As buyers emerged to purchase non-performing debt, originating institutions have increasingly sold these portfolios for cash. Institutions will usually sell accounts when the market prices exceed the net present value of retaining and working the accounts. In deciding whether to sell accounts,


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sellers also evaluate the potential return on investment of reinvesting the cash proceeds from portfolio sales in the core operations of originating and servicing new loans.

         According to the Debt Sales Directory, published by Faulkner & Gray, a leading receivables management publisher, the sales volume of charged-off debt by initial credit grantors has grown from $2.5 billion in 1990, to $18.5 billion in 1998, to an estimated $22.5 billion in 1999. These numbers exclude resale volume, which is also significant in size. Sellers have developed a variety of ways to sell non-performing receivables. Some originating institutions pursue auction type sales by constructing a portfolio of receivables and seeking bids from specially invited competing parties. This approach has resulted in an increase in the number of receivables portfolios offered for sale by account brokers. Other means of selling receivables include privately negotiated direct sales when the originating institution contacts known, reputable purchasers and the terms of sale are negotiated. Originating institutions have also entered into "forward flow" sales contracts. The contracts require an originating institution to sell some or all of its receivables that meet specified criteria, such as balance size and elapsed time since delinquency, to a single purchaser during a specified period of time for an agreed upon price.

BUSINESS OPERATIONS

         The Company's operations integrate the following disciplines: (1) portfolio acquisitions; (2) marketing and card origination; (3) customer service and collections; and (4) receivables sales and securitizations.

         PORTFOLIO ACQUISITIONS:

         The Company acquires non-performing credit card receivables, consumer installment loans, and automobile deficiencies on a nationwide basis, from a wide range of originating institutions, including banks and finance companies. Through November 30, 1999, the Company has acquired in excess of $3.6 billion in receivables. These portfolios have been purchased by the Company for prices typically ranging from 0.50% to 3.00% of the receivable balance. A typical portfolio contains between 5,000 and 150,000 consumer accounts that have been typically charged-off by the original lending institution and have passed through various stages of collection efforts. The size of each account has typically ranged between $1,000 and $6,000, with an average balance since the Company began purchasing non-performing portfolios of approximately $2,100.

         The consumer debt and credit card industries generally categorize delinquent and charged-off accounts into three groups: primary, secondary and tertiary. Primary accounts are typically 120 to 270 days past due and are in the process of being placed with collection agencies or collection attorneys for the first time. Secondary accounts are 270 to 360 days past due and may have already been placed with one collection agency. Tertiary accounts have already been placed unsuccessfully with more than two collection agencies. The Company acquires primarily tertiary accounts.

         The Company has also purchased "bankruptcy" and "out of statute" accounts. A "bankruptcy account" is one with respect to which the debtor has filed a bankruptcy petition and may have had their debt discharged. The Company is not presently offering credit cards to bankruptcy accounts. An "out of statute" account is one with respect to which the statute of limitations for collection of the debt has expired. Debt that is "out of statute" will not be enforced by a court of law. Accordingly, the likelihood of recoveries from such accounts is lower than on accounts that are currently enforceable by a court of law.

         The Company continually seeks new and continuing sources of non-performing portfolios for purchase. Once such portfolios are located, an acquisition team is responsible for coordinating due diligence, stratifying and analyzing the portfolio characteristics, projecting conversions to new credit cards and the total cash collections on the accounts. The acquisition team is also responsible for preparing bid proposals for review and approval by

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senior management, processing and tracking the bids, documenting and closing the purchase, and coordinating the receipt of account documentation and media for acquired portfolios.

         The Company uses its proprietary analytical methodology and database to evaluate a potential portfolio purchase. The Company has developed a large and valuable database of performance characteristics from the over $3 billion of receivables it has purchased since inception that enables it to predict future portfolio performance. This methodology and database comprise the model which the Company uses to analyze and price the potential portfolio purchase. The Company believes that its methodology permits it to accurately price portfolio purchases so it may realize an appropriate return on capital from its new credit card originations and the subsequent cash flows generated from these new credit cards.


         MARKETING AND CARD ORIGINATION:

         MARKETING STRATEGY. Once a portfolio acquisition is completed, the receivables and accounts in an acquired portfolio are processed by the Company's marketing and card origination departments. The Company believes that its consumer friendly and hands-on approach to the consumer is a key component of its business strategy. Many of the receivables acquired by the Company represent obligations of individuals who have, in the past several years, experienced some life-altering event, such as divorce, career displacement or major medical illness, and have recovered or currently are recovering financially from their setback. Potential customers are contacted through direct mail and by telephone and offered the opportunity to settle their debt and obtain an unsecured credit card which can be used to make new purchases. A customer who accepts the Company's offer, and meets the Company's underwriting guidelines, is issued a new unsecured credit card by one of the Company's unaffiliated issuing banks. The card has an outstanding balance and credit limit equal to the amount agreed upon by the customer to settle his outstanding debt. As the customer makes principal payments on the outstanding balance, the customer frees up his credit limit for new purchases. In addition, the Company may increase the credit limit for customers who make a certain number of payments on the settled amount. The Company reports the payment history on the credit card to the major credit bureaus. The Company believes that its credit card product provides its customers with an opportunity to establish a positive payment history on their credit record by making timely and consistent payments on their new credit card.

         The Company believes its credit card product affords it more flexibility in working with the consumer than the originating institution or third-party collection agency who are simply attempting to recover all or a portion of the amount owed on an account. Factors that contribute to this increased flexibility include: (i) the Company is able to settle the account with the consumer at an amount that fits within the consumer's budget because the Company acquired the account at a typical range of 0.50% to 3.00% of the actual outstanding balance; (ii) the Company offers a new unsecured credit card which has utility to the consumer due to its revolving nature; (iii) the Company is not limited by many of the cultural and regulatory constraints that influence account resolution decisions of banks, savings and loan and other financial institutions; and (iv) the Company is not bound by the limited time periods to resolve receivables faced by third-party collection agencies.

         CARD ORIGINATION. In the Company's experience, much of the account information contained in the portfolios it acquires is stale. Accordingly, once a particular portfolio has been purchased, a "scrubbing" process begins. Scrubbing describes the process of electronically updating phone numbers and addresses on each account purchased and searching for bankrupt and deceased accounts. Scrubbing is done pursuant to an agreement with a third party that specializes in locating consumers with little or no credit history. The Company has also developed proprietary models which allow it to focus on accounts with the best marketing potential. The Company believes that using third-party scrubbing services produces quality results and allows it to efficiently focus its resources on marketing and servicing its customers. Contemporaneously with the initial scrubbing, the Company conducts an

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analysis to determine which accounts in the acquired portfolio should be returned to the seller because they do not meet the criteria established for each account under the terms of the portfolio acquisition agreement. Although the terms of each portfolio acquisition agreement differ, examples of accounts that may be returned under the typical portfolio acquisition agreement include debts paid off prior to the Company's acquisition, debts in which the consumer filed bankruptcy prior to the Company's acquisition and debts in which the consumer was deceased prior to the Company's acquisition. Typically, the agreement with the seller of the portfolio allows the Company to return such non-qualifying accounts in the portfolio for a specified period of time, which is generally between 120 and 180 days from the date of purchase. Under the typical portfolio acquisition agreement, the seller either replaces a returned account or refunds the portion of the purchase price attributable to the account.

         Once the portfolio has been scrubbed, the Company uses both direct mail and phone contact to market the credit card product. The Company operates a 25,000 square foot direct mail and account file storage center (the "Mail Center") in Sioux Falls, South Dakota. The Mail Center is equipped with high-speed printing, folding, inserting, zip sorting and mailing equipment capable of sending 100,000 pieces per day. Having its direct mail operations in-house allows the Company to manage high quality direct mail campaigns in a cost-effective manner. The Mail Center is linked electronically with the Company's operation center, allowing the Mail Center to receive database information to print and mail specific mail campaigns. The Company also maintains a trained telemarketing sales force that operates from the Company's Sioux Falls, South Dakota headquarters. The group is supported by a state-of-the-art auto-dialer, which enables telemarketers to effectively manage their large inventory of accounts. The Company employs approximately 70 telemarketers (35 per shift) which results in 100,000 to 150,000 production hours annually. This enables the Company to maximize calling efficiency and customer contact capabilities. The Company currently has space and system capacity to significantly expand its telemarketing staff. The auto-dialer enhances productivity via high-speed dialing coupled with a screening process to detect no-answers, nonexistent numbers and answering machines. This technology allows sales agents to concentrate their efforts on actual customers. Phone numbers are loaded into the auto-dialer and cleared during each shift of sales agents to ensure all numbers have been called. In addition to outbound telemarketing calls, the Company receives incoming calls that are prompted by mailings. Incoming calls are routed directly to the telemarketing department where sales agents service the inquiry.

         The telemarketing agents are trained to understand the customer base, keeping in mind that the individual has experienced collection efforts employed by several agencies. The Company believes the utility of an unsecured credit card often is a major benefit to this segment of consumers because they may not qualify for a traditional unsecured account. The Company also believes that an important feature of its program is the opportunity to settle an old account and to gain the opportunity to establish a positive payment history on one's credit record by making timely and consistent payments on a new credit card.

The table below summarizes the Company's standard credit card program as currently offered:

         Initial Credit Line:       Settlement Amount
         Annual Fee:                $0 the 1st year; $35 annual thereafter
         Interest Rate:             18.9% or 19.9%
         Grace Period:              25 Days
         Late Fee:                  $10.00
         Over Limit Fee:            $10.00
         Cash Advance Fee:          Greater of 2% or $2.00
         Minimum Payment:           Greater of 3% or $10.00

         For any customer who does not wish to maintain a new credit card account but who agrees to settle his previously charged-off debt account, the Company has established a non-card resolutions department whereby the customer can make an installment or lump sum payment to settle his obligation.



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         The Company also offers the convenience of an Automatic Payment Program
("APP") to its customers, whereby the customer authorizes the Company to withdraw from the customer's bank account the monthly minimum credit card payment. Approximately 18% of the Company's customers are currently using APP. Accounts on APP have a lower incidence of delinquency than those accounts that are not on APP.

         Applicants who meet defined underwriting or exception criteria and satisfy all verification standards are notified of acceptance into the program and issued a card. Although the initial credit limit of the credit card is fully utilized when issued, an applicant regains availability of credit on the card as and to the extent the applicant makes principal payments. The applicant may also earn additional credit by establishing a positive payment history with the Company. Applicants failing to meet the defined underwriting or exception criteria or to satisfy all verification standards are notified of denial in accordance with the Equal Credit Opportunity Act. Such applicants are offered installment and lump sum payment options to settle their debt. Historically, over 95% of the applicants have qualified for the credit card.

         Once a customer has accepted the offer and has cleared the underwriting process, the relevant data is transmitted to First Data Resources, Inc. ("FDR") to establish the new account on FDR's credit card processing system. The Company has arranged, through two unaffiliated banks, to issue the credit cards and for FDR to provide certain cardholder services including data processing, card issuance, monthly customer statement processing, and customer correspondence. FDR is a subsidiary of First Data Corporation, a provider of information processing and related services, including cardholder processing and merchant processing, for major financial institutions throughout the United States. The Company believes that outsourcing these services to FDR gives the Company certain operational efficiencies and the flexibility to handle additional growth.

         CUSTOMER SERVICE AND COLLECTIONS:

         The Company believes that in order to maximize the customer's payment performance, it is imperative to have a sophisticated, highly structured hands-on approach to educating and servicing the customers and addressing situations that would result in default without attention and assistance from the Company. The front-end servicing group, the customer service group, and the back-end servicing group are key components of the Company's credit card servicing and collections functions.

         The front-end servicing group conducts, among other services, the Company's "Welcome Aboard" program by verifying that the customer has received the credit card and that the customer thoroughly understands the program and how to use the credit card. In addition, the front-end servicing group places calls to customers at other critical junctures, including approximately ten days prior to the first payment due date and at various other specified times if a customer becomes delinquent in his payments. The front-end servicing group also pursues all first payment defaults and handles the majority of inbound collection calls. These calls are a part of the Company's educational approach with customers that stresses the importance and benefits of making timely and consistent payments.

         The customer service group handles calls from customers regarding their accounts, including balance inquiries, billing inquires and disputes, requests for replacement cards, requests for temporary credit line increases and requests for evidence of account activity. Customer service representatives counsel the customer on use of the card and continue the process of instilling the importance and benefits of making timely and consistent payments.

         The back-end servicing group is responsible for collection of delinquent credit card accounts in a prompt, professional and thorough manner in order to reduce net credit losses. The Company uses state of the art predictive and power dialing technology to maximize collector productivity, and heavily emphasizes the "instant payment" products such as Western Union Quick Collect. Collection calls are prioritized based on models developed by the Company for their specific customer base. The Company maintains a strict reage policy which allows accounts to


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be reaged if the cardholder displays a desire to correct the status of the account as well as an ability to continue making monthly payments on the account. The Company has systemic restrictions in place which prevent customer service representatives from performing unauthorized reaging of accounts. In an effort to maximize cash flow, the settlement of an account may be negotiated in cases where the Company has determined that the account is destined to become a charge-off and there is no potential to retain the customer. Accounts are charged off and taken as a loss either after formal notification of bankruptcy or when they become contractually 120 days past due. Accounts identified as fraud losses are immediately reserved for and charged off no later than 90 days after the last activity. Charged-off accounts are referred to the Company's Resolutions Department for further recovery efforts.

         FINANCINGS, RECEIVABLE SALES, AND SECURITIZATIONS:

         An important piece of the Company's business strategy is to securitize seasoned receivables and/or sell receivables to third parties for cash, thereby realizing an economic gain in an amount equal to the excess of the cash proceeds from the sale or securitization over the Company's cost basis in the receivables. To date, the Company has considered an account available to sell or securitize when the consumer has made eight or more on-time payments on the consumer's outstanding credit card balance.

         The Company has significant ongoing cash needs to fund its operations and to fund the purchase of non-performing consumer debt portfolios. The Company's ability to sell or securitize the receivables and/or finance these receivables on-balance sheet is critical to the future and growth of the business. In order to sell or securitize its receivables, the Company maintains a detailed database concerning the status and performance of each of the receivables in its portfolio. Maintaining this database is necessary for the Company to provide historical performance information to potential lenders and purchasers of its receivables. Potential lenders and purchasers assess the Company's portfolio of receivables according to a variety of factors including monthly repayment rates by the cardholders and annualized default rates.


         During the fiscal year ended May 31, 1999, the Company sold approximately $7.0 million in credit card receivables to an unaffiliated bank for $5 million. In addition, the Company completed three securitizations of seasoned credit card receivables ("Receivables") with a principal balance of approximately $20.4 million with three unconsolidated wholly-owned qualified special purpose entities ("SPE's"). All credit cards sold in these transactions were current with a minimum of eight consecutive payments made on each account. The SPE's financed the purchase of the Receivables by issuing a series of senior beneficial interests to an investment bank totaling approximately $13 million. The Company sold the Receivables to the SPE's for approximately $17.3 million. The difference between the sales price and debt proceeds was accounted for as a retained interest on the Company's balance sheet. In November 1999, the Company sold its retained interest in the three SPE's to the senior beneficial interest holder for approximately $8.6 million in cash. Subsequent to the stock sale, the Receivables owned by the SPE's were sold to an unaffiliated credit card bank by the investment bank that now held 100% of the beneficial interests. The Company intends to securitize receivables in the capital markets and sell receivables to unaffiliated credit card banks in the ordinary course of business.


         The Company also maintains a senior secured revolving credit line with Coast Business Credit, a division of Southern Pacific Bank. The credit line was established in May 1998 for $5 million and was subsequently increased to $10 million in June 1999 and to $15 million in December 1999. The line of credit expires in June 2001 and is secured by substantially all of the Company's assets. Borrowings under the credit line are based on a formula which is dependent primarily upon the performance and seasoning of the Company's credit card receivables.

         The Company has also received secured financing from a related party, JLB of Nevada, Inc., which is subordinated to the Company's senior secured revolving credit line. See "Item 7 - Certain Relationships and Related Transactions." The principal amount outstanding of these subordinated notes, excluding accrued interest, totaled $10,009,042 at May 31, 1997, $27,674,940 at May 31, 1998 and $17,674,940 at May 31, 1999.


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         In October 1999, the Company established a $17.5 million secured revolving credit line with General Electric Capital Corporation to finance the acquisition of non-performing consumer debt portfolios. The borrower is a bankruptcy remote special purpose entity, Credit Store Capital, Corp. ("CSCC"), established by the Company for this transaction. Borrowings are non-recourse to the Company and based on the age of the non-performing consumer debt portfolios acquired by the Company coupled with contracts that CSCC enters into to resell portfolios to other debt buyers. The transfer of receivables to CSCC by the Company does not qualify for sale treatment under SFAS 125. CSCC will be fully consolidated with the Company's financial results.


COMPETITIVE CONDITIONS

         The Company experiences competition in all segments of its business operations. The Company competes with a wide range of third-party collection companies and other financial services companies seeking to purchase portfolios of non-performing consumer debt and with traditional collection companies seeking consignments of such debt for collection. The Company also competes with companies that provide financing to consumers that have previously defaulted on a debt obligation. As more buyers enter the market to purchase portfolios of non-performing consumer debt, the price for the purchase of such portfolios may increase and the Company's business strategy may become less profitable or viable. Some of these competitors may have substantially greater personnel and financial resources than the Company. The Company believes it competes effectively based on what it believes are superior information technology capabilities, which enable it to evaluate and purchase receivables more effectively than some of its competitors. Further, the Company believes it differentiates itself from most of its competitors through its innovative credit card program, which allows the consumer to resolve a prior obligation in a positive manner.

         The Company anticipates that additional competitors will seek to enter its niche within the financial services market. Because of the high costs in developing and servicing a credit card program and the high costs of acquiring non-performing consumer debt, the Company believes that new competitors will likely be large, established finance companies.


GOVERNMENT REGULATION

         The Company's collection practices, business operations and credit card receivables are subject to numerous federal and state consumer protection laws and regulations imposing licensing and other requirements with respect to purchasing, collecting, making and enforcing consumer loans. The Company conducts periodic compliance reviews and, if necessary, implements procedures to bring the Company into compliance with all applicable state and federal regulatory requirements. The failure to comply with such statutes or regulations could have a material adverse effect on the Company's results of operations or financial condition.

         The Fair Debt Collection Practices Act (FDCPA) and comparable state statutes establish specific guidelines and procedures that debt collectors must follow to communicate with consumer debtors, including the time, place and manner of such communications. It is the Company's policy to comply with the provisions of the FDCPA and comparable state statutes in all of its collection activities, although it may not be specifically subject thereto. If these laws apply to some or all of the Company's collection activities, the Company's failure to comply with such laws could have a material adverse effect on the Company.

         As a purchaser of consumer receivables, the Company may acquire certain receivables subject to legitimate claims, defenses or rights of offset on the part of the consumer. As a result, the Company may not be able to collect certain receivables it has purchased. For example, the Company, as previously described, acquires "out of statute" accounts which are subject to a statute of limitations defense, and may also acquire some credit card accounts where customers cannot be held liable for, or their liability may be limited with respect to, charges to a credit card account that were a result of an unauthorized use of a credit card.

         The relationship of a customer and a credit card issuer is extensively regulated by federal and state consumer protection and related laws and regulations. While the Company itself is not a credit card issuer, because many of its receivables are originated through credit card transactions, certain of the Company's operations are affected by such laws and regulations. Significant laws include the Federal Truth-In-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Electronic Funds Transfer Act (and the Federal Reserve Board's regulations which relate to these Acts), as well as comparable statutes in those states in which customers reside or in which the originating institutions are located. State laws may also limit the interest rate and the fees that a credit card issuer or other consumer lender may impose on its customers. Among other things, the laws and regulations applicable to credit card issuers impose disclosure requirements when a credit card account is advertised, when it is applied for and when it is opened, at the end of monthly billing cycles and at year end. Federal law requires credit card issuers to disclose to consumers the interest rates, fees, grace periods and balance calculation methods associated with their credit card accounts, among other things. In addition, customers are entitled under current laws to have payments and credits applied to their credit card accounts promptly, to receive prescribed notices and to require billing errors to be resolved promptly. In addition, some laws prohibit certain discriminatory practices in connection with the extension of credit. Failure by the originating institutions or the Company to comply with applicable statutes, rules and regulations could create claims and/or rights of offset by the customers which could have a material adverse effect on the Company.

         Changes in any such laws or regulations, or in the interpretation or application thereof, could have a material adverse effect on the Company. Various proposals which could affect the Company's business have been introduced in Congress in recent years, including, among others, proposals relating to imposing a statutory cap on credit card interest rates, substantially revising the laws governing consumer bankruptcy, limiting the use of social security numbers, permitting affiliations between banks and commercial, insurance or securities firms, and other regulatory restructuring proposals. There have also been proposals in state legislatures in recent years to restrict telemarketing activities, impose statutory caps on consumer interest rates, limit the use of social security numbers and expand consumer protection laws. It is impossible to determine whether any of these proposals will become law and, if so, what impact they will have on the Company.

         Due to the consumer-oriented nature of the collections and credit card industry, there is a risk that the Company or other industry participants may be named as defendants in litigation involving alleged violations of federal and state laws and regulations, including consumer protection laws and consumer law torts, including fraud. A significant judgment against the Company or within the industry in connection with any such litigation could have a material adverse effect on the Company's results of operations or financial condition. See "Item 8 - Legal Proceedings."


EMPLOYEES

         As of November 30, 1999, the Company had 314 employees. No employee group is covered under a collective bargaining agreement. The Company conducts on-site training in all facets of its business and does not anticipate difficulties in hiring from the local market. The Company believes its relationship with its employees is good.


TECHNOLOGY AND SYSTEMS

         The Company utilizes a variety of management information and telecommunications systems to enhance productivity in all areas of its business. The Company utilizes the latest technology in its operations and employs multiple levels of backup to minimize the risk of systemic breakdown.

         The Company implemented a new proprietary credit card origination and servicing system ("NOCS") in fiscal year 1999 which, among other advances, made the Company Year 2000 compliant. NOCS puts all aspects of the Company's operation on a seamless platform from the time a new portfolio is purchased until an account is converted to a new credit card and set up on the First Data Resources ("FDR") credit card servicing platform. NOCS includes specialized applications for telesales, underwriting, non-card collections, payment processing, account scrubbing, portfolio stratification, and customer service.

         The overall computing platform is client-server, Windows NT/SQL based, and is scaleable to accommodate the Company's growth plans. The Company employs the latest technology in telephony, including a predictive auto-dialer and voice recognition technology. The telephony platform is capable of supporting in excess of 2000 workstations and the Company believes it is easily expandable to accommodate the Company's growth plans.

         The Company uses FDR as its third party processor of credit card data and merchant interchange. FDR also processes and mails the monthly cardholder statements. FDR, the largest card processor in the world, provides these services to major financial institutions throughout the United States.

         The Company uses image-based technology and processing to minimize paper flow wherever possible. The Company has also invested in the latest electronic data warehousing technologies to support its data mining strategies. The Company believes data warehousing gives it a distinct competitive advantage in the portfolio analysis and acquisitions aspect of its business. In addition, the Company believes data warehousing will give it an advantage in the securitization markets through its ability to provide a sophisticated level of performance detail to investors.


IMPACT OF THE YEAR 2000 COMPUTER PROBLEM

         OVERVIEW. The Year 2000 issue arises out of potential problems with computer systems or any equipment with computer chips that use dates where the date has been stored as just two digits (e.g., 98 for 1998). On January 1, 2000, any clock or date recording mechanism, including date sensitive software, which uses only two digits to represent the year, might have recognized a date using 00 as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations and cause a disruption of operations, including, among other things, a temporary inability to process transactions, send letters and statements or engage in similar activities.

         STATE OF READINESS. The Company believes it has replaced or modified all of its material computer systems and business applications software so that its computer systems will properly utilize dates beyond December 31, 1999 and does not believe that any further material expenditures will be necessary to make these systems Year 2000 compliant. The Company created a Year 2000 Project Team which identified all internal systems and third party vendors and evaluated them as critical or non-critical. The team then evaluated and addressed all systems and any Year 2000 issues applicable to each system. Throughout this process, comprehensive Year 2000 information was documented and saved.

         Most of the Company's major vendors are large institutions, which the Company believes either are or will become Year 2000 compliant due to the regulated nature of their businesses and the size and financial strength of these businesses. To date, the Company has been able to convert data received from lenders and other third parties rendering it Year 2000 compliant and expects that it will continue to be able to do so in the future.

         The Company believes that its most critical outside vendor is FDR, which provides services to the Company, including data processing, card issuance, monthly customer statement processing and customer correspondence. The Company believes that FDR applied substantial time and resources into its Year 2000 compliance efforts. FDR has certified to the Company that all FDR systems are Year 2000 compliant. As of February 22, 2000 the Company has experienced no vendor related Year 2000 issues.


         COSTS. To date, the Company has incurred less than $100,000 in third-party expenses as a result of the Company's Year 2000 compliance efforts. The Company believes it has replaced or modified all of its critical computer systems and business applications software in the normal course of its business expansion and that its computer systems are currently Year 2000 compliant. The Company used in-house programmers for most of the modifications and did not separately account for the costs of making these systems Year 2000 compliant. Year 2000 issues with third-party processing vendors were addressed internally between the Company and each specific vendor. The Company currently does not expect to incur additional expenses for Year 2000 efforts. The Company has not experienced any adverse systems or vendor effects of the Year 2000 issue and, therefore, the Company's business, operating results, and financial position were not impacted negatively as of April 1, 2000.


         WORST-CASE SCENARIO. The Company believes that its worst-case scenario is that its outside vendors (such as FDR) are not Year 2000 compliant due to unforeseen or unexpected problems with their systems that their Year 2000 testing did not discover and that there are errors and/or delays in processing or billing the credit card accounts. Since FDR services all of the Companies credit card receivables, any Year 2000 problem at FDR could cause a material disruption in the Company's business. Management believes that the cost of any such disruption would have a material adverse effect on the Company's results and financial condition.


         RISKS. The Company has not experienced and is not currently aware of any internal Year 2000 compliance problem that could reasonably be expected to have a material adverse effect on the Company's business, operating results or financial condition. However, the Company may discover unanticipated Year 2000 compliance problems in the Company's computer infrastructure that will require substantial revisions or replacements. In addition, third-party software, hardware, or services incorporated into our material systems or other systems upon which we rely may need to be revised or replaced. Such revisions and replacements could be time consuming and expensive.

         The computer systems of governmental agencies, utility companies, third-party service providers and others outside of our control may not be Year 2000 compliant. The failure by such entities to achieve timely Year 2000 compliance could result in a systemic failure beyond our control, such as prolonged telecommunications or electrical failures. If a protracted disruption in electrical power or telecommunications services were to occur, the Company's collection and marketing efforts, and therefore its operations, could be materially adversely affected.

         CONTINGENCY PLAN. The Company has contingency plans that include, in the event of computer hardware or software non-compliance, identification and replacement of critical products as appropriate. In the event of vendor-related Year 2000 problems, alternate vendors who have the ability to provide similar products or services have been identified. The Year 2000 project team will continue to test, monitor, evaluate, and address any Year 2000 issues that may arise in the future.

THIRD-PARTY SERVICING

         At November 30, 1999, the Company serviced approximately 20,000 accounts subject to third party servicing agreements. The Company intends to concentrate on servicing its own accounts and accounts that it has either securitized or sold to third party investors.


ITEM 2 - FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

         The following selected financial data presented below should be read in conjunction with the Company's consolidated financial statements and the notes thereto. The selected statement of operations data with respect to the years ended December 31, 1994 and 1995 and the period from January 1, 1996 to October 8, 1996 and the selected balance sheet data at December 31, 1994 and 1995 and at October 8, 1996 are derived from the audited financial statements of the Company's predecessor, SOIC. The statement of operations data with respect to the years ended May 31, 1997, 1998 and 1999 and the balance sheet data at May 31, 1997, 1998 and 1999 are derived from, and are qualified by reference to, the Company's audited financial statements included elsewhere herein. The consolidated financial statements for the years ended May 31, 1998 and 1999 were audited by Grant Thornton, LLP, independent auditors, and the consolidated financial statements for the year ended May 31, 1997 were audited by Tanner & Co., independent auditors. The selected financial data as of November 30, 1998 and 1999 for the six months then ended were derived from the Company's unaudited consolidated financial statements included elsewhere herein and, in the opinion of management, includes all material adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for such periods. Operating results for the six months ended November 30, 1999 are not necessarily indicative of results that may be expected for the remainder of the fiscal year ending May 31, 2000. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" below.


                                     PREDECESSOR(1)                                         COMPANY
                           ------------------------------------------------------------------------------------------------------

                                                   JANUARY 1,
                             FOR THE YEAR ENDED    1996 TO              FOR THE YEAR ENDED                FOR THE SIX MONTHS
                                DECEMBER 31        OCTOBER 8,                  MAY 31                      ENDED NOVEMBER 30

                           -----------------------             ---------------------------------------- -------------------------

                              1994        1995        1996         1997          1998         1999         1998         1999
                           ----------- ----------- ----------- ------------- ------------- ------------ ------------ ------------
CONSOLIDATED OPERATIONS
DATA:

Income from credit
  card receivables*                                             $    971,174  $  3,951,602  $ 6,438,460  $ 3,029,342   $ 4,961,764


Revenue in excess of
  cost recovered*                                                      3,934     8,138,122   22,308,908   10,492,017    10,209,919


Gain on sale of                                                            -             -   11,851,080    5,649,418     6,336,221
portfolios*

Servicing fees and
  other income             $ 9,052,306 $ 6,528,503  $ 2,078,506    1,601,228     1,292,596    1,564,356    1,013,632     1,346,061

                           ----------- ----------- ------------ ------------   ----------- ------------ ------------  ------------

                                     PREDECESSOR(1)                                            COMPANY
                           ------------------------------------------------------------------------------------------------------

                                                   JANUARY 1,
                             FOR THE YEAR ENDED    1996 TO               FOR THE YEAR ENDED                FOR THE SIX MONTHS
                                DECEMBER 31        OCTOBER 8,                  MAY 31                       ENDED NOVEMBER 30

                           -----------------------             ---------------------------------------- -------------------------

                              1994        1995        1996         1997          1998         1999         1998         1999
                           ----------- ----------- ----------- -------------   ------------- ------------ ------------ ------------

Total revenue               9,052,306   6,258,503   2,078,506     2,576,336       13,382,320   42,162,804   20,184,409   22,853,965


Provision for losses                -          -          -       1,494,001        6,483,736    4,607,081    2,559,044    3,737,867
                           ----------- ----------- ------------ ------------   ------------- ------------ ------------ ------------

Net revenue                 9,052,306   6,258,503   2,078,506     1,082,335        6,898,584   37,555,723   17,625,365   19,116,098


Net income (loss)           2,242,672   2,727,711  (1,512,488)  (14,405,555)     (29,445,031)   3,875,680      673,241      526,541

Dividends on
  preferred stock*                                                   (7,397)        (399,996)  (1,799,999)    (799,999)  (1,000,000)
                           ----------- ----------- ----------- -------------   ------------- ------------ ------------ ------------
Net income (loss)
  applicable to common
  shareholders             $2,242,672  $2,727,711  $(1,512,488)$(14,412,952)    $(29,845,027) $ 2,075,681  $  (126,758) $  (473,459)
                           =========== =========== =========== =============    ============= ============ ============ ============

Net income (loss) per
  common share, basic      $     0.45  $      0.55 $     (0.30)$      (0.56)    $      (0.90)  $     0.06  $     (0.00) $     (0.01)
                           ----------  ----------- ----------- ------------     ------------- ------------ ------------ ------------
Net income (loss) per
common share, diluted      $     0.45  $      0.55 $     (0.30)$      (0.56)    $      (0.90)  $     0.05  $     (0.00) $     (0.01)
                           =========== =========== =========== =============    ============= ============ ============ ============

CONSOLIDATED BALANCE
SHEET DATA:

Cash and restricted cash   $  515,600  $   279,357 $    58,162 $  2,685,581     $  8,205,071   $4,283,930  $ 3,444,862  $ 5,273,121

Investment in
  on-performing
  consumer debt, net*                                             8,193,453        5,672,514    3,016,697    5,823,528    4,237,335

Credit card receivables,                                          2,566,909       12,919,970   18,631,403   17,164,632   26,020,644
net*

Notes payable                       -            -   1,158,336      428,973        5,902,041    6,086,766    5,775,711   13,649,987

Subordinated notes and
  accrued interest-related
  party                            -            -     880,000    10,446,043       31,807,322    19,246,595  23,183,213    19,591,152
                                                               -------------    ------------  ------------ ------------ ------------

Total assets                1,547,899     524,579   2,884,860    24,743,871       39,723,418    45,780,956  41,260,596    50,609,385


                                     PREDECESSOR(1)                                            COMPANY
                           ------------------------------------------------------------------------------------------------------

                                                   JANUARY 1,
                             FOR THE YEAR ENDED    1996 TO               FOR THE YEAR ENDED                FOR THE SIX MONTHS
                                DECEMBER 31        OCTOBER 8,                  MAY 31                       ENDED NOVEMBER 30

                           -----------------------             -----------------------------------------  -------------------------

                              1994        1995        1996         1997           1998          1999          1998         1999
                           ----------- ----------- ----------- ------------   ------------  ------------  ------------ ------------

Total liabilities           784,695     279,960     4,007,145     18,118,396    47,366,530    33,692,311    37,546,119   39,597,298

Total stockholders'
  equity (deficit)          763,204     244,619    (1,122,285)     6,625,475    (7,643,112)   12,088,645     4,008,178   11,012,087

SELECTED OPERATING DATA:

Outstanding balance of
  non-performing debt
  acquired during the                                         $1,067,579,343  $890,634,206  $891,904,454  $627,945,069 $780,374,021
  period*

Credit card receivables
owned and managed*                                                35,709,395    84,830,552    89,149,715    91,477,519   87,734,443

Number of accounts
  owned and managed*                                                  26,803        84,351        94,278        88,564       94,733

Total employees, end
  of period*                                                             233           292           305           294          314
---------------------

*   Information not applicable for predecessor company.

(1) The information for the fiscal years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to October 8, 1996 relates to SOIC, the Company's predecessor. See "Item 1 -- Business -- General Development of Business" and Note A of Notes to Consolidated Financial Statements.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following management's discussion and analysis focuses on those factors that had a material effect on the Company's financial results of operations and financial condition for fiscal years ended May 31, 1997, 1998 and 1999 and the six months ended November 30, 1998 and 1999. The following discussion of the Company's financial condition and results of operations should be read in connection with the Company's consolidated financial statements and notes thereto appearing elsewhere herein. The following discussion contains certain forward-looking statements that involve risk and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties related to the need for additional funds, the rapid growth of the operations and the ability of the Company to operate profitably after the initial growth period is completed. For a more extensive discussion of such risks and uncertainties, see "Cautionary Statements and Factors that may Affect Future Results" below.

OVERVIEW

         The Credit Store, Inc. is a technology based, financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. The Company reaches these consumers by acquiring portfolios of non-performing consumer receivables and offering a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt and who meet the Company's underwriting guidelines. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. After the consumers have made a certain number of on-time payments on their outstanding credit card balance, the Company seeks to finance, sell, or securitize the credit card receivables generated by this business strategy. The Company offers other forms of settlement to those consumers who do not accept the credit card offer.

         The Company was incorporated in 1972 in Utah as Valley West Development Corporation, changed its corporate domicile to Delaware in 1995, and changed its name to Credit Store, Inc. on October 8, 1996. Prior to October 8, 1996, the Company discontinued operations of its prior line of business, which was unrelated to its current operations. On December 4, 1996, the Company acquired from Taxter, all the capital stock of Holdings. At the time of the acquisition, Holdings' sole asset was the capital stock of SOIC, which had been engaged since January 1996 in the business of acquiring non-performing consumer debt portfolios, and the marketing and servicing of credit cards generated from these portfolios. From 1982 through December 1995, SOIC had been a marketer and servicer of secured credit cards for a South Dakota bank under a contractual arrangement which expired in December 1995. Following the acquisition of Holdings, the Company engaged directly, and through SOIC and its affiliates, in the acquisition of non-performing consumer debt and the marketing and servicing of credit cards generated from these portfolios. In February 1998, Holdings and Credit Store Mortgage, Inc., a wholly owned subsidiary of the Company, were each merged into the Company and the Company's name was changed to The Credit Store, Inc. As a result of the above, and because the Company had no operations during the period from May 31, 1996 to October 8,1996, the operations for the period ended May 31, 1997 are not comparable to any prior period, including the period immediately prior to the acquisition when the predecessor was owned and managed by different groups. Further, the operations of the Company's predecessor, SOIC, did not include many of the activities currently engaged in by the Company.

ACCOUNTING.

          INVESTMENTS IN NON-PERFORMING CONSUMER DEBT AND THE IMPACT OF COST RECOVERY ACCOUNTING. The Company accounts for its investments in non-performing consumer debt in accordance with the provisions of the American Institute of Certified Public Accountants' Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans," which prescribes two methods (yield method and cost recovery method) for amortizing the excess of face value over the purchase price of acquired portfolios. Under Practice Bulletin 6, a company may use the yield method of accounting if the company has the experience and data to predict the amount and timing of collections that will be received from the acquired portfolio. Under the yield method, the acquirer makes an estimate of the amount and timing of collections on an acquired portfolio and accretes the discount into income over the economic life of the acquired portfolio according to an internal rate of return established for the acquired portfolio. Given the Company's short history, the Company believes it is required to use the cost recovery method to account for the acquired portfolios. The Company adopted cost recovery in fiscal year 1998 and restated fiscal year 1997 to conform to the cost recovery presentation. Under the cost recovery method, the Company records the purchase price of a portfolio and any costs directly related to the purchase as an investment in non-performing consumer debt on the balance sheet. Cash flows related to the acquired portfolio are applied to reduce the investment on the balance sheet to zero prior to recognizing revenue from that portfolio. Once the cost of a portfolio has been recovered, the ensuing cash flow is recorded as the excess of revenue over cost recovered. The application of cost recovery can have a material impact on revenue and net income during periods of increasing or decreasing portfolio acquisitions. The Company made significant investments in portfolio acquisitions during fiscal years 1997 and 1998 totaling $14.3 million and $15.6 million, respectively. The application of cost of recovery resulted in decreased revenue during the period, since cash flows from an acquired portfolio are applied first to reduce the investment in that portfolio to zero, which takes between 9 and 13 months on the average, depending upon the performance of the acquired portfolio. During the same period, the Company expensed, as incurred, all costs associated to market and service the portfolios which, when, combined with the effects of cost recovery on revenue, contributed to the large losses experienced in fiscal years 1997 and 1998. During fiscal year 1999, the majority of the portfolios acquired during the two preceding years experienced full cost recovery, leading to a significant increase in revenue in excess of cost recovered. In addition, portions of the Company's performing credit card receivables had matured to the point where the Company was able to sell and securitize certain portfolios at prices well in excess of the cost bases of those receivables, generating gains on the sale of those portfolios. The above factors combined to generate net income of $3.9 million in fiscal 1999 compared to a net loss of $29.8 million in fiscal year 1998.


         CREDIT CARD RECEIVABLES. The Company records the amounts funded for new purchases and cash advances, accrued interest on new purchases and cash advances, and accrued fees, less a provision for losses as net credit card receivables, on the balance sheet. However, this amount is substantially below the amount owed to the Company by the cardholder, which amount includes new purchases and cash advances, accrued interest and fees, along with the remaining balance of the original settlement amount. For example, at May 31, 1999, the Company owned $55,184,540 in credit card receivables, while the amount of funded purchases and cash advances, accrued interest on the purchases and advances, and accrued fees, were recorded on the Company's balance sheet as $21,879,209. The difference represents the remaining balance of the original settlement amount on the Company's portfolio of performing credit card receivables.


         SECURITIZATIONS. The Company completed three securitizations of credit card receivables ("Receivables") with a principal balance of approximately $20.4 million with three unconsolidated wholly-owned qualified special purpose entities ("SPE's). All credit cards sold in these transactions were current with a minimum of eight consecutive payments made on each account. The SPE's financed the purchase of the Receivables by issuing a series of senior beneficial interests to an investment bank totaling approximately $13 million. The Company sold the Receivables to the SPE's for approximately $17.3 million. The difference between the sales price and debt proceeds was accounted for as a retained interest on the Company's balance sheet.


         Under the provisions of SFAS 125, the securitizations are accounted for as sales. As a result, the Company recognized a pre-tax gain of approximately $8 million and recorded a retained interest in securitized credit card receivables at an allocated basis in the amount of approximately $1.3 million based on its relative fair value. At May 31, 1999, the allocated basis amount was adjusted to a fair value of approximately $5.1 million, resulting in approximately $3.8 million of unrealized gain on the retained interest in securitized credit card receivables. The unrealized gain was recorded net of tax of approximately $1.3 million, resulting in approximately $2.5 million as a separate component of stockholders' equity and a component of Consolidated Statement of Operations and Comprehensive Income (Loss). In estimating the fair value of the retained interest, the Company has estimated net cash flows based on the Company's historical collection results for similar receivables and discounted it using an appropriate rate.

         The retained interest in securitized credit card receivables is treated as a debt security classified as available-for-sale in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and is carried at fair value. At the time of securitization, the retained interest is initially recorded at the basis allocated in accordance with SFAS No. 125. This original cost basis is adjusted to fair value, which is based on the discounted anticipated future cash flows on a "cash out" basis, with such adjustment (net of related deferred income taxes) recorded as a component of other comprehensive income. The cash out method projects cash collections to be received only after all amounts owed to investors and lenders have been remitted.

         Income on the retained interest is accrued based on the effective interest rate applied to its original cost basis, adjusted for accrued interest and principal paydowns. The effective interest rate is the internal rate of return determined based on the timing and amounts of anticipated future cash flow projections for the underlying pool of securitized credit card receivables. The Company monitors impairment of the retained interest based on discounted anticipated future cash flows of the underlying receivables on a cash out basis compared to the original cost basis of the retained interest, adjusted for accrued interest and principal repayments.

         In November 1999, the Company sold its retained interest in the SPE's to the investment bank, who held the senior beneficial interests issued by the SPE's. Given the limitations placed on the activities of the SPE's and the general lack of liquidity inherent in the retained interest, the Company accepted an offer from the investment bank to purchase the retained interest for approximately $8.6 million in cash resulting in a pretax gain of approximately $6.5 million.

         COMPREHENSIVE INCOME. The Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. All items required to be recognized under accounting standards as components of comprehensive income are required by SFAS No. 130 to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. Pursuant to SFAS No. 130, an enterprise must classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Reclassification of financial statements for earlier periods provided for comparative purposes is required. For the year ended May 31, 1998, the Company had no sources of other comprehensive income. For the year ended May 31, 1999, the Company's investment in securitizations is classified as available for sale; and, therefore, in accordance with SFAS No. 115, the Company recognizes as other comprehensive income the unrealized gains or losses for the difference between the amortized cost and estimated fair value, net of tax.

RESULTS OF OPERATIONS

         FISCAL YEAR ENDED MAY 31, 1999 COMPARED TO FISCAL YEAR ENDED MAY 31, 1998:


          REVENUES. Total revenue for the fiscal year ended May 31, 1999 was $42,162,804, a 215% increase from $13,382,320 during the same period ended May 31, 1998. The increase was primarily due to a combination of increased revenues from a maturing credit card portfolio, portfolio securitizations and portfolio sales. Income from credit card receivables increased 63% from $3,951,602 to $6,438,460 due to an increase in the weighted average credit card receivables funded. Income from credit card receivables represents interest and fees on new advances or purchases made by holders of the Company's credit cards on an accrual basis. Revenue in excess of costs recovered increased 174% from $8,138,122 to $22,308,908 due to increased cash flow related to acquired portfolios and the effect of fully recovering the acquisition costs on the majority of the portfolios acquired during the two previous fiscal years. The Company's performing credit card receivables had matured to the stage where the Company achieved the sale or securitization of approximately $27.4 million in receivables. The Company's portfolio sales and securitizations resulted in an $11,851,080 gain on sales of portfolios representing the excess of cash proceeds over the cost basis in those assets. There were no such sales in the previous fiscal year. Servicing fees and other income increased 21% from $1,292,596 to $1,564,356 due to a higher average number of accounts under management subject to a servicing fee. The provision for losses decreased 29% from $6,483,736 to $4,607,081 based on the experience of a more matured portfolio. The above combined to produce net revenue of $37,555,723 for the fiscal year ended May 31, 1999, a 452% increase over $6,802,717 recorded for the fiscal year ended May 31, 1998.



         EXPENSES. Salaries and employee benefits decreased 6% from $13,268,863 to $12,484,582 based on an average lower number of full-time personnel. Interest expense decreased 15% from $4,760,905 in fiscal year 1998 to $4,029,491 in fiscal year 1999 based on a lower average amount of debt outstanding due to the conversion of $10 million of subordinated debt to preferred stock in May 1998 and the conversion of $10 million of subordinated debt in August 1998 and a reduction in the interest rate on senior debt. Professional fees decreased 36% from $4,215,891 in fiscal year 1998 to $2,701,016 in fiscal year 1999 as the Company moved beyond its startup period requiring fewer outside professional services. Depreciation and amortization decreased 19% from $3,223,620 in fiscal year 1998 to $2,614,216 in fiscal year 1999. Fiscal year 1998 included an $816,667 writedown of existing software systems. Third party card service fees increased 36% from $3,486,915 in fiscal year 1998 to $4,733,528 in fiscal year 1999, in line with the increase in the average number of accounts under management. Mail processing fees increased 28% from $1,121,623 in fiscal year 1998 to $1,434,506 in fiscal year 1999 largely in line with increased marketing campaigns on existing portfolios of non-performing debt. Rental expenses decreased 7% from $825,517 in fiscal year 1998 to $766,832 in fiscal year 1999. Royalty expense, pursuant to a mutual business development agreement, increased 644% from $207,238 in fiscal year 1998 to $1,541,944 in fiscal year 1999. The royalty expense is accrued when new credit card accounts make their third payment according to the terms of the cardholder agreement. Increased royalty expense is due to a higher percentage of cards reaching a third payment due to a more thorough sales process and better account retention in the early months of a new account. Other operating expenses as a group were stable, increasing 2% from $5,233,043 in fiscal year 1998 to $5,360,337 in fiscal year 1999.



         The above combined for income before taxes of $1,889,271 in fiscal year 1999 compared to a loss before taxes of $29,445,031 in fiscal year 1998. The historical losses of the Company have resulted in net operating loss carryforwards of approximately $49 million at May 31, 1999. These deferred tax assets may be applied against positive earnings in subsequent years to reduce taxable income of the Company on such earnings. However, these tax assets may not be utilized, if ever, until the Company achieves, or can demonstrate that it will achieve, ongoing profitability. Accordingly, the Company has established a valuation allowance for those deferred tax assets. As established, the valuation allowance was based on a number of factors, including the Company's historically large losses and the Company's achieving profitable operations only recently. In addition, federal tax regulations also may reduce the amount of tax assets that the Company may use in subsequent periods. Considering these factors, the Company only recognized a limited amount of its deferred tax assets in fiscal year 1999 and did not record any tax benefit in fiscal year 1998. Therefore, the loss before and after taxes was $29,445,031 for fiscal year 1998. In valuing the net operating losses as of May 31, 1999, the Company recognized a tax benefit of $1,986,409 resulting in net income of $3,875,680 for fiscal year 1999. The Company will continue to value the net operating losses and will recognize tax benefits as the analyzed factors indicate that it is more likely than not that the future benefits will be realized.



          NET INCOME (LOSS). Dividends on preferred stock have accumulated but have not been declared and are not yet payable. The Company, however, treats the dividends as declared and payable for the purpose of calculating net income applicable to common shareholders and earnings per share. Preferred dividends for fiscal year 1999 increased 350% from $399,996 in fiscal year 1998 to $1,799,999 due to the previously discussed conversion of debt to Series D and E Preferred Stock. After the effect of preferred dividends, net income applicable to common shareholders in fiscal year 1999 was

$2,075,681 in fiscal year 1999 compared to a net loss applicable to common shareholders of $29,845,027 for fiscal year 1998.

         FISCAL YEAR ENDED MAY 31, 1998 COMPARED TO FISCAL YEAR ENDED MAY 31, 1997:



          REVENUES. Total revenue for fiscal year 1998 was $13,382,320, a 419% increase from $2,576,336 during the same period ended May 31, 1997. The increase was primarily due to a combination of increased revenues from a growing portfolios of performing credit card receivables and a full 12 months of operations compared to just under eight months of operations in fiscal year 1997. Income from credit card receivables increased 307% from $971,174 to $3,951,602. Revenue in excess of cost recovered was $8,138,122 in fiscal year 1998 compared to $3,934 in fiscal year 1997 due to the startup nature of the operation in fiscal year 1997. Servicing fees and other income decreased
24% from $1,601,228 to $1,292,596 as the Company de-emphasized servicing for third parties in order to concentrate on servicing and developing its own portfolios.


         The provision for losses increased 333% from $1,494,001 in fiscal year 1997 to $6,483,736 in fiscal year 1998 as the portfolio of performing credit card receivables grew and as the volume of funded cardholder charges and cash advances grew proportionately. This combined to produce net revenue of $6,898,584 for the fiscal year ended May 31, 1998, a 537% increase over net revenue of $1,082,335 produced for the fiscal year ended May 31, 1997.

         EXPENSES. Salaries and employee benefits increased 120% from $6,154,929 to $13,268,863 due to increased full time personnel and a full 12 months of operations. Interest expense increased 533% from $751,729 to $4,760,905 based on a higher level of debt outstanding during fiscal year 1998 versus fiscal year 1997. Professional fees increased 77% from $2,388,274 in fiscal year 1997 to $4,215,891 in fiscal year 1998 as the Company continued to incur expenses related to startup. Depreciation and amortization increased 239% from $952,362 in fiscal year 1997 to $3,223,620 in fiscal year 1998 as the Company invested in equipment and incurred a full year of depreciation related to it. Third party credit card service fees increased 229% from $1,059,282 in fiscal year 1997 to $3,486,915 in fiscal year 1998 due to the increased number of accounts serviced and a full 12 months of fees experienced in fiscal year 1998. All other expenses as a group increased 53% from $4,823,026 in fiscal year 1997 to $7,387,421 in fiscal year 1998 primarily due to the inclusion of a full 12 months of costs in the period.

          NET LOSS. The above factors combined to produce net loss before preferred dividends of $29,445,031 in fiscal year 1998 compared to a net loss before preferred dividends of $14,405,555 in fiscal year 1997. After accounting for preferred dividends of $399,996 in fiscal year 1998 and $7,397 in fiscal year 1997, the net loss applicable to common shareholders was $29,845,027 in fiscal year 1998 compared to $14,412,952 in fiscal year 1997.

       SIX MONTHS ENDED NOVEMBER 30, 1999 COMPARED TO SIX MONTHS ENDED NOVEMBER 30, 1998:


        REVENUES. Total revenue for the six months ended November 30, 1999 was $22,853,965, a 13.2% increase from $20,184,409 recorded during the six months ended November 30, 1998. Gains from portfolio sales and retained interests increased 12.2% from $5,649,418 in the six months ended November 30, 1998 to $6,336,221 in the six months ended November 30, 1999. The Company sold its retained interests in securitizations during the second quarter of fiscal year 2000, but conducted no sales in the first quarter of fiscal year 2000. The Company recorded gains from portfolio sales and securitizations in both the first and second quarters of fiscal year 1999. All other revenue components ("core revenues") increased 13.6% as a group during the first half of fiscal year 2000. Income from credit card receivables (including interest, fees and interchange processing fees) increased 63.8% from $3,029,342 in the six months ended November 30, 1998 to $4,961,764 due to a higher amount of funded credit card receivables during the period. Revenue in excess of costs recovered decreased 2.7% from $10,492,017 to $10,209,919, while servicing and all other income increased from $1,013,632 in the six months ended November 30, 1998 to $1,346,061 in the six months ended November 30, 1999, primarily due to income related to previously securitized portfolios. The provision for losses increased 46.1% from $2,559,044 in the six months ended November 30, 1998 to $3,737,867 in the six months ended November 30, 1999 and increased as a percentage of core revenue from 17.6% in the six months ended November 30, 1998 to 22.6% in the six months ended November 30, 1999 due to a higher level of principal funded on the credit cards, due to the maturing of the portfolio. The above factors combined for a 8.5% increase in net revenue from $17,625,365 in the six months ended November 30, 1998 to $19,116,098 in the six months ended November 30, 1999.

          EXPENSES. Total operating expenses for the first half of fiscal year 2000 increased 1.5% from $17,052,124 in the six months ended November 30, 1998 to $17,303,148 in the six months ended November 30, 1999. Salaries and employee benefits increased 12.6% from $5,878,047 in the six months ended November 30, 1998 to $6,615,777 in the six months ended November 30, 1999, but decreased as a percentage of core revenue from 40.44% in the six months ended November 30, 1998 to 40.05% in the six months ended November 30, 1999. Interest expense decreased 3.6% from $2,219,073 to $2,139,454, based on a lower average amount of debt outstanding. As a percentage of core revenue, interest expense decreased from 15.3% in the six months ended November 30, 1998 to 13.0% in the six months ended November 30, 1999. Professional fees declined 9.8% from $1,229,946 in the six months ended November 30, 1998 to $1,109,517 in the six months ended November 30, 1999 and as a percentage of core revenue declined from 8.5% in the six months ended November 30, 1998 to 6.7% in the six months ended November 30, 1999. Depreciation and amortization increased 5.8% from $1,260,364 in the six months ended November 30, 1998 to $1,333,893 in the six months ended November 30, 1999, but as a percentage of core revenue declined from 9.2% in the six months ended November 30, 1998 to 8.1% in the six months ended November 30, 1999. Third party card service fees increased 3.6% from $2,204,057 in the six months ended November 30, 1998 to $2,282,397 in the six months ended November 30, 1999 and as a percent of core revenue declined from 15.2% in the six months ended November 30, 1998 to 13.8% in the six months ended November 30, 1999 as the Company's cost per account declined. All other expenses as a group declined 10.3% from $4,260,637 in the six months ended November 30, 1998 to $3,822,110 in the six months ended November 30, 1999 due to more efficient operating systems and declines in per unit costs. The Company recorded a $1,286,409 tax expense during the first half of fiscal year 2000 as a result of the gain from sale of the retained interests in its securitizations versus a $100,000 tax benefit during the first half of fiscal year 1999 related to the securitization completed during the first half of fiscal year 1999.


         NET INCOME (LOSS). Net income before dividends was $526,541 for the first half of fiscal year 2000 versus net income of $673,241 in the first half of fiscal year 1999. After providing for preferred dividends of $1,000,000 in the first half of fiscal year 2000, the net loss applicable to common shareholders was $473,459, or $(0.01) per common share, versus preferred dividends of $799,999 and a net loss of $126,758, or $0.00 per common share, in the first half of fiscal year 1999.


LIQUIDITY AND CAPITAL RESOURCES

         The Company seeks to maintain an adequate level of liquidity through active management of assets and liabilities. Because the characteristics of its assets and liabilities change, liquidity management is a dynamic process affected significantly by the maturity of the Company's assets and the seasonality of the credit card business, which places significant demands on funding new charges and cash advances during certain times of the year, including the year-end holiday season.

         At May 31, 1997, the Company had $2,685,581 of cash and cash equivalents, compared to $8,205,071 at May 31, 1998 and $4,283,930 at May 31, 1999. The Company maintains restricted cash reserves at its banks to facilitate the funding of new charges and advances on its customer's credit cards. These restricted balances were $1,000,000 at May 31, 1997, $1,000,000 at May 31, 1998, and 750,000 at May 31, 1999. At August 31, 1998, the Company had $5,524,377 in
cash and cash equivalents, of which $1,000,000 was restricted. At August 31, 1999, the Company had $5,273,121 in cash and cash equivalents of which $750,000 was restricted. The Company believes it has sufficient cash and cash equivalents from its receivables portfolio and credit lines to operate its business over the next twelve months.

         A significant source of liquidity for the Company has been the sale and securitization of credit card receivables. During the fiscal year ended May 31, 1999, the Company sold approximately $7.0 million in face amount of receivables to an unaffiliated bank for $5.0 million and raised approximately $13.0 million from three securitizations of credit card receivables totaling $20.4 million. During the second quarter of fiscal year 2000, the Company sold its ownership interests in its three securitization subsidiaries for approximately $8.6 million in cash, realizing a pretax gain of approximately $6.5 million.

         The Company also maintains a senior secured revolving credit line with Coast Business Credit, a division of Southern Pacific Bank. The credit line was established in April 1998 for $5 million and was subsequently increased to $10 million in June 1999, and to $15 million in December 1999. The line of credit expires in July 2001 and is secured by substantially all of the Company's assets. Borrowings under the credit line are based on a formula, which is dependent primarily upon the performance and maturing of the Company's credit card receivables. There was $4,957,452 outstanding under the credit line at November 30, 1999.

         The Company has also received secured financing from a related party, J.L.B. of Nevada, Inc.,which is subordinated to the senior secured revolving credit line. The principal amount outstanding on these notes totaled $10,009,042 at May 31, 1997, $27,674,940 at May 31, 1998 and $17,674,940 at May 31, 1999 and
at November 30, 1999. As noted in Item 7, $10 million of the initial debt amount was converted to Series D preferred stock in May 1998. In August 1998, an additional $10 million of the initial debt amount was converted to Series E preferred stock. See "Item 7 - Certain Relationships and Related Transactions."

         In October 1999, the Company established a $17.5 million secured revolving credit line with General Electric Capital Corporation to finance the acquisition of non-performing consumer debt portfolios. There was $2,547,596 outstanding under the credit line at November 30, 1999. The borrower is a wholly owned, bankruptcy remote special purpose entity established by the Company for this transaction. The transfer of receivables to this SPE by the Company does not qualify for sale treatment under SFAS 125. The SPE will be fully consolidated with the Company's financial results.

 CAPITAL EXPENDITURES AND PORTFOLIO ACQUISITIONS


         During fiscal year 1999, the Company invested $8,622,478 to acquire portfolios of non-performing consumer debt, a decrease of 45% from the $15,641,657 invested in fiscal year 1998, which was a 9% increase over the $14,310,037 invested in fiscal year 1997. The decrease in fiscal year 1999 was due in part to a shortage of available financing for the industry in general and a shortage of available portfolios for purchase by the Company that met the Company's requirements and were available for acceptable prices. The Company invested $4,188,003 to acquire portfolios of non-performing consumer debt during the six months ended November 30, 1999, a decrease of 42% from $7,195,786 invested during the six months ended November 30, 1998. The Company also invested $4,085,604 to acquire a portfolio of fully performing credit card receivables, at a discount.


         The Company invested $682,539 in property and equipment during fiscal year 1999 compared to $4,170,472 in fiscal year 1998 and $10,164,477 in fiscal year 1997. A majority of the hardware commitments to build the Company's business platform were made in fiscal years 1997 and 1998. During the first six months of fiscal year 2000, the Company invested $75,972 in new capital equipment compared to $394,627 during the first six months of fiscal year 1999.


         The Company plans to make continued investments in technology and non-performing portfolios for the remainder of the fiscal year, the amount of which will depend on the amount of financing and new capital available for such investments. The Company believes that its asset securitization programs, together with the revolving credit facility, long term debt issuance, equity issuance, and cash flow from operations, will provide adequate liquidity to the Company for meeting anticipated cash needs, although no assurance can be given to that effect.

INFLATION

         The Company believes that inflation has not had a material impact on its results of operations for the fiscal years ended May 31, 1997, 1998 and 1999.

MARKET RISK

         Market risk is the risk of loss from adverse changes in market prices and rates. The Company's principal market risk is due to changes in interest rates. These changes affect the Company directly in its lending and borrowing activities, as well as indirectly as interest rates may impact the payment performance of the Company's credit card holders.

         To manage the Company's direct risk to market interest rates, management actively monitors the interest rates and the interest sensitive components of the Company's balance sheet to minimize the impact changes in interest rates have on the fair value of assets, net income and cash flow. Management seeks to minimize the impact of changes in interest rates on the Company primarily by matching asset and liability repricings.

         The Company's credit card receivables earn interest at a fixed annual percentage rate. The Company's fixed annual percentage rate credit card receivables have no stated maturity or repricing period. However, the Company may reprice its credit card receivables upon providing the required prior notice to the customer, which is generally no more than 60 days. The interest rates on the Company's liabilities are generally indexed to the prime rate. These characteristics of the Company's receivables and liabilities expose the Company to repricing risk, which results from differences between the timing of rate changes and the timing of cash flows, which could impact net interest income if liabilities reprice more often than assets. The principal objective of the Company's asset/liability risk management activities is to monitor and control the Company's exposure to adverse effects resulting from movements of interest rates over time. The Company has not entered into derivative transactions to hedge repricing risk.

CAUTIONARY STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

The business of the Company involves many risks. The following summarizes some of these risks and uncertainties. If any of the following risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the market price of the Company's Common Stock to decline and/or cause the Company to seek additional financing.

         This Registration Statement on Form 10 also contains certain forward-looking statements that involve risks and uncertainties. These statements relate to the Company's future plans. objectives, expectations and intentions. These statements may be identified by the use of words such as "believes," "expects," "may," "will," "could," "should," "seeks," "pro forma," "as adjusted" or "anticipates," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

         THE COMPANY MAY NOT GENERATE SUFFICIENT CASH FLOWS FROM ITS RECEIVABLES TO FUND ITS OPERATIONS. The Company is primarily in the business of providing credit card products to consumers who have previously defaulted on a debt. Prior to the Company's acquisition of the receivables, the originating institutions and intermediary owners, if any, have generally made numerous attempts, using both in-house and third-party collection agencies,to collect on the non-performing accounts. The Company acquires the receivables at a discounted price and believes it can successfully generate cash flows on the new credit card accounts in excess of its acquisition cost for the receivables. While the Company believes its knowledge of the market and its ability to collect and convert non-performing accounts into new credit card accounts enables the Company to minimize the higher risks inherent in the purchase of non-performing debt, no assurance can be given that the Company has adequate protection against these risks. In the event that the conversion of charged-off accounts to credit card accounts and/or the collection on receivables is less than anticipated, or if the new credit card accounts experience higher delinquency rates or losses than anticipated, the Company may not be able to generate sufficient cash from its receivables to cover the costs associated with purchasing the receivables and running its business.

         THE COMPANY MAY NOT BE ABLE TO MANAGE ITS GROWTH OR OBTAIN THE RESOURCES NECESSARY TO ACHIEVE ITS GROWTH PLANS. If the Company cannot manage its growth, it may experience fluctuations in net income or sustain net losses. Since inception, the Company has grown rapidly, placing significant demands on its management, administrative, operational and financial resources. The Company seeks to continue its growth trends, which could place additional demands on its resources. Future growth will depend on numerous factors, including the development of additional relationships with banks willing to issue credit cards for the Company, the availability of additional non-performing portfolios for purchase and the availability of financing to purchase these portfolios and finance its ongoing operations, the ability to sell and securitize the Company's seasoned credit card receivables, the ability to maintain a high quality of customer service, and the recruitment, motivation and retention of qualified personnel.

         Sustained growth also may require the implementation of enhancements to the Company's operational and financial systems and may require additional management, operational and financial resources. There can be no assurance that the Company will be able to manage its expanding operations effectively or to maintain its historical level of cash flows from the portfolios it has purchased, or that it will be able to maintain or accelerate its growth. The failure of the Company to manage growth could harm the Company's results of operations or financial condition.

         THE COMPANY'S QUARTERLY OPERATING RESULTS MAY FLUCTUATE AND CAUSE ITS STOCK PRICE TO DECREASE. The timing of portfolio acquisitions along with the timing of its credit card receivables sales and securitizations can affect the timing of recorded income and result in periodic fluctuations in the Company's quarterly operating results, which may adversely affect the market price of its common stock. The timing of any sale or securitization transaction is affected by a number of factors beyond the Company's control including market conditions and the presence of investors and lenders interested in the Company's seasoned credit card accounts. An account is seasoned when a consumer has made a certain number of on-time payments on the consumer's outstanding credit card balance.

         THE COMPANY'S CASH REQUIREMENTS MAY FLUCTUATE FROM PERIOD TO PERIOD. The Company may experience seasonal fluctuations in cash requirements due to a variety of factors beyond the Company's control including the rate at which customers pay down their credit card balance and the rate at which the customers make new purchases and cash advances on their accounts. The Company may experience higher cash requirements during the year-end holiday season and at other times during the year when customers make new purchases on their credit cards at a faster rate than they pay their debts.


         THE COMPANY HAS INCURRED NET LOSSES AND HAS AN ACCUMULATED DEFICIT. The Company has incurred substantial net losses and had an accumulated deficit of approximately $39.6 million at May 31, 1999. There can be no assurance that the Company will be able to maintain profitability long enough to recover the accumulated deficit. Significant expenditures have been made to build the infrastructure necessary to acquire charged-off portfolios, market and create new credit card accounts from these portfolios, and service the resulting base of credit card accounts. Results of operations will depend upon numerous factors including without limitation, costs associated with the purchase of charged-off consumer debt portfolios and the marketing, origination and servicing of the Company's credit card receivables, the revenue generated from the Company's credit card portfolio, the availability of additional financing to purchase non-performing consumer debt portfolios and finance working capital, the performance of the Company's receivables, the ability to sell and securitize the Company's credit card receivables, and the market acceptance of the Company's products and services.

         THE COMPANY MAY BE UNABLE TO MEET ITS ADDITIONAL FINANCING REQUIREMENTS. There is no assurance that the Company will be able to meet its future liquidity requirements. The Company has a substantial ongoing need for liquidity to finance its operations, and this need is expected to increase along with the growth in the Company's business. The Company's primary operating cash requirements include the purchase of non-performing portfolios, the marketing, servicing and collection of credit cards, and ongoing administrative expenses.

         The Company funds its cash requirements through a combination of cash flow from operations, asset sales and securitizations, loans and other financing transactions.

         In the event additional financing is unavailable to the Company and additional receivable sales and securitizations are not completed, the Company's ability to operate its business would be limited and its financial condition, operating results or cash flows could be materially adversely affected.

          THE COMPANY USES ESTIMATES IN ITS ACCOUNTING AND WOULD HAVE TO CHARGE ITS INCOME IF ACTUAL RESULTS WERE LESS THAN ESTIMATED. The Company uses gain on sale accounting, pursuant to which the Company records the unrealized gain from the sale of receivables in securitization transactions as a component of comprehensive income and as retained interest in securitized receivables on the balance sheet. The unrealized gain is an estimate based upon management's assessment of future payment and default rates and other considerations in light of conditions existing at the time of the estimate. If actual default rates, with respect to those receivables included in securitizations, are higher than the Company projected at the time of sale of the receivables, the Company would be required to record a charge to comprehensive income in future periods which would also reduce the Company's retained interest on the balance sheet.

         LACK OF MATURITY OF THE COMPANY'S CREDIT CARD PORTFOLIO MAY RESULT IN INCREASED DELINQUENCIES AND DEFAULTS. The average age of a credit card issuer's portfolio of accounts is an indicator of the stability of delinquency and default levels of that portfolio; a portfolio of older accounts generally behaves more predictably than a newly originated portfolio. The majority of the credit card receivables owned by the Company are less than three years old as of December 1999. As a result there can be no assurance as to the levels of delinquencies and defaults, which may affect the Company's earnings through net charge-offs over time. Any material increases in delinquencies and defaults above management's expectations would have a material adverse effect on the Company's results of operations and financial condition.

         THE MARKET FOR THE COMPANY'S CREDIT CARD RECEIVABLES IS LIMITED. The Company's future is highly dependent upon the Company's ability to sell or securitize its portfolios of credit cards that have been generated from non-performing debt. Although to date the Company has sold two portfolios and completed three securitizations, no assurance can be given that any more will be sold or securitized. While there have been securitizations completed by companies that purchase non-performing consumer debt portfolios and subsequently attempt to collect on these accounts, the Company is unaware of any significant securitization of credit card receivables generated from portfolios of non-performing debt. The Company believes that the market for receivables of this nature is limited and that there can be no assurance that any such market will develop to the stage where the Company can be assured of buyers for it's securitizations and portfolio sales.

         In addition, financial institutions that buy credit card receivables or invest in securitizations may become subject to increasing regulatory burdens or requirements that could affect the pricing or the size of the market for such sales or securitizations. This could negatively affect the Company's profitability and its ability to securitize or sell its credit card receivable portfolios.

          SECURITIZATIONS EXPOSE THE COMPANY TO VARIOUS RISKS. The Company completed its first securitzations in fiscal 1999. The transactions resulted in recognition of a gain on sale and the recording of the retained interests in the securitizations for financial reporting purposes. These and future securitizations reduce income from credit card receivables and revenue in excess of cost recovered, which reduction is partially offset by the receipt of servicing income, and the accretion income on the residual investment in the securitizations. In addition, in accordance with SFAS 115 unrealized holding gains and losses, net of the related tax effect, are not reflected in earnings but are recorded as a separate component of comprehensive income until realized. A decline in the value of an available-for-sale security below cost that is deemed other than temporary is charged to earnings and results in the establishment of a new cost basis for the security and, therefore, could have an adverse effect on the Company's financial position and/or results of operations. Any downward adjustment in the carrying amount of this or future residual interests could also have an adverse effect on the market price of the Company's Common Stock. The Company intends to pursue additional securitizations and portfolio sales, which will result in fluctuations in the Company's quarterly income and will affect period-to-period comparisons. There also can be no assurance that the Company will be able to complete future securitizations or portfolio sales at all or on terms favorable to it.

         ADVERSE PUBLICITY MAY IMPAIR ACCEPTANCE OF THE COMPANY'S PRODUCTS. Critics of the credit card industry have in the past focused on marketing practices that they claim encourage consumers to borrow more money than they should, as well as on pricing practices that they claim are either confusing or result in prices that are too high. Increased criticism of the industry or criticism of the Company in the future could hurt client acceptance of the Company's products or lead to changes in the law or regulatory environment, either of which would significantly harm the Company's business.

          THE COMPANY HAS PLEDGED ALL OF ITS ASSETS WHICH MAY MAKE FUTURE FINANCING MORE DIFFICULT. On April 30, 1998, to secure its payment and performance under its senior secured debt financing, the Company granted the lender a security interest in all of the Company's assets including, among other things, all receivables, inventory and equipment. The Company had previously pledged its assets to its major shareholder as collateral for the loans evidenced by certain shareholder notes. All shareholder notes have been subordinated to the Company's senior debt lender. By pledging all of its assets to secure financings, the Company may find it more difficult to secure additional financing in the future.

          THE COMPANY DOES NOT HAVE BACKUP ARRANGEMENTS FOR ALL SERVICES AND EXISTING ARRANGEMENTS MAY BE INSUFFICIENT. The Company, through the issuing bank's arrangement with FDR, uses FDR for third-party processing of credit card data and services. The Company provides credit card data to FDR on a daily basis and such data is backed up and stored by FDR. In addition, the Company's marketing data on its purchased portfolios is backed up on a daily basis and is stored off-site.

         While it is currently evaluating a second service center, the Company does not have a back-up servicer for its portfolio of credit cards, nor does it have a back-up telemarketer for its marketing programs. In the event of a disaster or other occurrence that closes the Company's main facility or shuts down its primary and redundant data connections to FDR, the Company's business would be interrupted during the period required to repair its data lines and/or facilities or to relocate to temporary facilities. Such interruption in the Company's operations could have a material adverse impact on its business and revenues. The Company is evaluating back-up servicing and marketing solutions that can seamlessly move servicing and marketing operations to alternative locations or to third-party service providers in a manner that would minimize losses in the event of a disaster or other occurrence that affects the Company's primary facility or data transmission to third parties.

         THE COMPANY CANNOT ISSUE ITS OWN CREDIT CARDS AND IT IS RELIANT UPON CREDIT CARD ISSUERS. The Company is not licensed to nor does it currently have the ability to independently issue credit cards. Accordingly, the Company is dependent upon third-party financial institutions to issue credit cards to the Company's customers. The Company currently has two banks through which cards are issued. If the
                                       27

Company's existing credit card issuers discontinue their agreements with the Company and the Company were unable to find a new credit card issuer willing to issue cards to consumers with impaired credit history, the Company would not be able to operate its business as it is currently conducted. In addition, the Company may not be able to enter into an agreement with an alternate provider on terms that the Company considers favorable or in a timely manner without disruption of the Company's business.

         In addition, the third-party financial institutions upon which the Company relies are subject to extensive governmental regulation. If such regulators were to impose additional regulations or restrictions on third-party financial institutions in connection with issuing credit cards, such regulations or restrictions could impose additional costs or limitations upon the Company's operations. These costs and/or limitations could reduce the Company's profitability and adversely affect financial results.

         LABOR AVAILABILITY. The credit card industry is labor intensive and generally experiences a high rate of turnover in personnel. A high turnover rate among the Company's employees would increase the Company's recruiting and training costs and could adversely impact the overall recovery of its receivables. In addition, Sioux Falls, South Dakota experiences a low incidence of unemployment. If the Company were unable to recruit and retain a sufficient number of employees, it would be forced to limit its growth or possibly curtail its operations. Growth in the Company's business will require it to continue to recruit and train significant numbers of qualified personnel. There can be no assurance that the Company will be able to hire, train and retain a sufficient number of qualified employees.

         THE COMPANY MAY NOT BE ABLE TO ACQUIRE ENOUGH RECEIVABLES ON FAVORABLE TERMS TO OPERATE PROFITABLY. To obtain additional credit card customers, the Company depends on the continued availability of non-performing portfolios that meet its requirements. Any decrease in availability of receivables or any increase in the cost of receivables could reduce the Company's profitability and liquidity and have a material adverse affect on the Company's results of operations or financial condition.The availability of portfolios of receivables for future purchase at prices favorable to the Company depends on a number of factors outside of the control of the Company, including the continuation of the current growth trend in credit card and consumer installment debt. Curtailment of that trend could result in less credit being extended by lending institutions and consequently fewer receivables available for purchase at prices that conform to the Company's strategy for profitable collection. In addition, to the extent consumers with negative credit history have less difficulty in obtaining credit, especially obtaining unsecured credit cards, there may be less consumer demand for the Company's product. The possible entry of new competitors (including competitors that historically have focused on the acquisition of different asset types) may adversely affect the Company's access to portfolios. The Company's access to receivables portfolios may also be adversely affected if traditional credit card lenders rehabilitate their own non-performing credit card receivables. In addition, overly aggressive pricing by competitors could have the effect of raising the cost of portfolios of receivables above those that conform to the Company's pricing models.

         FLUCTUATIONS IN ECONOMIC CONDITIONS COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS. During strong economic cycles, available credit, including consumer credit, generally increases and payment delinquencies and defaults generally decrease. During periods of economic slowdown and recession, such delinquencies and defaults generally increase. No assurances can be given that the Company's credit card losses and delinquencies would not worsen in a weak economic cycle. Significant increases in credit card losses would weaken the financial condition of the Company.

          THE COMPANY MAY NOT BE ABLE TO SUCCESSFULLY ANTICIPATE, INVEST IN OR ADOPT TECHNOLOGICAL ADVANCES WITHIN ITS INDUSTRY. The Company's success is dependent in large part on its continued investment in sophisticated telecommunications and computer systems, including predictive dialers, automated call distribution systems and digital switching equipment. The Company has invested significantly in technology in an effort to remain competitive and anticipates that it will be necessary to continue to do so. Moreover, computer and telecommunications technologies are evolving rapidly and are characterized by short product life cycles, which require the Company to anticipate and stay current with technological developments. There can be no assurance that the Company will be successful in anticipating, managing or adopting such technological changes on a timely basis or that the Company will have the capital resources available to invest in new technologies.

          THE COMPANY IS DEVELOPING NEW PRODUCTS AND SERVICES WHICH MAY NOT BE SUCCESSFUL. While the Company may, from time to time, develop additional products and services, there can be no assurance that such products and services will be completed or successfully marketed and implemented. Consumer preferences for credit card and credit related products are difficult to predict, specifically where consumers have experienced past credit difficulties. There can be no assurance that the products and services introduced by the Company will be accepted by credit card holders, or that the Company's methodology for restructuring past consumer debt delinquency will be accepted by the consumer. Failure to obtain significant customer satisfaction or market share for the Company's products and services would have a material adverse effect on the Company's operations and financial condition.


         LACK OF LIQUIDITY OF COMMON STOCK. The Company's Common Stock currently trades on the National Quotation Bureau's "Pink Sheets" under the symbol
"PLCR", although the Company anticipates that its Stock will again trade on the NASDAQ OTC Bulletin Board under the symbol "PLCR" as it has done in the past. While a number of registered broker-dealers are currently making a market in the Company's Common Stock, there can be no assurance that an active public market for the Company's Common Stock will be sustained. Accordingly, investors may not be able to sell their Common Stock should they desire to do so, or may be able to do so only at lower than desired prices. While no prediction can be made as to the effect, if any, that future sales of shares of the Company's Common Stock, or the availability of additional shares for future sales, will have on the market price of the Common Stock prevailing from time to time, sales of substantial amounts of Common Stock or the perception that such sales could occur, would likely adversely affect the market price for the Common Stock.


         THE COMPANY IS DEPENDENT ON ITS KEY PERSONNEL. The Company is dependent upon the continued contributions of its officers and other key employees. The loss of the services of one or more of our executive officers or key employees could disrupt the Company's operations. The Company has entered into employment agreements with Martin J. Burke, its Chief Executive Officer and Chairman of the Board of Directors, Kevin T. Riordan, its President and Chief Operating Officer, Michael J. Philippe, its Executive Vice President and Chief Financial Officer, and Richard S. Angel, its Executive Vice President and General Counsel. The loss of the services of any such individual or the services of certain other officers or key employees would cause the Company to incur costs for recruiting replacements, could result in the loss of the valuable expertise and business relationships, and could have a material adverse effect on the Company's business and prospects. See "Item 5 - Directors and Executive Officers."


         THE COMPANY'S MAJOR SHAREHOLDERS ARE RELATED AND HAVE THE ABILITY TO CONTROL SHAREHOLDER ACTIONS ON FUNDAMENTAL CORPORATE MATTERS. Jay L. Botchman, a director of the Company, has control over the Company's affairs through his ability to elect the Company's directors and determine the outcome of votes by the Company's stockholders on fundamental corporate matters, including mergers, sales of all or substantially all of the Company's assets, charter amendments and other matters subject to stockholder approval. Generally, such actions require approval by a majority of the outstanding shares of common stock. However, because of the control by Mr. Botchman, the common stockholders of the Company are not able to elect a majority of the Company's directors and would not be able to control a fundamental corporate action, such as a merger, sale of the Company's assets, or a charter amendment.

Mr. Botchman, individually and through his control of certain entities, beneficially owns all of the preferred stock of the Company. The terms of the preferred stock contain certain preferential voting rights, particularly the Company's Series A Preferred Stock. The outstanding shares of Series A Preferred Stock represents 80% of all votes entitled to be voted at any meeting of the Shareholders of the Company, subject to dilution to the extent capital stock of the Company is subsequently issued. Currently, the shares of the Series A Preferred Stock represent approximately 77.88% of all votes entitled to be voted at any meeting of the stockholders of the Company. Finally, if Mr. Botchman were to cease to be the managing member of Taxter, Martin J. Burke, the Company's Chief Executive Officer, would become the managing member of Taxter. For additional information regarding Mr. Botchman's ownership interests in the Company, see "Item 4 - Security Ownership of Certain Beneficial Owners and Management." See "Item 11 - Description of Securities to be Registered; Preferred Stock" for more information on the rights and preferences of the preferred stock of the Company.

THE COMPANY'S OPERATIONS DEPEND, IN PART, UPON THE PROTECTION OF CERTAIN PROPRIETARY INFORMATION. The Company's operations are dependent, in part, upon certain proprietary data and analytical computer programs, methods and related know-how for stratifying and analyzing characteristics of non-performing receivable portfolios, projecting conversions to new credit cards and the total cash collections, and predicting cardholder payment performance. The Company currently relies upon a combination of confidentiality agreements,contract provisions and trade secret laws to protect its proprietary rights. Although the Company intends to protect its rights vigorously, there can be no assurance that the Company will be successful in protecting its proprietary rights. If it is not able to protect such rights, or if such information and data become widely available, the Company may lose a competitive advantage within its market niche. Such loss of competitive advantage could result in decreased revenues and profitability for the Company.


          FAILURE TO COMPLY WITH CONSUMER AND DEBTOR PROTECTION LAWS AND REGULATIONS COULD ADVERSELY AFFECT THE COMPANY'S BUSINESS. The Company's collection practices, business operations and credit card receivables are subject to numerous federal and state consumer protection laws and regulations imposing licensing and other requirements with respect to purchasing, collecting, making and enforcing consumer loans. The Company conducts periodic compliance reviews and, if necessary, implements procedures to bring the Company into compliance with all applicable state and federal regulatory requirements. Failure by the Company to comply with such statutes or regulations could have a material adverse effect on the Company's results of operations or financial condition. In addition, due to the consumer-oriented nature of the collections and credit card industry, there is a risk that the Company or other industry participants may be named as defendants in litigation involving alleged violations of federal and state laws and regulations, including consumer protection laws, and consumer law torts, including fraud. A significant judgment against the Company or within the industry in connection with any such litigation could have a material adverse effect on the Company's results of operations or financial condition. See "Item 1 - Business; Government Regulation."


         RISKS ASSOCIATED WITH PENDING LITIGATION. The Company is currently named as a defendant in seven class action lawsuits. These lawsuits generally allege that persons in the class were purportedly solicited to voluntarily repay debt that had been discharged in bankruptcy, and that the Company has violated other provisions of federal or state law, including violations of the Bankruptcy Code, the Fair Debt Collection Practices Act, the Truth in Lending Act, various state consumer protection laws and, in one case, RICO. A significant judgment against the Company in one or more of the lawsuits could subject the Company to a monetary judgment that could substantially affect the Company's liquidity and profitability. In addition, a loss may also require the Company to modify its methods of operation to the extent its operations are deemed to not comply with applicable legal standards, which could have a material adverse effect on the Company's profitability and ability to conduct its operations. See "Item 8 - Legal Proceedings."

         THE COMPANY HAS ACCUMULATED CASH DIVIDENDS. The Company has accumulated approximately $3.2 million in undeclared and unpaid dividends on its preferred stock. Although the Board of Directors has not declared, and therefore not paid, such dividends to date, the Company may be called on to pay such dividends in the future, assuming it has the legal capacity to do so under Delaware law. To the extent such preferred stock remains outstanding, additional cash dividends will accumulate. If the Company is required to pay out such cash dividends, such payments would limit the amount of cash available to use in other operations and may, therefore, decrease the cash liquidity of the Company. Such a decrease in liquidity may require the Company to seek additional financing if the Company's operations are not sufficient to fund its cash needs. See "Description of Capital Stock--Preferred Stock."


         THE COMPANY CAN ISSUE PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL WHICH COULD DILUTE AND REDUCE THE VALUE OF THE COMPANY'S STOCK . The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Company's Common Stock or reduce the market value of the Common Stock. In the event of additional issuances, the preferred stock may be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company and could prevent stockholders from receiving a premium for their shares in the event of a third party tender offer or change of control transaction. There can be no assurance that the Company will not issue additional shares of preferred stock in the future. When the Company issues additional preferred stock, the issuance may have a dilutive effect upon the holders of the Company's Common Stock.

         ANTI-TAKEOVER PROVISIONS IN THE COMPANY'S CHARTER DOCUMENTS AND STATE LAW MAY INHIBIT BENEFICIAL CHANGES OF CONTROL. The Company's charter documents and Delaware law contain provisions that could make it more difficult for a third party to acquire the Company, even if such a change of control would be beneficial to the Company's stockholders. For example:

-- the Company's board of directors has the power to issue shares of preferred stock and set the related terms without stockholder approval;

-- the Company is restricted in its ability to enter into business combinations with interested stockholders; and

-- the ability of stockholders to call a special meeting is limited.

         LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS. The Company's Certificate of Incorporation contains provisions limiting the liability of directors of the Company for monetary damages to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its stockholders except in certain limited circumstances. In addition, the By-laws of the Company contain provisions requiring the Company to indemnify directors, officers, employees and agents of the Company serving at the request of the Company against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in or not opposed to the best interests of the Company. The By-laws of the Company provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for the Company. The foregoing provisions may reduce the likelihood of derivative litigation against directors and officers and may discourage or deter stockholders or management from suing directors or officers for breaches of their duties to the Company, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

         EXERCISE OF OUTSTANDING OPTIONS COULD CAUSE EXPENSE TO THE COMPANY AND DILUTE STOCKHOLDERS. As of February 1, 2000 Company had granted options to purchase 10,910,747 shares of Common Stock pursuant to stock option and warrant agreements entered into by the Company with certain individuals associated with the Company. While 5,417,000 of such options are not immediately exercisable, any exercise could cause immediate and substantial dilution. Certain of the shares subject to these options give the holder the right to demand that the Company to file a registration statement at the Company's expense under the Securities Act of 1933, as amended, covering the shares. Exercise of such rights could involve substantial expense to the Company.

         SHARES OF THE COMPANY'S COMMON STOCK ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET COULD CAUSE THE COMPANY'S STOCK PRICE TO DECREASE OR LIMIT ITS ABILITY TO RAISE CAPITAL. If one or more of the Company's stockholders sell substantial amounts of the Company's Common Stock, the market price of the Common Stock could drop. These sales could make it difficult for the Company to raise funds through offerings of Common Stock or depress the stock price at a time when the Company needs to raise capital. As of February 1, 2000, the Company had 34,761,965 shares of Common Stock issued and outstanding, all of which are available for sale in the public market subject to the volume and other selling limitations of Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act").In addition, certain holders of options or warrants to purchase Common Stock and certain holders of preferred stock of the Company that is convertible into Common Stock have the right to demand that the Company register such shares of Common Stock (8,157,500 shares of Common Stock in the aggregate) under the Securities Act.

         RISK OF LOW-PRICED SECURITIES. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Securities Exchange Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. As the Company does not currently satisfy the requirements to comply with any exception, the regulations require the delivery, prior to certain transactions involving the Company's Common Stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Transactions that meet the requirements of Regulation D under the Securities Act or transactions with an issuer not involving a public offering pursuant to
Section 4(2) of the Securities Act are exempt from the disclosure schedule delivery requirements.

         Since the Company is subject to the penny stock regulations cited above, trading in the Company's securities is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for non-NASDAQ and non-national securities exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

         The effect of theses regulations may decrease the liquidity in the market for the Company's Common Stock because of the additional costs and burdens imposed.

ITEM 3 - PROPERTIES

         The Company's headquarters consist of a 30,000 square foot leased facility in Sioux Falls, South Dakota. The lease expires on September 30, 2011. The Company owns an additional 5 acres of undeveloped property adjacent to this site that can be utilized for expansion purposes.

         The Company's Mail Center consists of a 25,000 square foot leased facility in Sioux Falls, South Dakota. The lease was amended on November 18, 1997 to extend the terms of the lease for two years commencing on March 1, 1998 and ending on February 28, 2000.

ITEM 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Preferred Stock as of December 15, 1999, based upon the most recent information available to the Company for (i) each person known by the Company who owns beneficially more than five percent of any class of capital stock of the Company, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Executive Officers") and (iv) all officers and directors of the Company as a group. Except as set forth below, each stockholder's address is c/o the Company, 3401 North Louise Avenue, Sioux Falls, South Dakota 57107.

                                                     COMMON STOCK                            PREFERRED STOCK (1)
                                                     ------------                            -------------------
                                                NUMBER         PERCENTAGE                  NUMBER          PERCENTAGE
                                               OF SHARES        OF SHARES                OF SHARES          OF SHARES
                                               ---------        ---------                ---------          ---------
Principal Shareholders:
  Taxter One LLC                              15,678,000              45.1%                2,000,000(2)      100%(2)
     565 Taxter Road
     Elmsford, NY 10523


   J.L.B. of Nevada, Inc.                      6,650,000(3)           16.1%                   20,000(4)      100%(4)
      1500 E. Tropicana Ave.
      Suite 100
      Las Vegas, NV 89119
   Michael Lauer                               8,252,500(5)           23.7%                       --           --


Directors and Named Executive
Officers:
   Martin J. Burke                             1,000,000(6)            2.8%                       --           --
   Kevin T. Riordan                              815,000(7)            2.3%                       --           --
   Michael J. Philippe                           355,334(8)            1.0%                       --           --
   Richard S. Angel                              250,000(9)               *                       --           --
   Cynthia D. Hassoun                             50,000(10)              *                       --           --
   Jay L. Botchman(11)                        22,328,000(3)           53.9%                2,025,000(11)    100%(11)
   Barry E. Breeman                               75,000(12)              *                       --           --
   J. Richard Budd, III                           91,300(13)              *                       --           --
   Geoffrey A. Thompson                           95,000(14)              *                       --           --

All directors and executive officers as       25,125,234(15)          57.2%                2,025,000(11)    100%(11)
a group

----------------

*        Less than 1%
(1) The Company currently has outstanding 1,200,000 shares of Series A Preferred Stock, 80,000 shares of Series B Preferred Stock, 5,000 shares of Series C Preferred Stock, 10,000 shares of Series D Preferred Stock, and 10,000 shares of Series E Preferred Stock, all of which are owned by one of Jay L. Botchman, a director of the Company, Taxter and JLB all of which and are under the control of Mr. Botchman. See "Item 11--Description of Securities to be Registered; Preferred Stock."
(2) Consists of 1,200,000 shares of Series A Preferred Stock and 800,000 shares of Series B Preferred Stock held by Taxter.
(3) Includes 3,800,000 shares of Common Stock issuable upon conversion of 10,000 shares of Series D Preferred Stock held by JLB and 2,850,000 shares of Common Stock issuable upon conversion of 10,000 shares of Series E Preferred Stock held by JLB.
(4) Consists of 10,000 Series D Preferred Stock and 10,000 Series E Preferred Stock held by JLB.
(5) Consists of 2,987,500 shares of Common Stock owned by Lancer Partners, L.P., 4,730,000 shares of Common Stock owned by Lancer Offshore, Inc., and 535,000 shares of Common Stock owned by Michael Lauer. Mr. Lauer is the investment manager for Lancer Partners, L.P. and Lancer Offshore, Inc. and has the authority to vote and dispose of all shares of Common Stock owned by these entities.
(6) Consists of 1,000,000 shares issuable upon the exercise of options exercisable at a price of $2.00 per share.
(7) Includes shares issuable upon the exercise of options exercisable in the following amounts and prices: 300,000 shares at $2.00 per share, 100,000 shares at $2.70 per share, and 200,000 shares at $2.40 per share. Includes 215,000 shares owned by Mr. Riordan's wife, of which shares Mr. Riordan disclaims beneficial ownership.
(8) Includes shares issuable upon the exercise of options exercisable in the following amounts and prices: 50,000 shares at $2.00 per share, 100,000 shares at $2.70 per share, and 200,000 shares at $2.40 per share.
(9) Includes shares issuable upon the exercise of options exercisable in the following amounts and prices: 50,000 shares at $2.00 per share, 100,000 shares at $2.70 per share, and 100,000 shares at $2.40 per share.

(10) Consists of 50,000 shares issuable upon the exercise of options exercisable at a price of $2.00 per share.


(11)     Includes 5,000 shares of Series C Preferred Stock held of record by
         Jay L. Botchman, 1,200,000 shares of Series A Preferred Stock and 800,000 shares of Series B Preferred Stock held of record by Taxter and the 10,000 shares of Series D Preferred Stock and 10,000 shares of Series E Preferred Stock held of record by JLB. Mr. Botchman owns approximately 99.95% of the membership interests in Taxter and owns 100% of the outstanding capital stock of JLB.
(12) Consists of 75,000 shares issuable upon the exercise of options exercisable at a price of $2.00 per share.
(13) Includes 75,000 shares issuable upon the exercise of options exercisable at a price of $2.00 per share.

(14) Includes 75,000 shares issuable upon the exercise of options exercisable at a price of $2.19 per share.
(15) Includes 65,000 shares issuable upon the exercise of options in addition to those shares set forth in footnote 3 and footnotes 6 through 14. Also includes 500 shares owned by William Buriak's wife.

ITEM 5 - DIRECTORS AND EXECUTIVE OFFICERS

         The Company's directors, executive officers and key employees are as follows:

         Name                           Age               Position
         ----                           ---               --------
         Martin J. Burke, III           41                Chairman of the Board of Directors and Chief Executive
                                                          Officer
         Kevin T. Riordan               47                President and Chief Operating Officer
         Michael J. Philippe            41                Executive Vice President, Chief Financial Officer and
                                                          Treasurer
         Richard S. Angel               41                Executive Vice President and General Counsel
         William Buriak                 45                Senior Vice President and Chief Information Officer
         Cynthia D. Hassoun             49                Senior Vice President and Corporate Secretary
         Michael L. Neher               35                Senior Vice President
         Jonathan Pike                  38                Senior Vice President
         Patrick Steffl                 33                Senior Vice President
         Jay L. Botchman                67                Director
         Barry Breeman                  50                Director
         J. Richard Budd, III           47                Director
         Geoffrey Thompson              59                Director

         Each director of the Company holds office until the next annual meeting of the stockholders, or until his successor is elected and qualified. The Company's By-laws provide for not less than one director. The By-laws permit the Board of Directors to fill any vacancy on the Board. Officers serve at the discretion of the Board of Directors.

         The principal occupation and business experience of each officer, director and key employee of the Company is as follows:

         MARTIN J. BURKE, III. Mr. Burke has been the Chief Executive Officer of the Company since October 1996. Mr. Burke has served as the Chairman of the Board of Directors of the Company since May 1998, prior to which he had been Vice-Chairman of the Board of Directors. From March 1995 through September 1996, Mr. Burke was the Chairman of American Home Credit, a company engaged in the financing of sub-prime debt. During 1994, Mr. Burke sat on the Board of the corporate finance subsidiary of G & L Realty, a R.E.I.T. specializing in medical offices and nursing homes. From November 1983 through May 1998, Mr. Burke was Chief Executive Officer and principal owner of The Martin Burke Company, a company engaged in structuring and arranging financing for sophisticated real estate transactions and start-up corporations.

         KEVIN T. RIORDAN. Mr. Riordan has been the President and Chief Operating Officer of the Company since April 1997. From February 1995 to March 1997, Mr. Riordan served as President and Chief Executive Officer of Long Beach Acceptance Corp., a subsidiary of Long Beach Mortgage Corp. From February 1985 to February 1995, Mr. Riordan was President and Chief Executive Officer of Alliance Funding Company and its successor in interest Alliance Funding Company, a division of Superior Bank FSB. Prior to 1985, Mr. Riordan acted as Senior Vice President of American Funding, a national consumer mortgage company.

         MICHAEL J. PHILIPPE. In June 1999, Mr. Philippe was elected Executive Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Philippe joined the Company in June 1997 as Vice President of Finance and became Chief Financial Officer in September 1997. The prior 13 years, Mr. Philippe served as a Vice President and Manager for The Sumitomo Bank, Ltd. and its predecessors.

         RICHARD S. ANGEL. Mr. Angel joined the Company in August 1997 as Vice President, Secretary and Corporate Counsel. In June 1999, Mr. Angel was elected Executive Vice President and General Counsel of the Company. From January 1992 to August 1997, Mr. Angel was a shareholder in the law firm of Buchalter, Nemer, Fields & Younger in Los Angeles, California. From May 1985 to December 1991 he was an associate with such firm.

         WILLIAM G. BURIAK. Mr. Buriak joined the Company as Chief Information Officer July 1999. From November 1996 to July 1999, Mr. Buriak was Director of Management Information Services and Director of Business Office Operations for CCDM, a non-profit healthcare system in Perth Amboy, New Jersey. From June 1986 to November 1996, Mr. Buriak was Assistant Vice President at Beneficial Finance Corporation in Peapack, New Jersey.

         CYNTHIA D. HASSOUN. Ms. Hassoun joined the Company in October 1997 as Chief Coordinating Officer. In April 1999, Ms. Hassoun was elected Corporate Secretary of the Company and she was elected Senior Vice President of the Company in June 1999. From April 1997 to September 1997, Ms. Hassoun served as a consultant to the Company. From January 1992 to November 1996, Ms. Hassoun was Vice President of Customer Service for Superior Bank FSB, a savings bank.

         MICHAEL L. NEHER. Mr. Neher joined the Company as Senior Vice President responsible for Non-Card Resolutions and Portfolio Divestitures in November 1999. From September 1998 to October 1999, Mr. Neher was the Assistant Vice President for Outsourcing-Card Services/Consumer Products of the Atlanta Georgia operation of the Bank of Hawaii. From December 1995 to September 1998, he was the Regional Sales Manager for Primus Automotive Financial Services, Atlanta, Georgia. From June 1993 to November 1995, Mr. Neher served as the Business Line Supervisor, Collections and Recovery-Consumer Loans for Ocwen Federal Bank & Trust FSB, West Palm Beach, Florida.

         JONATHAN L. PIKE. Mr. Pike has been the Sr. Vice President of Operations for the Company since August 1999. From November 1997 to July 1999, Mr. Pike served as Vice President of Credit Risk for Stage Stores in Houston, Texas. From August 1992 until November 1997, Mr. Pike served as Director of Strategic Marketing and Director of Risk Management for First Data Corporation in Omaha, Nebraska.

         PATRICK STEFFL. Mr. Steffl was elected Senior Vice President of the Company in June 1999. Prior to joining the Company in August 1997 as Vice President of Marketing, Mr. Steffl had been with Fingerhut Companies, Inc. in Minnetonka, Minnesota since 1989, managing mail and telemarketing media of six phone centers throughout the country.

         JAY L. BOTCHMAN. Mr. Botchman has been a director of the Company since October 1996. From October 1996 through May 1998, Mr. Botchman served as the Chairman of the Board of Directors of the Company. Mr. Botchman also serves as the Chairman and majority owner of Taxter. For more than the past five years, Mr. Botchman has been the owner of J.L.B. Equities, Inc. and JLB, both of which are investment and commercial finance companies. In addition, Mr. Botchman acts as a consultant to various entities in the consumer finance business.

         BARRY E. BREEMAN. Mr. Breeman joined the Board of Directors in September 1998. Since April 1998, Mr. Breeman has been Vice Chairman and Chief Investment Officer of Manley-Berenson Realty & Development, LLC. From January 1991 to the present, Mr. Breeman has been the managing member of Cambridge Real Estate

Services, LLC, a real estate investment banking services business. From January 1980 to December 1991, he was President, Chief Executive Officer and a director of Carnegie Realty Holdings Corp. and its subsidiaries.

         J. RICHARD BUDD, III. Mr. Budd joined the Board of Directors in September 1998. Mr. Budd served as Senior Vice President of Metallurg, Inc., an international specialty metals producer, from January 1996 to October 1998. From July 1994 to January 1996, Mr. Budd served as Vice President and Director of Cityscape Corp and from 1992 to 1994, Mr. Budd worked as a consultant with the consulting firm of Zolfo Cooper LLC. Prior to 1992, Mr. Budd was Executive Vice President of European American Bank and President and Chief Executive of Euram Management, Inc., a subsidiary of ABN AMRO Bank NV, a foreign bank holding company.

         GEOFFREY A. THOMPSON. Mr. Thompson joined the Board of Directors in April 1999. Mr. Thompson retired from Marine Midland Bank, Inc., Buffalo, New York in October 1992, where he had served as President and Chief Executive Officer. Mr. Thompson currently serves on the board of directors of Magnavision Corp., a provider of private cable (wireless compatible communication) to colleges, hospitals and nursing homes. In addition, he serves on the boards of three privately-held corporations and four not-for-profit corporations.

ITEM 6 - EXECUTIVE COMPENSATION

         The following summary compensation table sets forth information concerning the annual compensation paid by the Company to the Named Executive Officers for services rendered during the fiscal years ended May 31, 1999, May 31, 1998 and May 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                            ------------
                                                                                              AWARDS
                                                                                              ------
                                                                   ANNUAL COMPENSATION       NUMBER OF
                                                                   -------------------       SECURITIES
                                       FISCAL                                                UNDERLYING
NAME AND PRINCIPAL POSITION            YEAR(1)         SALARY              BONUS             OPTION (#)
---------------------------            -------         ------              -----             ----------
Martin J. Burke, III                     1999           $60,000.00             --                      --
  Chairman of the Board                  1998            62,518.48             --               1,000,000
  and Chief Executive Officer            1997            29,999.97             --                      --

Kevin Riordan                            1999          $305,769.20             --                 100,000
  President and Chief                    1998           305,968.06             --                 300,000
  Operating Officer                      1997            39,230.78     $2,000,000                      --

Michael J. Philippe
  Executive Vice President,              1999          $184,951.60         $5,000                 100,000
  Chief Financial Officer and            1998           161,233.76             --                 100,000
  Treasurer                              1997                   --             --                      --

Richard S. Angel                         1999          $220,154.00             --                 100,000
  Executive Vice President               1998           153,989.12             --                 100,000
  and General Counsel                    1997                   --             --                      --

Cynthia D. Hassoun                       1999          $152,884.90             --                      --
  Senior Vice President and              1998            92,223.15        $50,000                  75,000
  Corporate Secretary                    1997                   --             --                      --

---------------------
(1) The Named Executive Officers commenced their employment with the Company as follows: Mr. Burke, October 1996; Mr. Riordan, April 1997; Mr. Philippe, June 1997; Mr. Angel, August 1997; Ms. Hassoun, October 1997.

CREDIT CARD FOR OFFICERS

         Mr. Burke has a personal credit card from the Company that he uses for personal purposes. The terms of the credit card impose interest at the rate of 18.9% APR, with a minimum monthly payment equal to 3.0% of the outstanding balance. The credit limit on the card is $450,000. As of May 31, 1999, the balance due on the credit card was $442,094.14.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table contains information concerning the grant of stock options to the Named Executive Officers for the Company's fiscal year ended May 31, 1999. These grants are also reflected in the Summary Compensation Table, above.

                                                                                        POTENTIAL REALIZABLE
                                          % OF TOTAL                                      VALUE AT ASSUMED
                            NUMBER OF       OPTIONS                                     ANNUAL RATES OF STOCK
                           SECURITIES       GRANTED                                    PRICE APPRECIATION FOR
                           UNDERLYING          TO                                           OPTION TERM(2)
                             OPTIONS       EMPLOYEES     EXERCISE     EXPIRATION            --------------
NAME                       GRANTED(1)       IN YEAR        PRICE         DATE             5%             10%
----                       ----------       -------        -----         ----             --             ---
Kevin Riordan                100,000          13%          $2.70      August 9, 2003     $36,000       $117,000
Michael J. Philippe          100,000          13%          $2.70      August 9, 2003     $36,000       $117,000
Richard S. Angel             100,000          13%          $2.70      August 9, 2003     $36,000       $117,000

------------------
(1) Option granted to the Company's 1997 Stock Option Plan, as amended. See "Stock Option Plan."

(2) Potential realized values shown above represent the potential gains based upon compound price appreciation of 5% and 10% from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will be dependent upon overall market conditions and the future performance of the Company and its Common Stock. There is no assurance that the actual value will approximate the amounts reflected in this table.


         The following table summarizes option exercises by the Named Executive Officers of the Company during fiscal 1999 and the value of unexercised stock options as of May 31, 1999.

         AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END
                                 OPTION VALUES


                                                                NUMBER OF SHARES                    VALUE OF UNEXERCISED
                               SHARES                         UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS
                              ACQUIRED                       OPTIONS AT FISCAL YEAR-END             AT FISCAL YEAR-END(1)
                                 ON          VALUE        --------------------------------      ------------------------------
           NAME               EXERCISE     REALIZED       EXERCISABLE        UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
---------------------------   --------     --------       -----------        -------------      -----------      -------------
Martin J. Burke                  0             0           1,000,000                 0            $562,000               0
Kevin Riordan                    0             0             400,000                 0            $168,600               0
Michael J. Philippe              0             0             125,000            75,000             $14,050         $42,150
Richard S. Angel                 0             0             125,000            75,000             $14,050         $42,150
Cynthia D. Hassoun               0             0              25,000            50,000             $14,050         $28,100

---------------------
(1) Value is based on the per share closing price of the Company's Common Stock on May 28, 1999, the last trading day of fiscal 1999, which was $2.562.

STOCK OPTION PLAN

         In March 1997, the Board of Directors adopted and the stockholders approved the Company's 1997 Stock Option Plan. The Board of Directors and the stockholders approved an amendment to the 1997 Stock Option Plan in December 1997 (as amended, the "Amended 1997 Stock Option Plan"). The Amended 1997 Stock Option Plan provides for the grant of (i) options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees and (ii) options not intended to so qualify ("Nonqualified Stock Options") to employees (including directors and officers who are employees of the Company), directors and consultants. The total number of shares of Common Stock for which options may be granted under the Amended 1997 Stock Option Plan is 4,000,000 shares. As of May 31, 1999, the Company had granted options to purchase 2,871,500 shares of Common Stock under the Amended 1997 Stock Option Plan. The term of each option granted pursuant to the Amended 1997 Stock Option Plan shall be established by the Board of Directors, or a committee of the Board of Directors, in its sole discretion; provided, however, that the maximum term of each Incentive Stock Option granted pursuant to the Amended 1997 Stock Option Plan is ten years. Options shall become exercisable at such times and in such installments as the Board of Directors, or a committee of the Board of Directors, shall provide in the terms of each individual option. The exercise price per share of these options shall be determined by the Board of Directors, in their sole discretion, as set forth in the applicable option contract; provided, however, that the exercise price of an Incentive Stock Option shall not be less than the fair market value of the Common Stock subject to such option on the date of grant; and further provided, that if, at the time an Incentive Stock Option is granted, the optionee owns (or is deemed to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, of any of its subsidiaries or of a parent entity, the exercise price of such Incentive Stock Option shall not be less than 110% of the fair market value of the Common Stock subject to such Incentive Stock Option on the date of grant.

         The Amended 1997 Stock Option Plan is administered by the Board of Directors or a committee of the Board of Directors, which determines the terms of options granted, including the exercise price, the number of shares subject to the option and the terms and conditions of exercise. No option granted under the Amended 1997 Stock Option Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.


OTHER OPTIONS

         On December 4, 1996, Taxter entered into a First Amended Stock Option Agreement with one of the sellers of the Holdings stock (the "Selling Entities") and the assignee of the other Selling Entity (the "Amended Option Holders") canceling an original Stock Option Agreement between the Company and the Selling Entities. Each of the Amended Option Holders, their assignees or designees have the option (the "Option") to purchase from Taxter 4,000,000 shares of Common Stock of the Company and 400,000 shares of Series B Preferred Stock of the Company, exercisable in full by the Amended Option Holders, their assignees or designees, at any one time commencing October 8, 1999 and terminating on October 9, 2000, for an aggregate purchase price of $500,000. The Option immediately terminates if, at any time prior to the Amended Option Holders exercising their Options, Taxter tenders to each of the Amended Option Holders $50,000,000. In the agreement, Taxter agreed to various transfer restrictions, and the Amended Option Holders received certain registration rights.


COMPENSATION OF DIRECTORS

         Directors J. Richard Budd, III, Barry E. Breeman and Geoffrey A. Thompson each receive $50,000 as annual compensation for their services as directors of the Company. In addition, Mr. Budd and Mr. Breeman were each granted options to purchase 75,000 shares with an exercise price of $2.00 per share. Mr. Thompson received options to purchase 75,000 shares an exercise price of $2.19 per share. Martin Burke, who is Chairman of the Board of Directors and the Chief Executive Officer of the Company, does not receive compensation for his services as a director, but does receive compensation for his services as Chief Executive Officer. Jay Botchman does not receive compensation for his services as a director. The Board of Directors may authorize the payment of compensation to directors for their attendance at regular and special meetings of the Board of Directors and for attendance at meetings of committees of the Board of Directors as is customary for similar companies. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties as directors or officers of the Company.


EMPLOYMENT AGREEMENTS

         On March 27, 1997 the Company entered into a five year employment agreement with Martin Burke, the Company's Chief Executive Officer. Under the terms of the employment agreement, Mr. Burke will receive an annual base salary of $60,000 for each year of his employment subject to annual review by the Board of Directors. In addition, Mr. Burke has the right to receive under the terms of the employment agreement (i) 1.5% of the annual net earnings of the Company before taxes as reflected on the Company's certified financial statements, and
(ii) options to purchase 1,000,000 shares of the Company's Common Stock at a purchase price of $2.00 per share for a period of five years commencing March 27, 1997. The employment agreement also entitles Mr. Burke to all employee benefit plans such as medical and dental coverage, life insurance, pension and profit-sharing plans, that may be maintained by the Company. Under the terms of the employment agreement, employment terminates upon death or total disability of Mr. Burke and may be terminated by the Company for cause (such as misconduct, disregard of instructions from the Board, commission of certain crimes or acts or a material breach of the terms of the employment agreement.) The employment agreement contains a change in control provision that provides Mr. Burke with the right to terminate his employment within 60 days of the date of a change in control and have such termination treated as a termination without cause meaning that Mr. Burke shall have the right to continue to be compensated through the term of the employment agreement. For purposes of the employment agreement, a change of control is deemed to have occurred at such time as either (a) Taxter owns directly or indirectly less than 10% of the Common Stock of the Company and less than 50% of each other outstanding class of securities the majority vote of which is required for shareholder action, or (b) Jay Botchman owns less than 50% of the membership interest in Taxter. The employment agreement also contains certain customary terms regarding proprietary information, confidentiality, and the surrender of records upon termination. A copy of the employment agreement has been filed as an exhibit hereto.

         On April 1, 1997, the Company entered into a five year employment agreement with Kevin Riordan, the Company's President and Chief Operating Officer. Under the terms of the employment agreement, Mr. Riordan receives an annual base salary of $300,000 for each year of his employment subject to annual review by the Board of Directors of the Company. In addition to the base salary, the Company agreed to pay Mr. Riordan a signing bonus of $2,000,000. Additionally, he was granted options to purchase 300,000 shares of the Company's Common Stock at an exercise price of $2.00 per share. Such options are exercisable commencing April 1, 1999, and shall expire on the earlier of March 31, 2002, or the termination of Mr. Riordan's employment with the Company. The employment agreement also entitles Mr. Riordan to all employee benefit plans such as medical and dental coverage, life insurance, pension and profit-sharing plans, that may be maintained by the Company. Under the employment agreement, employment terminates upon death or total disability of Mr. Riordan and may be terminated by the Company for cause (such as misconduct, disregard of instructions from the Board of Directors, commission of certain crimes or acts or a material breach of the terms of the employment agreement.) The employment agreement also contains certain customary terms regarding proprietary information, confidentiality, and the surrender of records upon termination.
A copy of the employment agreement has been filed as an exhibit hereto.

         On June 17, 1997, the Company entered into an employment agreement with Michael J. Philippe, the Company's Chief Financial Officer and an Executive Vice President, which was amended effective June 1, 1999 to extend the term of the agreement to June 20, 2002. Under the terms of the employment agreement, as amended, Mr. Philippe receives an annual base salary of $210,000 subject to annual review by the Board of Directors. In addition, Mr. Philippe received under the terms of the employment agreement options to purchase 100,000 shares of the Company's Common Stock at a purchase price of $2.00 per share. The options to purchase the shares vest as follows: (i) 25,000 option shares on December 15, 1997, which have vested, (ii) 25,000 option shares on June 17, 1999, which have vested, and (iii) 50,000 option shares on June 17, 2000. The options are exercisable, according to their vesting schedules, for a period of five years from the date they were granted. The employment agreement also entitles Mr. Philippe to all employee benefit plans such as medical and dental coverage, life insurance, pension and profit-sharing plans, that may be maintained by the Company. Under the terms of the employment agreement, employment terminates upon death or total disability of Mr. Philippe and may be terminated by the Company for cause (such as misconduct, disregard of instructions from the Board of Directors, commission of certain crimes or acts or a material breach of the terms of the employment agreement.) The employment agreement contains a change in control provision that provides Mr. Philippe with the right to terminate his employment within 60 days of the date of a change in control and have such termination treated as a termination without cause, meaning that Mr. Philippe shall have the right to continue to be compensated through the term of the employment agreement. For purposes of the employment agreement, a change of control is deemed to have occurred at such time as either
(a) Taxter owns directly or indirectly less than 10% of the Common Stock of the Company and less than 50% of each other outstanding class of securities the majority vote of which is required for shareholder action, or (b) Jay Botchman owns less than 50% of the membership interests in Taxter. The employment agreement also contains certain customary terms regarding proprietary information, confidentiality, and the surrender of records upon termination. A copy of the employment agreement has been filed as an exhibit.

         On August 1, 1997, the Company entered into an employment agreement with Richard S. Angel, the Company's General Counsel and an Executive Vice President, which was amended effective June 1, 1999 to extend the term of the agreement to September 30, 2000. Under the terms of the employment agreement, as amended, Mr. Angel receives an annual base salary of $240,000 per year subject to annual review by the Board of Directors. In addition, Mr. Angel received under the terms of the employment agreement options to purchase 100,000 shares of the Company's Common Stock at a purchase price of $2.00 per share. The options to purchase the option shares vest as follows: (i) 25,000 option shares on December 15, 1997, which have (ii) 25,000 option shares on July 31, 1999, which have vested, and (iii) 50,000 option shares on July 31, 2000. The options are exercisable, according to their vesting schedules, for a period of five years from the date they were granted. The employment agreement also entitles Mr. Angel to all employee benefit plans such as medical and dental coverage, life insurance, pension and profit-sharing plans, that may be maintained by the Company. Under the terms of the employment agreement, employment terminates upon death or total disability of Mr. Angel and may be terminated by the Company for cause (such as misconduct, disregard of instructions from the Board of Directors, commission of certain crimes or acts or a material breach of the terms of the employment agreement.) The employment agreement contains a change in control provision that provides Mr. Angel with the right to terminate his employment within 60 days of the date of a change in control and have such termination treated as a termination without cause, meaning that Mr. Angel shall have the right to continue to be compensated through the term of the employment agreement. For purposes of the employment agreement, a change of control is deemed to have occurred at such time as either (a) Taxter owns directly or indirectly less than 10% of the Common Stock of the Company and less than 50% of each other outstanding class of securities the majority vote of which is required for shareholder action, or (b) Jay Botchman owns less than 50% of the membership interests in Taxter. The employment agreement also contains certain customary terms regarding proprietary information, confidentiality, and the surrender of records upon termination. A copy of the employment agreement has been filed as an exhibit hereto.

         On October 15, 1997, the Company entered into a three-year agreement with Cynthia Hassoun, the Corporate Secretary and a Senior Vice President. Under the terms of the agreement, Ms. Hassoun receives an annual base salary of $150,000. In addition, Ms. Hassoun received a $50,000 signing bonus, compensation for all relocation expenses and 75,000 stock options. Under the terms of the agreement, 25,000 of Ms. Hassoun's stock options vest on October 15 of the years 1998, 1999 and 2000. The exercise price of all of the options is $2.00 per share. The letter agreement also entitles Ms. Hassoun to all employee benefit plans, such as medical and dental coverage, life insurance, and pension and profit-sharing plans, that may be maintained by the Company.


ITEM 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


        During fiscal year 1998, the Company issued subordinated promissory notes to JLB, a corporation wholly-owned by Jay L. Botchman, a director of the Company, totaling $40,000,000 which are payable on demand and bear interest at the rate of 12% per annum. $30,000,000 of the new notes were issued in exchange for outstanding notes totaling $11,518,042 which carried an interest rate of 12% per annum and $18,481,958 in new debt. Interest expense on these notes was $2,307,467 and $3,635,891 for the years ended May 31, 1999 and 1998, respectively. On May 29, 1999, JLB forgave $5,000,000 of accrued interest on these subordinated notes in return for warrants to purchase 4,000,000 shares of the Company's Common Stock and for the Company's assumption of the payment obligations under personal property lease agreements of certain entities affiliated with JLB. JLB had previously guaranteed the payment of these obligations on behalf of the entities. On the date of the assumption of the obligations, the fair value of the obligations was $1.7 million and the warrants had a fair market value of $3.3 million. The warrant is exercisable one year after the grant date at an exercise price of $3.25 per share and expires May 29, 2004. Accrued interest related to subordinated notes payable to JLB that was not forgiven was approximately $1.3 million and $4.0 million, respectively, at May 31, 1999 and 1998.


        On February 27, 1998, the Company issued a subordinated promissory note payable to Mr. Botchman in the amount of $350,000 payable on demand with interest of 12% per annum. Interest expense for the year ended May 31, 1999 and May 31, 1998 was $42,583 and $10,733. This note was issued per an agreement dated February 27, 1998 between Mr. Botchman and the Company. As part of the terms of the agreement, the Company agreed to purchase an interest in certain investment securities, owned by Mr. Botchman, of a subprime mortgage banking company. The mortgage company had subsequent financial difficulties and ceased operations. The Company wrote off this investment and a receivable due from this company of approximately $189,000 during the fiscal year ended May 31, 1998.

        As of May 31, 1999, the Company, through its wholly-owned subsidiary, American Credit Alliance, Inc., has an $880,000 note payable to JLB with an interest rate of 10% per annum. Interest expense for the year ended May 31, 1999 and May 31, 1998 was $89,222, and $85,195, respectively. American Credit Alliance, Inc. is the managing member and owns 50% of the membership interests in Dakota Card Fund II, LLC, an entity that owns performing credit card receivables.

        The Company made a series of investments, during the period May 1997 through December 1997, amounting to $508,600, in a subprime mortgage banking company affiliated with JLB. Due in large part to the severe downturn in the subprime mortgage banking industry, the Company wrote off its investment in this company in the amount of $508,600 at May 31, 1998 in addition to a receivable of $183,000 from the same company, as there was substantial doubt regarding this company's ability to continue as a going concern.

        The Series A Preferred Stock and Series B Preferred Stock were each issued at $1.00 per share (for a total of $2,000.00) for all of Taxter's shares of Holdings. See "Item 1 - Business; General Development of Business." The Series A Preferred Stock, as a class, has 80% of the voting rights in the Company. The Series B Preferred Stock has one vote per share. The Series A Preferred Stock and the Series B Preferred Stock each has a liquidation preference of $1.00 per share and each earns cumulative dividends at a rate of 5% per annum. After five years, (i) the Series A Preferred Stock and the Series B Preferred Stock will be redeemable at the option of the Company, and (ii) the Series B Preferred Stock will be convertible at the option of the holder into Series A Preferred Stock on a share-for-share basis.

        On December 31, 1996, the Company issued 5,000 shares of Series C Preferred Stock to Mr. Botchman for $5,000,000 consideration. The Series C Preferred Stock earns cumulative dividends at 6% per annum. The shares also have liquidation preference of $1,000 per share. The Series A and B Preferred Stock rank senior to the Series C Preferred Stock with respect to dividend and liquidation rights.

        On May 29, 1998, the Company issued 10,000 shares of Series D Preferred Stock to JLB in exchange for the cancellation of the outstanding principal amount of the $10,000,000 promissory note dated August 1, 1997 payable by the Company to JLB. The Series D Preferred Stock is non-voting and earns a dividend of 8% per annum payable annually on December 31. The shares have a par value of $0.001 per share and a stated value of $1,000 per share. The shares have a liquidation preference of $1,000 per share. The Series D Preferred Stock ranks senior to the Series A, B and C with respect to dividend and liquidation rights. Each share of Series D Preferred Stock is convertible into 380 shares of Common Stock. The agreement between the Company and JLB with respect to the issuance of the Series D Preferred Stock grants JLB piggyback registration rights for any Common Stock issuable upon conversion of the shares of Series D Preferred Stock.

        On August 31, 1998, the Company issued 10,000 shares of Series E Preferred Stock at a price of $1,000 per share to JLB in exchange for JLB agreeing to cancel the $10,000,000 principal outstanding under a subordinated promissory note dated August 1, 1997. The holder of Series E Preferred Stock is entitled to dividends at a rate of 8% of stated value per annum payable in cash commencing on December 31, 1998. Each share of Series E Preferred Stock is convertible into 285 shares of Common Stock. The agreement between the Company and JLB with respect to the issuance of the Series E Preferred Stock grants JLB piggyback registration rights for any Common Stock issuable upon conversion of the shares of Series E Preferred Stock.


         As of May 31, 1999 and May 31, 1998, accumulated but undeclared and unpaid preferred dividends on preferred stock amounted to approximately $2.2 and $0.4 million respectively. Such dividends have not been declared or paid by the Board of Directors and, accordingly, remain outstanding obligations of the Company. Such dividends have not been paid because the Company believes it to be in the best interests of the Company to retain its earnings to reinvest in the Company's operations. In addition, the Company is a party to certain loan agreements that contain customary restrictions on the ability of the Company to pay dividends. The Company does not anticipate that it will be required by the holders of the preferred stock to pay such dividends in the short term. Once the Company does pay such accumulated dividends, the Company's cash for operating activities will be accordingly reduced.


        Taxter, an entity in which Mr. Botchman is a managing member, as part of the purchase price of acquiring Holdings, granted the former owners of Holdings a future interest in Holdings in the form of an identical option to each former owner of Holdings to purchase 2,000 shares of Holdings from Taxter for $500,000. Following the acquisition of Holdings by the Company, these options were amended to enable each of the former owners of Holdings to purchase 4,000,000 shares of the Company's Common Stock and 400,000 shares of the Company's Series B Preferred Stock for $500,000.




ITEM 8 - LEGAL PROCEEDINGS

         The Company, in the ordinary course of business, receives notices of consumer complaints from regulatory agencies and reviews these complaints in accordance with internal policy.

         On October 24, 1996, the Company, SOIC and certain former officers and directors of SOIC were sued in the United States District Court for the Northern District of Illinois in an action entitled Louis G. Apostol, as Administrator for the Estate of Curtis Kim v. M. Reza Fayazi, et al. This action was brought as a class action on behalf of persons purportedly solicited to voluntarily repay debt that had been discharged in bankruptcy to open credit card accounts. The complaint alleged that these practices violated the bankruptcy code, various consumer protection statutes, including the Fair Debt Collection Practices Act, the Truth in Lending Act, the Colorado

Uniform Consumer Credit Code, the Illinois Consumer Fraud Act and RICO. Plaintiffs also asserted common law theories of recovery. The district court dismissed all bankruptcy-related claims on the grounds that they should be asserted in the bankruptcy court. On November 9, 1998, a complaint was filed in the United States Bankruptcy Court for the Northern District of Illinois. The complaints seek (i) monetary damages, (ii) declaratory judgments that the agreements reached with plaintiffs have no legal effect, (iii) criminal contempt, (iv) injunctive relief to prohibit defendants from purchasing or selling debts that have been discharged in bankruptcy and to rescind any such agreements, and to require cessation of collection efforts and the removal of debts from credit reports.


         On May 14, 1998, the Company and an unaffiliated third party bank were sued in the United States District Court for the District of Rhode Island in an action entitled McGlynn v. The Credit Store, Inc., et al. The action is brought as a class action on behalf of persons who allegedly were solicited to voluntarily repay debt that had been discharged in bankruptcy. The complaint alleges that inducing repayment of discharged debt violates the Bankruptcy Code, and the Fair Debt Collection Practices Act. The complaint also contains a common law theory of recovery. The complaints seek (i) monetary damages, (ii) a declaratory judgment that the agreements reached with plaintiffs have no legal effect, (iii) criminal contempt, and (iv) injunctive relief to preclude defendants from purchasing or selling debts that have been discharged in bankruptcy.


         On June 1, 1998, the Company was sued in the United States District Court for the Northern District of Illinois in an action entitled Le v. The Credit Store, Inc., et al. The action is brought as a class action on behalf of certain persons who were allegedly part of a portfolio of consumer debt purchased by the Company. The complaint alleges that these people were sent letters by the Company attempting to collect debts previously discharged in bankruptcy and that these actions violate the Fair Debt Collection Practices Act. The complaint seeks monetary damages.

         On May 27, 1999, the Company was sued in the United States District Court for the District of Florida in an action entitled McIntyre v. Credit Store Inc. The action is brought as a class action on behalf of certain persons to whom the Company sent written communications and alleges that such communications violate the Fair Debt Collection Practices Act and statutory provisions of Florida and South Dakota law. On May 21, 1999, the Company was sued in the United States District Court for the District of Arizona in an action entitled Bingham v. The Credit Store, Inc. The action is brought as a class action on behalf of certain persons to whom the Company sent written communications and alleges that such communications violate the Fair Debt Collection Practices Act. Both complaints seek monetary damages and declaratory judgments that the Company's mailers violate statutory provisions.


         On February 3, 2000, the Company was sued in the United States District Court for the District of New York in an action entitled Strum v. Bank of New York. The action is brought as a class action on behalf of certain persons to whom the Company sent written communications and alleges that such communications violate the Fair Debt Collection Practices Act. The Complaint seeks monetary damages for alleged violations of the Fair Debt Collection Practices Act and for Restitution and Unjust Enrichment.



         On February 22, 2000, the Company and an unaffiliated third party bank were sued in the United States District Court for the Northern District of Illinois in an action entitled Greene v. Martin J. Burke, III, et al. The action is brought as a class action on behalf of certain persons, residing in the state of Illinois, to whom the Company sent written communications and alleges that such communications violate the Fair Debt Collection Practices Act, the Credit Repair Organizations act and statutory provisions of Illinois law. The complaint seeks monetary damages.


         The Company does not believe that these suits will have a material adverse effect on the consolidated financial position of the Company, nor on the results of operations.

ITEM 9 - MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS


         The Company's Common Stock is presently traded on the National Quotation Bureaus' "Pink Sheets" under the symbol "PLCR". However, the Company's Common Stock has historically traded on the Over the Counter Bulletin Board under trading symbol "PLCR" and the Company anticipates that its Common Stock will resume trading on the OTC Bulletin Board in the near future. The quotations are inter-dealer prices without retail mark-ups, mark-downs or commissions and may not represent actual transactions.

         The high and low bid prices for the Company's Common Stock for each quarter for the past three years were as follows:

                           Period                             High                      Low
                           ------                             ----                      ---
                  1997     First Quarter                      $ N/A                     $ N/A
                           Second Quarter                       13 3/4                    4 1/2
                           Third Quarter                        12                        5 3/4
                           Fourth Quarter                       9 1/4                     5 1/4

                  1998     First Quarter                      $ 9 3/8                   $ 5 3/4
                           Second Quarter                       7 5/8                     2 7/8
                           Third Quarter                        3 3/4                     1 1/2
                           Fourth Quarter                       2 15/16                   1 9/32

                  1999     First Quarter                      $ 3 7/8                   $ 1 7/8
                           Second Quarter                       2 3/4                     1 3/4
                           Third Quarter                        2 15/16                   1 7/8
                           Fourth Quarter                       2 5/8                     1 15/16

                  2000     First Quarter                      $ 3 17/32                 $ 2 13/32
                           Second Quarter                     $ 5 7/15                  $ 2 9/16
                           Third Quarter (as of 2/18/00)      $ 5 1/4                   $ 3 15/16


         As of December 15, 1999, there were 949 holders of record of the Company's Common Stock.

         The Company has not paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company anticipates that it will follow a policy of retaining earnings, if any, to finance the expansion and development of the Company. The Board of Directors of the Company will review its dividend policy from time to time to determine the feasibility and desirability of paying dividends, after giving consideration to the Company's results of operations, financial condition, capital requirements and such other factors as the Board of Directors deems relevant.

         Each issued and outstanding share of Series A Preferred Stock and Series B Preferred Stock will be entitled, as and when declared by the Board of Directors, to receive, out of any assets at the time legally available therefor, dividends at the rate of $.05 per share, per annum. Such dividends on the Series A and Series B Preferred Stock are prior in preference to any outstanding shares of Common Stock or of Preferred Stock, other than Series D and Series E Preferred Stock.

         Subject to the right of the holders of the Series B Preferred Stock to receive a preferential dividend, the holders of shares of Series C Preferred Stock will be entitled, as and when declared by the Board of Directors, to receive, out of any assets at the time legally available therefor, dividends at the rate of 6% per share per annum, payable in cash commencing on December 31, 1997. Such dividends on the Series C Preferred Stock are prior in preference to any declaration or payment of any distribution on any outstanding shares of Common Stock or any Preferred Stock which by its terms is junior to Series C Preferred Stock, but are junior in preference to Series A, Series B, Series D and Series E Preferred Stock.

         The holder of shares of Series D Preferred Stock will be entitled, as and when declared by the Board of Directors, to receive, out of any assets at the time legally available therefor, dividends at the rate of 8% per share per annum, payable in cash commencing on December 31, 1998 and thereafter on the last day of December of each year that any such shares are outstanding. Such dividends on the Series D Preferred Stock are prior in preference to any declaration or payment of any distribution on any other outstanding shares of Common Stock or of Preferred Stock, other than Series E Preferred Stock.

         The holders of shares of Series E Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors of the Company, dividends calculated on the stated value per share at the rate of 8% per share per annum, payable in cash commencing on December 31, 1998, and thereafter on the last day of December of each year that any such shares shall be outstanding. Such dividends on the Series E Preferred Stock are prior in preference to any declaration or payment of any distribution on any other outstanding shares of Common Stock or Preferred Stock.

         Other than the foregoing, the Company does not anticipate the declaration or payment of any dividends in the foreseeable future. There can be no assurance that cash dividends of any kind will ever be paid.


ITEM 10 - RECENT SALES OF UNREGISTERED SECURITIES

         The Company issued the following securities during the prior three fiscal years without registering the securities under the Securities Act:

Issuance of Capital Stock:

     1. On September 12, 1996, the Company issued 20,000,000 shares of Common Stock to Jay Botchman for aggregate consideration of $20,000. Mr. Botchman subsequently transferred these shares to Taxter.

     2. On December 4, 1996, Taxter exchanged all of its shares of Common Stock in Service One Holdings for the issuance by the Company of 1,200,000 shares of Series A Preferred Stock and 800,000 shares of Series B Preferred Stock of the Company to Taxter.

     3. On December 31, 1996, the Company issued 5,000 shares of Series C Preferred Stock to Jay Botchman in exchange for aggregate consideration of $5,000,000.

     4. On February 19, 1997, the Company sold 830,000 shares of Common Stock to Lancer Partners, L.P., Lancer Offshore Inc., Lancer Voyager Fund, and Michael Lauer (collectively, the "Lancer Group") for aggregate consideration of $6,017,500.

     5. On March 12, 1997 the Company privately sold 827,500 shares of Common Stock to the Lancer Group for aggregate consideration of $5,999,375.

     6. On January 2, 1998, the Company privately sold 1,250,000 shares of Common Stock to the Lancer Group for aggregate consideration of $2,500,000.

     7. On February 2, 1998, the Company privately sold 1,250,000 shares of Common Stock to the Lancer Group for aggregate consideration of $2,500,000.

     8. On May 29, 1998, the Company issued 10,000 shares of Series D Preferred Stock to JLB in exchange for JLB agreeing to cancel $10,000,000 of the principal outstanding under the $10,000,000 Subordinated Promissory Note dated August 1, 1997.

     9. On August 31, 1998, the Company issued 10,000 shares of Series E Preferred Stock to JLB in exchange for JLB agreeing to cancel $10,000,000 of the principal outstanding under the $20,000,000 Subordinated Promissory Note dated August 1, 1997.

Grant of Stock Options and Warrants:

     1. On March 27, 1997, the Company granted options to purchase 950,000 shares of Common Stock at an exercise price of $5.50 per share to employees.

     2. On December 15, 1997, the Company granted options to purchase 935,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to employees, granted options to purchase 1,000,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to a director of the Company and granted options to purchase 600,000 shares of Common Stock at an exercise price of $2.00 per share to employees.

     3. On January 16, 1998, the Company granted options to purchase 170,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.50 per share to employees.

     4. On April 30, 1998, the Company issued to Coast Business Credit, a division of Southern Pacific Bank, a warrant to purchase 650,247 shares of the Common Stock at an exercise price of $2.50. The warrant was issued in connection with a loan from Coast Business Credit to the Company.

     5. On August 3, 1998, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.00 per share to employees.

     6. On August 10, 1998, the Company granted options to purchase 300,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.70 per share to employees.

     7. On September 15, 1998, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to employees.

     8. On November 23, 1998, the Company granted options to purchase a total of 150,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to two directors of the Company.

     9. On February 15, 1999, the Company granted options to purchase 13,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.38 per share to employees.

     10. On March 17, 1999, the Company granted options to purchase 200,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.00 per share to employees.

     11. On March 18, 1999, the Company issued a warrant to purchase 1,000,000 shares of Common Stock to Business Transactions Express, Inc. at an exercise price of $2.00 per share. The warrant was issued in connection with the execution of a strategic modeling services agreement between the Company and Business Transactions Express, Inc.

     12. On March 22, 1999, the Company granted options to purchase 3,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.30 per share to employees.

     13. On March 29, 1999, the Company granted options to purchase 3,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.30 per share to employees.

     14. On April 15, 1999, the Company granted options to purchase 75,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.19 per share to a director of the Company.

     15. On June 1, 1999, the Company granted options to purchase 503,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.40 per share to employees.

     16. On June 22, 1999, the Company issued a warrant to purchase 4,000,000 shares of Common Stock to JLB at an exercise price of $3.25 per share issued as partial consideration for JLB's forgiveness of certain interest owed to JLB by the Company.

     17. On July 26, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.88 per share to employees.

     18. On August 1, 1999, the Company granted options to purchase 22,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.00 per share to employees.

     19. On August 3, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.97 per share to employees.

     20. On August 27, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.69 per share to employees.

     21. On September 1, 1999, the Company granted options to purchase 1,500 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.75 per share to employees.

     22. On September 10, 1999, the Company issued a warrant for 25,000 shares of Common Stock to Cappello Capital Corp. at an exercise price of $2.56 per share. The warrant was issued in connection with Cappello Capital Corp. providing financial advisory services to the Company.

     23. On September 16, 1999, the Company granted options to purchase 8,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.75 per share to employees.

     24. On October 18, 1999, the Company granted options to purchase 2,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $2.75 per share to employees.

     25. On October 25, 1999, the Company granted options to purchase 5,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.13 per share to employees.

     26. On November 8, 1999, the Company granted options to purchase 10,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.88 per share to employees.

     27. On November 19, 1999, the Company granted options to purchase 310,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $3.44 per share to employees.

     28. On November 29, 1999, the Company granted options to purchase 15,000 shares of Common Stock under the Amended 1997 Stock Option Plan at an exercise price of $5.00 per share to employees.

         The sales and issuance described in paragraphs 1-9 under "Issuance of Capital Stock" and in paragraphs 4, 16 and 22 under "Granted Stock Options and Warrants"
above were deemed to be exempt from registration under the Securities Act by virtue of Rule 4(2), Regulation D promulgated thereunder or Rule 701 of the Securities Act. The sales and issuances under Rule 4(2) and Regulation D were conducted in a manner to avoid a public offering, were made to a limited number of financially sophisticated persons or entities with a high net worth and were not made pursuant to any general advertising or general solicitation. The sales and issuances under Rule 701 were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation.


         Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any of these securities. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.


ITEM 11 - DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK
------------

         The Company is authorized to issue up to 65,000,000 shares of Common Stock, par value $.001 per share. As of the date of this registration statement there are 34,761,965 issued and outstanding shares of Common Stock.

         Voting, Shareholders' Meetings and Resolutions. Holders of Common Stock have one vote for each share held on all matters submitted to a vote of stockholders, but such votes are subject to the voting preference of the holders of the Series A Preferred Stock. Holders of the Series A Preferred Stock, regardless of the number of such shares outstanding and as long as at least one of such shares is outstanding, shall represent 80% of all votes entitled to be voted at any annual or special meeting of the shareholders of the Company, subject to dilution by capital stock of the Company issued after the date of issuance of the Series A Preferred Stock. Holders of Series B Preferred Stock have one vote on all matters as to which holders of common stock shall be entitled to vote.

         Dividend and Liquidation Rights. Subject to the prior rights of any series of preferred stock, as described below, which may from time to time be outstanding, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.


PREFERRED STOCK
---------------

         The following series of preferred stock are currently issued by the Company.


SERIES A PREFERRED STOCK

         There are 2,000,000 shares of Series A Preferred Stock, $.001 par value (the "Series A Preferred Stock") authorized, of which 1,200,000 shares are issued and outstanding.

         DIVIDENDS. Each issued and outstanding share of Series A Preferred Stock shall be entitled to receive, pari passu with the Series B Preferred Stock, out of any assets at the time legally available therefor and when and as declared by the Board of Directors of the Company, dividends at the rate of $.05 per share, per annum. Such dividends accrue on each share of Series A Preferred Stock from the initial date of issuance thereof whether or not earned or declared.


         VOTING RIGHTS. The outstanding shares of Series A Preferred Stock, regardless of the number of such shares outstanding and as long as at least one of such shares is outstanding, shall represent 80% of all votes entitled to be voted at any annual or special meeting of the shareholders of the Company subject to dilution by subsequently issued capital stock of the Company. Accordingly, the holders of the Company's Series A Preferred Stock effectively control all matters that may be put to a stockholder vote, including the election of directors and fundamental corporate changes and, therefore, effectively control the Company. Currently, the shares of the Series A Preferred Stock represent approximately 77.88% of all votes entitled to be voted at any annual or special meeting of the shareholders of the Company. Each share of Series A Preferred Stock shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Series A Preferred Stock.


         REDEMPTION. At any time after December 31, 2001, the Company may redeem all or part of the outstanding shares of Series A and Series B Preferred Stock, treated as one class, at a cash price equal one dollar ($1.00) per share, together will all unpaid dividends to and including the date of redemption, provided that the Company provides written notice to the holders of such stock to be redeemed at least 20 days prior to the date specified for redemption.

         LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A and Series B Preferred Stock then outstanding, treated as one class, shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Company's Common Stock or Series C Preferred Stock, an amount equal to $1.00 per share, plus all unpaid dividends thereon to the date fixed for distribution.

         RANK. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, (i) rank pari passu with the Series B Preferred Stock, (ii) rank senior to any of the Company's Common Stock, the Company's Series C Preferred Stock and any other class or series of stock of the Company which by its terms shall rank junior to the Series A Preferred Stock, and (iii) rank junior to the Series D and Series E Preferred Stock and any other class or series of stock of the Company which by its terms shall rank senior to the Series A Preferred Stock.


SERIES B PREFERRED STOCK

         There are 800,000 shares of Series B Preferred Stock, $.001 par value (the "Series B Preferred Stock"), of which 800,000 shares are issued and outstanding.

         DIVIDENDS. Each issued and outstanding share of Series B Preferred Stock shall be entitled to receive, pari passu with the Series A Preferred Stock, out of any assets at the time legally available therefor and when and as declared by the Board of Directors of the Company, dividends at the rate of $.05 per share per annum. Such dividends accrue on each share of Series B Preferred Stock from the initial date of issuance thereof whether or not earned or declared.

         VOTING RIGHTS. Each outstanding share of Series B Preferred Stock shall entitle the holder thereof to one vote on all matters as to which holders of common stock shall be entitled to vote.

         REDEMPTION. At any time after December 31, 2001, the Company may redeem all or part of the outstanding shares of Series A and Series B Preferred Stock, treated as one class, at a cash price equal one dollar ($1.00) per share, together will all unpaid dividends to and including the date of redemption, provided that the Company provides written notice to the holders of such stock to be redeemed at least 20 days prior to the date specified for redemption.

         LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A and Series B Preferred Stock then outstanding, treated as one class, shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Company's Common Stock or Series C Preferred Stock, an amount equal to $1.00 per share, plus all unpaid dividends thereon to the date fixed for distribution.

         CONVERSION. At any time after December 31, 2001, the holders of outstanding shares of Series B Preferred Stock, at their option, may convert said shares, in whole or in part, on a share for share basis, to shares of Series A Preferred Stock.

         RANK. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, (i) rank pari passu with the Series A Preferred Stock, (ii) rank senior to any of the Company's Common Stock, the Company's Series C Preferred Stock and any other class or series of stock of the Company which by its terms shall rank junior to the Series A Preferred Stock, and (ii) rank junior to the Series D and Series E Preferred Stock and any other class or series of stock of the Company which by its terms shall rank senior to the Series B Preferred Stock.


SERIES C PREFERRED STOCK

         There are 5,000 shares of Series C Preferred Stock, $.001 par value (the "Series C Preferred Stock") of which 5,000 shares are issued and outstanding.

         DIVIDENDS. The holders of shares of Series C Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors of the Company, dividends at the rate of 6% per share per annum, payable in cash commencing on December 31, 1997. Such dividends accrue on each share of Series C Preferred Stock from the initial date of issuance thereof whether or not earned or declared.

         VOTING RIGHTS. The holders of the Series C Preferred Stock shall not have the right to vote on matters presented to the stockholders of the Company, except as provided by the General Corporation Law of the State of Delaware.

         REDEMPTION. At any time after December 31, 1998, the Company may redeem all or part of the outstanding shares of the Series C Preferred Stock, at a cash price equal to $1,000 per share, together with all unpaid dividends to and including the date of redemption, provided that the Company provides written notice to the holders of such stock to be redeemed at least 20 days prior to the date specified for redemption.

         LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series C Preferred Stock then outstanding, shall be entitled to be paid, out of the assets of the Company available for distribution, whether from capital, surplus or earnings, before any payment shall be made in respect of the Company's Common Stock, an amount equal to $1,000 per share, plus all unpaid dividends thereon to the date fixed for distribution.

         RANK. The Series C Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution, (i) ranks senior to any class of the Company's Common Stock, and any other series of capital stock of the Company which by its terms ranks junior to the Series C Preferred Stock, and
(ii) ranks junior to the Series A, Series B, Series D and Series E Preferred Stock, and any other class or series of stock of the Company which by its terms ranks senior to the Series C Preferred Stock.


SERIES D PREFERRED STOCK

         There are 10,000 shares of Series D Preferred Stock, $.001 par value (the "Series D Preferred Stock") of which 10,000 shares are issued and outstanding.

         DIVIDENDS. The holders of shares of Series D Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors of the Company, dividends calculated on the stated value per share at the rate of 8% per share per annum, and no more, payable in cash commencing on December 31, 1998, and thereafter on the last day of December of each year that any such shares shall be outstanding. Such dividends accrue on each share of Series D Preferred Stock from the initial date of issuance thereof whether or not earned or declared.

         VOTING RIGHTS. Except as otherwise required by law, the holders of Series D Preferred Stock shall not be entitled to vote upon any matter relating to the business or affairs of the Company or for any other purpose.

         REDEMPTION. The Company may, at the option of the Board of Directors, redeem all or part of the outstanding shares of the Series D Preferred Stock at a cash price equal to $1,000 per share, together with all unpaid dividends to and including the redemption date (the "Series D Redemption Price"); provided, however, that payment of the Series D Redemption Price shall be made from any funds of the Company legally available therefor; provided that the Company shall give written notice by mail, postage prepaid, to the holders of such stock to be redeemed at least 20 days prior to the date specified for redemption (the "Series D Redemption Date"); and provided further that such holders may, at any time prior to the Series D Redemption Date, convert their shares of Series D Preferred Stock. The holder of any shares of Series D Preferred Stock shall have the right, at such holder's option, at any time (and from time to time) prior to May 31, 2001, to convert any of such shares into that number of fully paid and nonassessable shares of common stock (calculated as to each conversion to the nearest 1/100th of a share) equal to the Conversion Rate (as defined below) multiplied by the number of shares of Series D Preferred Stock to be converted. The "Conversion Rate" per share of Series D Preferred Stock is 380 shares of Common Stock.

         LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of the Series D Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Company's Common Stock, an amount equal to $1,000 per share, plus all unpaid dividends thereon to the date fixed for distribution.

         RANK. The Series D Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, (i) rank senior to any of the Company's Common Stock, the Company's Series A, Series B and Series C Preferred Stock and any other class or series of stock of the Company which by its terms shall rank junior to the Series D Preferred Stock, and (ii) rank junior to the Series E Preferred Stock and any other class or series of stock of the Company which by its terms shall rank senior to the Series D Preferred Stock.


SERIES E PREFERRED STOCK

         There are 20,000 shares of Series E Preferred Stock, $.001 par value (the "Series E Preferred Stock") of which 10,000 shares are issued and outstanding.

         DIVIDENDS. The holders of shares of Series E Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors of the Company, dividends calculated on the stated value per share at the rate of 8% per share per annum, and no more, payable in cash commencing on December 31, 1998, and thereafter on the last day of December of each year that any such shares shall be outstanding. Such dividends accrue on each share of Series E Preferred Stock from the initial date of issuance thereof whether or not earned or declared.

         VOTING RIGHTS. Except as otherwise required by law, the holders of Series E Preferred Stock are not entitled to vote upon any matter relating to the business or affairs of the Company or for any other purpose.

         REDEMPTION. The Company may, at the option of the Board of Directors, redeem all or part of the outstanding shares of the Series E Preferred Stock at a cash price equal to $1,000 per share, together with all unpaid dividends to and including the redemption date (the "Series E Redemption Price"); provided, however, that payment of the Redemption Price shall be made from any funds of the Company legally available therefor; provided that the Company shall give written notice by mail, postage prepaid, to the holders of such stock to be redeemed at least 20 days prior to the date specified for redemption (the "Series E Redemption Date"); and provided further that such holders may, at any time prior to the Series E Redemption Date, convert their shares of Series E Preferred Stock. The holder of any shares of Series E Preferred Stock shall have the right, at such holder's option, at any time (and from time to time) prior to August 31, 2001, to convert any of such shares into that number of fully paid and nonassessable shares of common stock (calculated as to each conversion to the nearest 1/100th of a share) equal to the Conversion Rate (as defined below) multiplied by the number of shares of Series E Preferred Stock to be converted. The "Conversion Rate" per share of Series E Preferred Stock is 285 shares of Common Stock.

         LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of the Series E Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Company's Common Stock, an amount equal to $1,000 per share, plus all unpaid dividends thereon to the date fixed for distribution.

         RANK. The Series E Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, (i) rank senior to any of the Company's Common Stock, the Company's Series A, Series B, Series C and Series D Preferred Stock and any other class or series of stock of the Company which by its terms shall rank junior to the Series E Preferred Stock, and (ii) rank junior to any class or series of stock of the Company which by its terms shall rank senior to the Series E Preferred Stock.


UNDESIGNATED PREFERRED STOCK

         The number of shares constituting the undesignated Preferred Stock (the "Preferred Stock") is 965,000, $.001 par value. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions.


ANTI-TAKEOVER PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder; (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or (iii) the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date such stockholder became an interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.


ITEM 12 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION ON DIRECTOR's LIABILITY

         In accordance with the DGCL, the Company's Certificate of Incorporation provides that the directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of duty as a director except (i) for any breach of the director's duty of loyalty to the Company and its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct, or knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision does not eliminate a director's fiduciary duties; it merely eliminates the possibility of damage awards against a director personally which may be occasioned by certain unintentional breaches (including situations that may involve grossly negligent business decisions) by the director of those duties. The provision has no effect on the availability of equitable remedies, such as injunctive relief or rescission, which might be necessitated by a director's breach of his or her fiduciary duties. However, equitable remedies may not be available as a practical matter where transactions (such as merger transactions) have already been consummated. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.


INDEMNIFICATION

         The Certificate of Incorporation provides that the Company shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that the Company may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that no indemnification shall be made where the person is adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and such expenses.


ITEM 13 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The consolidated financial statements and the report thereon of Grant Thornton LLP, independent certified public accountants, dated August 16, 1999 are filed as part of this Registration Statement. See Item 15.


ITEM 14 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On July 8, 1999 the Board of Directors recommended the appointment of Grant Thornton LLP as the Company's auditors for the year ended May 31, 1998 and determined not to engage Tanner & Co. ("Tanner") as the Company's auditors for the year ended May 31, 1998. The Board had previously appointed Tanner as auditors for the May 31, 1997 financial statements. The reports of Tanner on the financial statements of the Company for the period ended May 31, 1997 did not contain any adverse opinion or disclaimer of an opinion and were not qualified or modified as to uncertainty audit scope or accounting principles. During the fiscal year in the period ended May 31, 1997, and the subsequent interim periods preceding the Company's decision, there were no disagreements with Tanner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable events as defined in Item 304 of Regulation S-K under the Securities Act of 1934.


ITEM 15 - FINANCIAL STATEMENTS AND EXHIBITS

(a)      Index to Financial Statements

         The Financial Statements required by this item are submitted in a separate section beginning on page F-1 of this registration statement

                                                                                                 PAGE

         Report of Certified Public Accountants (Grant Thornton LLP)                             F-2

         Report of Independent Certified Public Accountants (Tanner & Company LLP)               F-3

         Consolidated Balance Sheets                                                             F-4 - F-5

         Consolidated Statements of Operations                                                   F-6 - F-7

         Consolidated Statements of  Comprehensive Income (Loss)                                 F-8

         Consolidated Statement of Stockholders' Equity (Deficit)                                F-9 - F-10

         Consolidated Statements of Cash Flows                                                   F-11 - F-13


         Notes to Consolidated Financial Statements                  F-14 - F-44


(b)      Index to Exhibits




        EXHIBIT
         NUMBER                 DESCRIPTION OF DOCUMENT


        3.1*              Amended and Restated Certificate of Incorporation

        3.2*              Amended and Restated By-Laws

        4*                Specimen certificate representing shares of Common
                          Stock

        10.1*             Amended and Restated Lease Agreement dated December
                          12, 1996 between Service One International Corporation and Donald A. Dunham, Jr.

        10.2*             Amendment No. One to the Amended and Restated Lease
                          Agreement dated June 11, 1997 between Service One
                          International Corporation and Donald A. Dunham, Jr.

        10.3*             Amendment No. Two to the Amended and Restated Lease
                          Agreement dated July 31, 1997 between Service One
                          International Corporation and Donald A. Dunham, Jr.

        10.4*             Lease Agreement dated February 28, 1997 between
                          Service One International Corporation and Eagle
                          Properties, L.L.C.

        10.5* Addendum to Lease Agreement dated November 18, 1997 between Service One International Corporation and
                          Eagle Properties, L.L.C.

        10.6*             Mutual Business Development Agreement dated as of
                          October 8, 1996, between Service One International
                          Corporation and the O. Pappalimberis Trust

        10.7*             Amendment dated as of December 16, 1997 to the Mutual
                          Business Development Agreement dated as of October 8,
                          1996, such amendment among O. Pappalimberis Trust,
                          Taxter One LLC, Service One International Corporation,
                          Eikos Management, LLC and Thesseus International Asset
                          Fund

        10.8*             Amendment dated September 1, 1998 to the Mutual
                          Business Development Agreement dated as of October 8,
                          1996, as amended, between the Company and Eikos
                          Management LLC

        10.9*             Mutual Business Development Agreement dated as of
                          October 8, 1996, between Service One International
                          Corporation and Renaissance Trust I

        10.10* Strategic Modeling Agreement dated March 18, 1999, between the Company and Business Transactions Express,
                          Inc.



        EXHIBIT
         NUMBER                 DESCRIPTION OF DOCUMENT


        10.11* Warrant to purchase Common Stock of the Company issued to JLB on June 22, 1999

        10.12*            Loan and Security Agreement, dated as of April 30,
                          1998, between the Company and Coast Business Credit, a division of Southern Pacific Bank

        10.13* First Amendment to Loan and Security Agreement, dated as of September 30, 1998, between the Company and Coast Business Credit, a division of Southern Pacific
                          Bank

        10.14* Second Amendment to Loan and Security Agreement, dated as of December 1, 1998, between the Company and Coast
                          Business Credit, a division of Southern Pacific Bank

        10.15* Amendment Number Two to Loan and Security Agreement, dated as of April 27, 1999, between the Company and Coast Business Credit, a division of Southern Pacific
                          Bank

        10.16* Fourth Amendment to Loan and Security Agreement, dated as of May 27, 1999, between the Company and Coast
                          Business Credit, a division of Southern Pacific Bank

        10.17* Amendment Number Five to Loan and Security Agreement, dated as of June 25, 1999, between the Company and Coast Business Credit, a division of Southern Pacific
                          Bank

        10.18*            Amendment Number Six to Loan and Security Agreement
                          Dated as of December 6, 1999 between the Company and Coast Business Credit, a division of Southern Pacific
                          Bank

        10.19*            Security Agreement dated as of August 1, 1997, between
                          J.L.B. of Nevada, Inc., Credit Store Mortgage, Inc.,
                          New Beginnings Corp., Consumer Debt Acquisitions,
                          Inc., Sleepy Hollow Associates, Inc., Service One
                          Holdings Inc., Service One International Corporation,
                          American Credit Alliance, Inc., Service One
                          Receivables Acquisition Corporation, the Company,
                          Service One Commercial Corporation and Soiland Company

        10.20*            First Amendment to Security Agreement, dated as of
                          October 23, 1997 between J.L.B. of Nevada, Inc., the
                          Company and Credit Store Mortgage, Inc., New
                          Beginnings Corp., Consumer Debt Acquisitions, Inc.,
                          Sleepy Hollow Associates, Inc., Service One Holdings,
                          Inc., Service One International Corporation, Service
                          One Receivables Acquisition Corporation, the Company,
                          Service One Commercial Corporation and Soiland Company


        EXHIBIT
         NUMBER                 DESCRIPTION OF DOCUMENT

        10.21*            Second Amendment to Security Agreement, dated as of
                          November 21, 1997 between J.L.B. of Nevada, Inc., the
                          Company, Sleepy Hollow Associates, Inc., Service One
                          International Corporation, American Credit Alliance,
                          Inc. and Service One Receivables Acquisition
                          Corporation

        10.22*            Credit Agreement Dated as of October 15, 1999 among
                          Credit Store Capital Corp., the Company, The Lenders
                          Signatory thereto from time to time, and General
                          Electric Capital Corporation

        10.23*            Amended 1997 Stock Option Plan of the Company

        10.24*            Employment Agreement dated March 27, 1997, between the
                          Company and Martin Burke

        10.25* Letter from Martin Burke dated March 27, 1997, regarding credit card repayment terms

        10.26*            Employment Agreement dated April 1, 1997, between the
                          Company and Kevin Riordan

        10.27*            Employment Agreement dated June 17, 1997, between the
                          Company and Michael Philippe

        10.28*            Amendment to Employment Agreement between Company and
                          Michael Philippe dated December 15, 1999

        10.29*            Employment Agreement dated August 1, 1997, between the
                          Company and Richard Angel

        10.30*            Amendment to Employment Agreement between Company and
                          Richard Angel dated December 15, 1999

        10.31* Employment Agreement dated October 15, 1997, between the Company and Cynthia Hassoun

        10.32*            Bankcard Marketing Agreement between the Company and
                          Bank of Hoven dated February 9, 1999



        EXHIBIT
         NUMBER                 DESCRIPTION OF DOCUMENT


        10.33*            Purchase Agreement between Bank of Hoven and the
                          Company dated February 9, 1999

        10.34*            Bankcard Marketing Agreement between Service One
                          International Corporation and First National Bank in
                          Brookings dated October 2, 1997

        10.35*            Purchase Agreement between First National Bank in
                          Brookings and Service One International Corporation
                          doing business as TCS Services, Inc. dated October 2,
                          1997

        10.36* Amendment to Purchase Agreement by First National Bank in Brookings and the Company dated August 31, 1998

        10.37*            Letter Agreement Regarding Bankcard Marketing
                          Agreement and Purchasing Agreement between the Company
                          and First National Bank in Brookings dated August 17,
                          1999

        10.38*            Agreement Regarding Transfer of Accounts between the
                          Company and First National Bank in Brookings dated
                          December 14, 1998

        10.39*            Subordinated Grid Promissory Note of the Company in
                          favor of JLB dated August 1, 1997 in the amount of
                          $20,000,000

        10.40*            Subordinated Grid Promissory Note of the Company in
                          favor of JLB dated October 23, 1997 in the amount of
                          $5,000,000

        10.41*            Subordinated Grid Promissory Note of the Company in
                          favor of JLB dated November 21, 1997 in the amount of
                          $5,000,000

        16*               Letter re Change in Certifying Accountant from Tanner
                          & Company

        21*               List of Subsidiaries

        27.1*             Financial Data Schedule

        27.2*             Financial Data Schedule

        27.3*             Financial Data Schedule

        27.4*             Financial Data Schedule

        27.5*             Financial Data Schedule

        27.6*             Financial Data Schedule




------------------------

*Previously filed

                                   SIGNATURES


         In accordance with Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Amendment No. 1 to Registration Statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          THE CREDIT STORE, INC.


        Dated: April 3, 2000

                                          By /s/ Martin J. Burke, III
                                             -----------------------------------
                                                 Martin J. Burke, III
                                                 Chief Executive Officer



                                          By /s/ Michael J. Philippe
                                             -----------------------------------
                                                 Michael J. Philippe
                                                 Chief Financial Officer


                                   DESCRIPTION OF DOCUMENT

        3.1*              Amended and Restated Certificate of Incorporation

        3.2*              Amended and Restated By-Laws

        4*                Specimen certificate representing shares of Common Stock

        10.1*             Amended and Restated Lease Agreement dated December
                          12, 1996 between Service One International Corporation and Donald A. Dunham, Jr.

        10.2*             Amendment No. One to the Amended and Restated Lease
                          Agreement dated June 11, 1997 between Service One
                          International Corporation and Donald A. Dunham, Jr.

        10.3*             Amendment No. Two to the Amended and Restated Lease
                          Agreement dated July 31, 1997 between Service One
                          International Corporation and Donald A. Dunham, Jr.

        10.4*             Lease Agreement dated February 28, 1997 between
                          Service One International Corporation and Eagle
                          Properties, L.L.C.

        10.5* Addendum to Lease Agreement dated November 18, 1997 between Service One International Corporation and
                          Eagle Properties, L.L.C.

        10.6*             Mutual Business Development Agreement dated as of
                          October 8, 1996, between Service One International
                          Corporation and the O. Pappalimberis Trust

        10.7*             Amendment dated as of December 16, 1997 to the Mutual
                          Business Development Agreement dated as of October 8,
                          1996, such amendment among O. Pappalimberis Trust,
                          Taxter One LLC, Service One International Corporation,
                          Eikos Management, LLC and Thesseus International Asset
                          Fund

        10.8*             Amendment dated September 1, 1998 to the Mutual
                          Business Development Agreement dated as of October 8,
                          1996, as amended, between the Company and Eikos
                          Management LLC

        10.9*             Mutual Business Development Agreement dated as of
                          October 8, 1996, between Service One International
                          Corporation and Renaissance Trust I

        10.10* Strategic Modeling Agreement dated March 18, 1999, between the Company and Business Transactions Express,
                          Inc.

        10.11* Warrant to purchase Common Stock of the Company issued to JLB on June 22, 1999



                                   DESCRIPTION OF DOCUMENT

        10.12 *           Loan and Security Agreement, dated as of April 30,
                          1998, between the Company and Coast Business Credit, a division of Southern Pacific Bank

        10.13 * First Amendment to Loan and Security Agreement, dated as of September 30, 1998, between the Company and Coast Business Credit, a division of Southern Pacific
                          Bank

        10.14 * Second Amendment to Loan and Security Agreement, dated as of December 1, 1998, between the Company and Coast
                          Business Credit, a division of Southern Pacific Bank

        10.15 * Amendment Number Two to Loan and Security Agreement, dated as of April 27, 1999, between the Company and Coast Business Credit, a division of Southern Pacific
                          Bank

        10.16 * Fourth Amendment to Loan and Security Agreement, dated as of May 27, 1999, between the Company and Coast
                          Business Credit, a division of Southern Pacific Bank

        10.17 * Amendment Number Five to Loan and Security Agreement, dated as of June 25, 1999, between the Company and Coast Business Credit, a division of Southern Pacific
                          Bank

        10.18 *           Amendment Number Six to Loan and Security Agreement
                          Dated as of December 6, 1999 between the Company and Coast Business Credit, a division of Southern Pacific
                          Bank

        10.19 *           Security Agreement dated as of August 1, 1997, between
                          J.L.B. of Nevada, Inc., Credit Store Mortgage, Inc.,
                          New Beginnings Corp., Consumer Debt Acquisitions,
                          Inc., Sleepy Hollow Associates, Inc., Service One
                          Holdings Inc., Service One International Corporation,
                          American Credit Alliance, Inc., Service One
                          Receivables Acquisition Corporation, the Company,
                          Service One Commercial Corporation and Soiland Company

        10.20 *           First Amendment to Security Agreement, dated as of
                          October 23, 1997 between J.L.B. of Nevada, Inc., the
                          Company and Credit Store Mortgage, Inc., New
                          Beginnings Corp., Consumer Debt Acquisitions, Inc.,
                          Sleepy Hollow Associates, Inc., Service One Holdings,
                          Inc., Service One International Corporation, Service
                          One Receivables Acquisition Corporation, the Company,
                          Service One Commercial Corporation and Soiland Company

        10.21 *           Second Amendment to Security Agreement, dated as of
                          November 21, 1997 between J.L.B. of Nevada, Inc., the
                          Company, Sleepy Hollow Associates, Inc., Service One
                          International Corporation, American Credit Alliance,
                          Inc. and Service One Receivables Acquisition
                          Corporation

                                   DESCRIPTION OF DOCUMENT

        10.22*            Credit Agreement Dated as of October 15, 1999 among
                          Credit Store Capital Corp., the Company, The Lenders
                          Signatory thereto from time to time, and General
                          Electric Capital Corporation

        10.23*            Amended 1997 Stock Option Plan of the Company

        10.24*            Employment Agreement dated March 27, 1997, between the
                          Company and Martin Burke

        10.25* Letter from Martin Burke dated March 27, 1997, regarding credit card repayment terms

        10.26*            Employment Agreement dated April 1, 1997, between the
                          Company and Kevin Riordan

        10.27*            Employment Agreement dated June 17, 1997, between the
                          Company and Michael Philippe

        10.28*            Amendment to Employment Agreement between Company and
                          Michael Philippe dated December 15, 1999

        10.29*            Employment Agreement dated August 1, 1997, between the
                          Company and Richard Angel

        10.30*            Amendment to Employment Agreement between Company and
                          Richard Angel dated December 15, 1999

        10.31* Employment Agreement dated October 15, 1997, between the Company and Cynthia Hassoun

        10.32*            Bankcard Marketing Agreement between the Company and
                          Bank of Hoven dated February 9, 1999

        10.33*            Purchase Agreement between Bank of Hoven and the
                          Company dated February 9, 1999

        10.34*            Bankcard Marketing Agreement between Service One
                          International Corporation and First National Bank in
                          Brookings dated October 2, 1997

        10.35*            Purchase Agreement between First National Bank in
                          Brookings and Service One International Corporation
                          doing business as TCS Services, Inc. dated October 2,
                          1997

        10.36* Amendment to Purchase Agreement by First National Bank in Brookings and the Company dated August 31, 1998


                                   DESCRIPTION OF DOCUMENT

        10.37 *           Letter Agreement Regarding Bankcard Marketing
                          Agreement and Purchasing Agreement between the Company
                          and First National Bank in Brookings dated August 17,
                          1999

        10.38 *           Agreement Regarding Transfer of Accounts between the
                          Company and First National Bank in Brookings dated
                          December 14, 1998

        10.39 *           Subordinated Grid Promissory Note of the Company in
                          favor of JLB dated August 1, 1997 in the amount of
                          $20,000,000

        10.40 *           Subordinated Grid Promissory Note of the Company in
                          favor of JLB dated October 23, 1997 in the amount of
                          $5,000,000

        10.41 *           Subordinated Grid Promissory Note of the Company in
                          favor of JLB dated November 21, 1997 in the amount of
                          $5,000,000

        16 *              Letter re Change in Certifying Accountant from Tanner
                          & Company

        21 *              List of Subsidiaries

        27.1 *            Financial Data Schedule


        27.2 *            Financial Data Schedule


        27.3 *            Financial Data Schedule

        27.4 *            Financial Data Schedule

        27.5 *            Financial Data Schedule

        27.6 *            Financial Data Schedule



* Previously filed.

                                    I N D E X


                                                                       Page
                                                                       ----

Report of Independent Certified Public Accountants (GT)                 F-2


Report of Independent Certified Public Accountants (Tanner)             F-3


Consolidated Financial Statements

     Consolidated Balance Sheets                                     F-4 - F-5


     Consolidated Statements of Operations                           F-6 - F-7

     Consolidated Statements of Comprehensive Income (Loss)          F-8


     Consolidated Statement of Stockholders' Equity (Deficit)        F-9 - F-10

     Consolidated Statements of Cash Flows                          F-11 - F-13


     Notes to Consolidated Financial Statements                     F-14 - F-44

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
    THE CREDIT STORE, INC.


We have audited the accompanying consolidated balance sheets of The Credit Store, Inc. (a Delaware corporation) (the "Company") and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Credit Store, Inc. and subsidiaries as of May 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.





GRANT THORNTON LLP


New York, New York
August 16, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To Board of Directors
THE CREDIT STORE, INC. AND
    SERVICE ONE INTERNATIONAL CORPORATION


We have audited the accompanying consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows of The Credit Store, Inc. (a Delaware corporation) (the "Company") and its subsidiaries and Service One International Corporation ("The Predecessor") for the year ended May 31, 1997 and the period January 1, 1996 to October 8, 1996, respectively. These financial statements are the responsibility of the Company's and the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of operations, stockholders' equity (deficit) and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of operations, stockholders' equity (deficits) and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated statements of operations, stockholders' equity (deficit) and cash flows. We believe that our audits of the consolidated statements of operations and comprehensive income
(loss), stockholders' equity (deficit) and cash flows provide a reasonable basis for our opinion.

In our opinion, the consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows referred to above present fairly, in all material respects, the consolidated results of their operations and the consolidated cash flows of The Credit Store, Inc. and subsidiaries and the Predecessor for the year ended May 31, 1997 and the period January 1, 1996 to October 8, 1996, respectively in conformity with generally accepted accounting principles.





TANNER + CO.


Salt Lake City, Utah
August 1, 1997

                             The Credit Store, Inc.

                           CONSOLIDATED BALANCE SHEETS




                                                                      NOVEMBER 30,                       May 31,
                             ASSETS                                       1999                  1999                1998
                                                                    ----------------        ------------        ------------
                                                                      (unaudited)

Cash                                                                  $  4,523,121          $  3,533,930        $  7,205,071

Restricted cash                                                            750,000               750,000           1,000,000

Accounts and notes receivable, net of allowance
    for doubtful accounts of $715,912 at November 30,
    1999 and $746,463 and $780,027 at May 31,
    1999 and 1998, respectively                                          3,166,873             1,150,207             492,666

Prepaid expenses                                                           888,105               618,198             444,836

Amounts due from special purpose entities                                                      1,230,700

Investments in consumer debt and credit cards
    Investments in nonperforming consumer debt, net
      of cost recovery of $38,524,840, $35,557,477
      and $24,279,180 at November 30, 1999 and at
      May 31, 1999 and 1998, respectively                                4,237,335             3,016,697           5,672,514
    Credit card receivables, net of provision for
      Losses and unearned fees of $ 4,560,236,
      $3,247,806 and $3,904,812 at November 30, 1999
      and at May 31, 1999 and 1998, respectively                        26,020,644            18,631,403          12,919,970

Investment in unconsolidated affiliate                                   1,646,154             1,612,648           1,287,465

Retained interest in securitized credit card receivables                                       5,130,372

Property and equipment, net of accumulated depreciation
    of $6,432,571, $5,202,266 and $2,795,673 at November 30,
    1999, and at May 31, 1999 and 1998, respectively                     4,978,278             6,132,612           7,396,616

Goodwill, net of accumulated amortization of $656,058,
    $552,470 and $345,294 at November 30, 1999,
    and at May 31, 1999 and 1998, respectively                           2,451,587             2,555,175           2,762,351

Deferred tax asset                                                         700,000               700,000

Other assets                                                             1,247,288               719,014             541,929
                                                                       -----------          ------------        ------------

              Total assets                                             $50,609,385           $45,780,956         $39,723,418
                                                                        ==========            ==========          ==========



The accompanying notes are an integral part of these statements.

                             The Credit Store, Inc.

                           CONSOLIDATED BALANCE SHEETS




                   LIABILITIES AND STOCKHOLDERS'                         November 30,                     May 31,
                          EQUITY (DEFICIT)                                  1999                   1999               1998
                                                                       ---------------       --------------     --------------
                                                                         (unaudited)

Liabilities
    Accounts payable and accrued expenses                                 $   2,887,049       $   3,611,334      $   4,245,019
    Accrued royalties                                                            28,568             702,075            261,667
    Notes payable                                                            13,649,987           6,086,766          5,902,041
    Capitalized lease obligations                                             3,440,542           4,045,541          5,150,481
    Subordinated notes and accrued interest payable -
       related party                                                         19,591,152          19,246,595         31,807,322
                                                                            -----------         -----------        -----------

              Total liabilities                                              39,597,298          33,692,311         47,366,530
                                                                            -----------         -----------        -----------

Stockholders' equity (deficit)
    Series A Preferred Stock, $.001 par value; 2,000,000 shares authorized; 1,200,000 shares issued and outstanding;
       stated at liquidation value of $1 per share                           1,200,000            1,200,000          1,200,000
    Series B Preferred Stock, $.001 par value; 800,000 shares
       authorized; 800,000 shares issued and outstanding;
       Stated at liquidation value of $1 per share                             800,000              800,000            800,000
    Series C Preferred Stock; 5,000 shares
       authorized; 5,000 shares issued and outstanding;
       Stated at liquidation value of $1,000 per share                       5,000,000            5,000,000          5,000,000
    Series D Preferred Stock, $.001 par value; 10,000 shares,
    convertible into 3,800,000 of common stock
       Authorized; 10,000 shares issued and outstanding;
       Stated at liquidation value of $1,000 per share,                     10,000,000           10,000,000         10,000,000
    Series E Preferred Stock, $.001 par value; 20,000 shares,
    convertible into 5,700,000 shares of common stock
       Authorized; 10,000 shares issued and outstanding;
       stated at liquidation value of $1,000 per share                      10,000,000           10,000,000
    Common Stock, $.001 par value; 65,000,000 shares
       authorized at November 30, 1999 and 50,000,000 shares
       authorized at May 31, 1999 and 1998; 34,761,965 shares
       issued and outstanding at November 30, 1999 and at
       May 31, 1999 and 1998                                                     34,762              34,762             34,762
    Additional paid-in capital                                               23,564,760          22,670,711         19,311,782
    Unrealized gain from retained interest in securitized
       receivables, net of tax                                                                    2,497,148
    Accumulated deficit                                                     (39,587,435)        (40,113,976)       (43,989,656)
                                                                            -----------         -----------        -----------

              Total stockholders' equity (deficit)                           11,012,087          12,088,645         (7,643,112)
                                                                            -----------         -----------        -----------

              Total liabilities and stockholders' equity (deficit)         $ 50,609,385        $ 45,780,956       $ 39,723,418
                                                                            ===========          ==========        ===========



                                      F-5
The accompanying notes are an integral part of these statements.

                             The Credit Store, Inc.


                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                   For the six                                   For the years ended
                                                            months ended November 30,                                   May 31,
                                                            1999                1998               1999                  1998
                                                       -------------        ------------       ------------      -------------------
                                                                   (unaudited)
Revenue
  Income from credit card receivables                   $  4,961,764        $  3,029,342       $  6,438,460        $   3,951,602
  Revenue in excess of cost recovered                     10,209,919          10,492,017         22,308,908            8,138,122
  Gain on sales of portfolios                              6,336,221           5,649,418         11,851,080
  Servicing fees and other income                          1,346,061           1,013,632          1,564,356            1,292,596
                                                        ------------        ------------       ------------        -------------
           Total revenue                                  22,853,965          20,184,409         42,162,804           13,382,320
  Provision for losses                                     3,737,867           2,559,044          4,607,081            6,483,736
                                                        ------------        ------------       ------------        -------------
           Net revenue                                    19,116,098          17,625,365         37,555,721            6,898,584
Expenses
    Salaries and employee benefits                         6,615,777           5,878,047         12,484,582           13,268,863
    Interest expense                                       2,139,454           2,219,073          4,029,491            4,760,905
    Professional fees                                      1,109,517           1,229,946          2,701,016            4,215,891
    Depreciation and amortization                          1,333,893           1,260,364          2,614,216            3,223,620
    Third-party credit card services                       2,282,397           2,204,057          4,733,528            3,486,915
    Mail processing                                          475,898             758,960          1,434,506            1,121,623
    Telephone                                                430,298             460,900            838,007              913,757

    Occupancy and equipment rental                           392,123             399,654            766,832              825,517
    Royalty expense                                          181,493           1,045,895          1,541,944              207,238
    Termination/settlements on
      servicing agreements                                     5,890               5,008          1,163,068              511,094
    Financing fees                                           757,942             126,897            211,864               90,182
    Loss on investments                                                                                                1,028,600
    Other                                                  1,578,466           1,463,323          3,147,398            2,689,410
                                                        ------------        ------------       ------------        -------------
           Total expenses                                 17,303,148          17,052,124         35,666,452           36,343,615
                                                        ------------        ------------       ------------        -------------
Income (loss) before income taxes                          1,812,950             573,241          1,889,271          (29,445,031)
Income tax benefit (expense)                              (1,286,409)            100,000          1,986,409               -
                                                        ------------        ------------       ------------        -------------

Net income (loss)                                            526,541             673,241          3,875,680          (29,445,031)

Dividends on preferred stock                              (1,000,000)           (799,999)         (1,799,999)           (399,996)

Net income (loss), applicable to                         -----------        ------------         -----------       -------------
   common shareholders                                 $    (473,459)      $    (126,758)       $  2,075,681       $ (29,845,027)
                                                         ===========        ============         ===========       =============

Income (loss) per share
   Basic                                                       $(.01)              $.00                 $.06              $(0.90)
                                                               =====               ====                 ====              ======

Diluted                                                        $(.01)              $.00                 $.05              $(0.90)
                                                               =====               ====                 ====              ======

Weighted-average common shares
  outstanding
     Basic                                                34,761,965          34,761,965          34,761,965          33,109,781
                                                          ==========          ==========          ==========          ==========
     Diluted                                              34,761,965          34,761,965          38,436,119          33,109,781
                                                          ==========          ==========          ==========          ==========


                             The Credit Store, Inc.

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                               January 1,
                                                                                 1996 to
                                                                               October 8,
                                                                                  1996
                                                           1997            ("Predecessor")
                                                      -------------        ---------------
Revenue
  Income from credit card receivables                 $     971,174
  Revenue in excess of cost recovered                         3,934
  Gain on sales of portfolios
  Servicing fees and other income                         1,601,228        $    2,078,506
                                                      -------------        --------------
           Total revenue                                  2,576,336            2,078,506
  Provision for losses                                    1,494,001                    -
                                                      -------------        -------------
           Net revenue                                    1,082,335            2,078,506
Expenses
    Salaries and employee benefits                        6,154,929            1,757,101
    Interest expense                                        751,729              151,906
    Professional fees                                     2,388,274               76,753
    Depreciation and amortization                           952,362              138,338
    Third-party credit card services                      1,059,282                    -
    Mail processing                                         527,372              666,889
    Telephone                                               511,131              138,770

    Occupancy and equipment rental                          349,383               76,283
    Royalty expense                                       1,229,180                    -
    Termination/settlements on
      servicing agreements                                   59,284                3,168
    Financing fees
    Loss on investments
    Other                                                 1,504,964            1,002,066
                                                      -------------        -------------
           Total expenses                                15,487,890            4,011,274
                                                      -------------        -------------
Income (loss) before income taxes                       (14,405,555)          (1,932,768)
Income tax benefit (expense)                                      -              420,280
                                                      -------------        -------------
Net income (loss)                                       (14,405,555)          (1,512,488)


Dividends on preferred stock                                 (7,397)                   -
                                                      -------------        -------------
Net income (loss), applicable to
  common shareholders                                  $(14,412,952)        $ (1,512,488)
                                                       ============         ============

Income (loss) per share
   Basic and diluted                                          $(.56)               $(.30)
                                                              =====                =====

Diluted                                                       $(.56)               $(.30)
                                                              =====                =====
Weighted-average common shares
  outstanding
     Basic                                               25,912,465            5,000,000
                                                      =============         ============

     Diluted                                             25,912,465            5,000,000
                                                      =============         ============


                             The Credit Store, Inc.


             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                  (CONTINUED)




                                                                 For the six                                   For the years ended
                                                            months ended November 30,                                  May 31,
                                                                                                ----------------------------------
                                                           1999                  1998                1999              1998
                                                      --------------          -----------        ------------     -------------
Net income (loss)                                      $     526,541       $     673,241        $  3,875,680        $(29,445,031)

Unrealized gain on retained interest
  in securitized credit card
   receivables, net of tax                                 1,424,065             784,348           2,497,148              -

    Less: reclassification adjustment for gains
   included in net income                                 (3,921,213)               -                -                    -
                                                           ---------           ---------           ---------          ----------

Comprehensive income (loss)                              $(1,970,607)       $  1,457,589        $  6,372,828        $(29,445,031)
                                                           =========           =========           =========          ==========





                                                The Credit Store, Inc.

                                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                                     (CONTINUED)

                                                                               January 1,
                                                                               1996 to
                                                                               October 8,
                                                          -----------            1996
                                                             1997           ("Predecessor")
                                                          -----------       ---------------

Net income (loss)                                         $(14,405,555)        $(1,512,488)
Unrealized gain on retained interest
  in securitized credit card
   receivables, net of tax                                         -                  -

    Less: reclassification adjustment for gains
   included in net income                                          -                  -
                                                           -----------         ------------

Comprehensive income (loss)                               $(14,405,555)        $(1,512,488)
                                                          =============        ============


The accompanying notes are an integral part of these statements.

                             The Credit Store, Inc.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   (DEFICIT)


         Periods ended November 30, 1999 (unaudited), and May 31, 1999,

                                 1998 and 1997

                                                            Common
                                                           Stock -
                                               Common       Shares
                                              stock -     ($.001 par      Series A      Series B      Series C       Series D
                                               shares       Value)        Preferred     Preferred     Preferred      Preferred
                                            ----------    ----------      ---------     ---------     ---------      ---------
  Formation of Predecessor                   5,000,000    $  5,000
                                            ==========     =======

  Net loss
  Balance at October 8, 1996                 5,000,000    $  5,000
                                            ==========     =======

  Formation of Company,
    October 8, 1996                         12,049,965     $12,050      $1,200,000     $800,000     $5,000,000
  Net loss
  Issuance of common stock                  20,157,500      20,158
                                            ----------      ------       ---------      -------      ---------

  Balance at May 31, 1997                   32,207,465      32,208       1,200,000      800,000      5,000,000

  Net loss
  Issuance of Series D Preferred
    Stock in exchange for $10 million
    subordinated note                                                                                             $10,000,000
  Issuance of common stock                   2,554,500       2,554
                                           -----------     -------      ----------    ----------    ----------     ----------

  Balance at May 31, 1998                   34,761,965      34,762       1,200,000      800,000      5,000,000     10,000,000

  Net income
  Unrealized gain on retained interest in
      securitization, net of tax

  Issuance of Series E Preferred
      Stock in exchange for $10 million
      subordinated note
  Issuance of 4 million warrants in lieu
      of payment of accrued interest on
      subordinated debt

                                            ----------      ------       ---------      -------      ---------     ----------
  Balance at May 31, 1999                   34,761,965      34,762       1,200,000      800,000      5,000,000     10,000,000
                                            ----------      ------       ---------      -------      ---------     ----------
  Net loss

  Unrealized gain on retained interest in
      securitized receivables, net of tax

  Sale of retained interest in
  securitized receivables, net of tax

  Issuance of  warrants in lieu of
      payment for assets acquired

                                            ----------      ------       ---------      -------      ---------     ----------
  Balance at November 30, 1999              34,761,965     $34,762      $1,200,000     $800,000     $5,000,000    $10,000,000
                                            ==========      ======       =========      =======      =========     ==========

The accompanying notes are an integral part of this statement.

                             The Credit Store, Inc.

  Periods ended November 30, 1999 (unaudited), and May 31, 1999, 1998 and 1997




                                                               Additional                             Other           Total
                                           Series E             paid-in         Accumulated       comprehensive   stockholders'
                                           Preferred            capital           deficit            income      equity (deficit)
                                          -----------        ------------      ------------       -------------  ----------------
  Formation of Predecessor                                    $   385,203                                           $    390,203

  Net loss                                                                     $ (1,512,488)                          (1,512,488)
                                                             ------------      ------------                         ------------


  Balance at October 8, 1996                                 $    385,203      $ (1,512,488)                        $ (1,122,285)
                                                             ============      ============                         ============

  Formation of Company,
    October 8, 1996                                          $    121,175      $   (131,673)                        $  7,001,552
  Net loss                                                                      (14,405,555)                         (14,405,555)
  Dividends                                                                          (7,397)                              (7,397)
  Issuance of common stock                                     14,016,717                                             14,036,875
                                                             ------------      ------------                         ------------


  Balance at May 31, 1997                                      14,137,892       (14,544,625)                           6,625,475

  Net loss                                                                      (29,445,031)                         (29,445,031)
  Issuance of Series D Preferred
    Stock in exchange for $10 million
    subordinated note                                                                                                 10,000,000
  Issuance of common stock                                      5,173,890                                              5,176,444
                                                             ------------      ------------                         ------------


  Balance at May 31, 1998                                      19,311,782       (43,989,656)                          (7,643,112)

  Net income                                                                      3,875,680                            3,875,680
  Accretion on retained interest in
      securitization, net of tax                                                                  $ 2,497,148          2,497,148


  Issuance of Series E Preferred
      Stock in exchange for $10 million
      subordinated note                    $10,000,000                                                                10,000,000
  Issuance of 4 million warrants in lieu
      of payment of accrued interest on
      subordinated debt                                         3,358,929                                              3,358,929
                                           -----------       ------------      ------------       -----------       ------------


  Balance at May 31, 1999                   10,000,000         22,670,711       (40,113,976)        2,497,148         12,088,645
                                           -----------       ------------      ------------       -----------       ------------

  Net income                                                                        526,541                              526,541

  Accretion on retained interest in
    securitized receivables, net of tax                                                             1,424,065          1,424,065

  Sale of retained interest in
  securitized receivables, net of tax                                                              (3,921,213)        (3,921,213)

  Issuance of warrants in lieu of
    payment for services                                         894,049                                                 894,049
                                           -----------       -----------       ------------       -----------       ------------


  Balance at November 30, 1999             $10,000,000       $23,564,760       $(39,587,435)      $         -       $ 11,012,082
                                           ===========       ===========       ============       ===========       ============






The accompanying notes are an integral part of this statement.

                             The Credit Store, Inc.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS






                                                              For the six                          For the years ended
                                                        months ended November 30,                        May 31,
                                                      ---------------------------      --------------------------------------------
                                                          1999            1998             1999            1998           1997
                                                      -----------     -----------      ------------    ------------    ------------
                                                              (unaudited)
Cash flows from operating activities
   Net income (loss)                                      536,541         673,241      $  3,875,680    $(29,445,031)   $(14,405,555)
   Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities
       Provision for credit card losses                 3,737,867       2,559,044         4,607,081       6,483,736       1,494,001
       Amortization of discount on performing
         credit card portfolio                           (626,110)           --                --              --              --
       Provision for losses on accounts receivable           --              --             768,860         780,027         199,797
       Depreciation and amortization                    1,333,893       1,260,364         2,614,216       3,223,620         952,362
       Deferred tax (benefit)/expense                   5,260,358        (100,000)       (1,986,409)           --              --
       Gain on sale of interest in affiliates          (5,260,358)           --                --              --              --
       Gain from unconsolidated affiliates                (33,506)       (210,331)         (325,183)       (277,159)     (1,010,306)
       Gain on sale of credit card receivable
         portfolios                                          --        (5,649,418)      (11,851,080)           --              --
       Services received for stock issued                    --              --                --           176,444            --
       (Increase) decrease in
         Restricted cash                                     --           250,000           250,000            --        (1,000,000)
         Accounts and notes receivable                 (2,016,666)       (262,356)       (1,426,401)       (473,436)       (999,054)
         Receivable from unconsolidated affiliate       1,230,701        (463,601)       (1,230,700)           --              --
         Prepaid expenses                                (269,907)        (11,568)         (173,362)       (327,177)       (117,659)
         Accrued interest on funds advanced
          on credit cards                                    --              --              82,488        (263,255)        (62,722)
         Accrued fees                                        --              --             291,161         (48,382)       (575,225)
         Other assets                                     365,775        (218,027)         (177,085)       (383,338)       (158,591)
       Increase (decrease) in
         Unearned fees                                    132,041         219,453           184,551         216,721            --
         Accounts payable and accrued expenses           (724,285)       (425,334)         (633,685)      2,495,854       1,683,604
         Deferred revenue
         Accrued interest payable on subordinated
           notes                                          694,557       1,375,891         2,439,273       3,675,381         457,001
         Accrued royalties                               (673,507)        119,358           440,408      (1,265,013)      1,526,680
                                                      -----------     -----------      ------------    ------------    ------------

           Net cash  used in
              operating activities                       (296,555)       (883,284)       (2,250,187)    (15,431,008)    (12,015,667)
                                                      -----------     -----------      ------------    ------------    ------------


                                                          January 1,
                                                           1996 to
                                                          October 8,
                                                             1996
                                                       ("Predecessor")
                                                       ---------------
Cash flows from operating activities
   Net income (loss)                                    $  (1,512,488)
   Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating activities
       Provision for credit card losses                          --
       Amortization of discount on performing
         credit card portfolio                                   --
       Provision for losses on accounts receivable
       Depreciation and amortization                          138,338
       Deferred tax benefit                                  (420,280)
       Gain on sale of interest in affiliates                    --
       Loss from unconsolidated affiliates
       Gain on sale of credit card receivable                    --
         portfolios                                              --
       Services received for stock issued
       (Increase) decrease in                                    --
         Restricted cash
         Accounts and notes receivable                        (72,069)
         Receivable from unconsolidated affiliate                --
         Prepaid expenses                                     (13,308)
         Accrued interest on funds advanced
          on credit cards                                        --
         Accrued fees                                            --
         Other assets
       Increase (decrease) in                                    --
         Unearned fees
         Accounts payable and accrued expenses                670,993
         Deferred revenue                                     166,800
         Accrued interest payable on subordinated                --
           notes                                                 --
         Accrued royalties                            ---------------


           Net cash  used in                               (1,042,014)
              operating activities                    ---------------

                             The Credit Store, Inc.



                                                              For the six                           For the years ended
                                                       months ended November 30,                          May 31,
                                                      ----------------------------      --------------------------------------------
                                                        1999            1998              1999             1998           1997
                                                      ------------    ------------      ------------    -------------   ------------
                                                               (unaudited)

Cash flows from investing activities
  Collection of funds advanced on credit cards        11,970,423       8,670,071      $ 13,305,543    $  1,887,306    $  1,063,729
  Cash received on collection of nonperforming
     consumer debt                                     2,967,365       7,044,772        11,278,295      18,162,596       6,116,584
  Funds advanced  on securitized credit card          (2,036,060)     (3,758,290)       (1,346,815)           --              --
  receivables

  Proceeds from sale of credit card receivable
     portfolios                                             --         8,507,558        17,129,109            --              --
  Funds advanced on credit cards                     (18,517,858)    (15,149,800)      (29,460,286)    (18,629,185)     (4,486,692)
  Purchase of nonperforming consumer debt
     portfolios                                       (4,188,003)     (7,195,786)       (8,622,478)    (15,641,657)    (14,310,037)
  Proceeds from sale of beneficial interest in         8,613,233            --                --              --              --
  affiliates
  Purchase of performing consumer debt portfolios     (4,085,604)
  Development of proprietary software                                   (460,497)         (460,497)
  Purchase of property and equipment                     (75,972)       (394,627)         (682,539)     (4,170,472)    (10,164,477)
  Cash received in purchase of subsidiary                   --              --                --              --            58,162
                                                    ------------    ------------      ------------    ------------    ------------


         Net cash provided by (used in) investing
           Activities                                 (5,322,476)    (2,736,599)        1,140,332     (18,391,412)    (21,722,731)
                                                    ------------    ------------      ------------    ------------    ------------

Cash flows from financing activities
  Proceeds from debt                                   8,367,263       1,378,565           576,643      33,240,887      10,794,741
  Payments on debt                                    (1,154,042)     (1,504,895)       (2,032,989)       (101,921)       (356,726)
  Borrowings from sale/leaseback transactions            424,000          25,138           559,713       3,146,275       4,442,520
  Payments on capital lease obligations               (1,028,999)       (789,134)       (1,664,653)     (1,943,331)       (494,983)
  Proceeds from issuance of stock                           --              --                --         5,000,000      21,036,875
                                                    ------------    ------------      ------------    ------------    ------------

         Net cash provided by (used in) financing
           Activities                                  6,608,222        (890,326)       (2,561,286)     39,341,910      35,422,427
                                                    ------------    ------------      ------------    ------------    ------------

         NET INCREASE (DECREASE) IN CASH                 989,191      (4,510,209)       (3,671,141)      5,519,490       1,684,029

Cash at beginning of period                            3,533,930       7,205,071         7,205,071       1,685,581           1,552
                                                    ------------    ------------      ------------    ------------    ------------

Cash at end of period                                  4,523,121       2,694,862      $  3,533,930    $  7,205,071    $  1,685,581
                                                    ============    ============      ============    ============    ============



                                                          January 1,
                                                           1996 to
                                                          October 8,
                                                            1996
                                                       ("Predecessor")
                                                       ---------------
Cash flows from investing activities
  Collection of funds advanced on credit cards                    --
  Cash received on collection of nonperforming
     consumer debt                                                --
  Funds advanced  on securitized credit card
  receivables                                                     --

  Proceeds from sale of credit card receivable
     portfolios                                        $     1,300,000
  Funds advanced on credit cards                                  --
  Purchase of nonperforming consumer debt
     portfolios                                                   --
  Proceeds from sale of beneficial interest in
  affiliates                                                      --
  Purchase of performing consumer debt portfolios                 --
  Development of proprietary software                             --
  Purchase of property and equipment                          (957,720)
  Cash received in purchase of subsidiary                         --
                                                       ---------------

         Net cash provided by (used in) investing
           Activities                                          342,280
                                                       ---------------
Cash flows from financing activities
  Proceeds from debt                                         1,546,842
  Payments on debt                                          (1,068,303)
  Borrowings from sale/leaseback transactions                     --
  Payments on capital lease obligations                           --
  Proceeds from issuance of stock                                 --
                                                       ---------------

         Net cash provided by (used in) financing
           Activities                                          478,539
                                                       ---------------

         NET INCREASE (DECREASE) IN CASH                      (221,195)

Cash at beginning of period                                    279,357
                                                       ---------------

Cash at end of period                                  $        58,162
                                                       ===============

                             The Credit Store, Inc.



                                                                                                                         January 1,
                                                         For the six                    For the years ended               1996 to
                                                   Months ended November 30,                  May 31,                    October 8,
                                                   -------------------------  --------------------------------------       1996
                                                      1999          1998         1999          1998          1997    ("Predecessor")
                                                   ----------    ----------   ----------    ----------    ---------- ---------------
Supplemental disclosures of cash flow information:
  Cash paid during the year for
     Interest                                      1,115,205       843,183   $  1,592,864  $  1,006,663   $  306,691    $ 144,573
Noncash financing activities:
  Series E and D preferred stock issued in
     exchange for subordinated note                             10,000,000   $ 10,000,000  $ 10,000,000
  Obligations assumed in lieu of payment of
     accrued interest on subordinated debt                                   $  1,641,071
  Issuance of warrants in lieu of payment of
     accrued interest on subordinated debt                                   $  3,358,929
  Issuance of warrants in lieu of payment for
     assets acquired                                 894,049
  Property and equipment provided with debt                                                               $3,754,408



The accompanying notes are an integral part of these statements.

                             The Credit Store, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)



NOTE A - ORGANIZATION

    The Credit Store, Inc. is a technology based financial services company that provides credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. The Company reaches these consumers by acquiring portfolios of non-performing consumer receivables and offering a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt and who meet the Company's underwriting guidelines. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. After the consumers have made a certain number of on-time payments on their outstanding credit card balance, the Company seeks to sell or securitize the credit card receivables generated by this business strategy. The Company offers other forms of settlement to those consumers who do not accept the credit card offer.


    The Company was incorporated in 1972 in Utah as Valley West Development Corporation, changed its corporate domicile to Delaware in 1995, and had discontinued all operations. On September 12, 1996, the 98%-owner of Taxter One LLC ("Taxter") invested $20,000 in cash and obtained voting control of the Company. Subsequently the name of the Company was changed to Credit Store, Inc. and the owner contributed his ownership in the Company to Taxter. The other shareholders of the Company did not receive shares of Taxter.

    On October 8, 1996, Taxter acquired Service One Holdings, Inc. ("Holdings") from two selling entities ("Selling Entities") for $2,000,000 in cash. Holdings, through its wholly-owned subsidiary, Service One International Corporation, Inc. ("SOIC"), engaged in the business of acquiring non-performing consumer debt portfolios, and the marketing and servicing of credit cards. SOIC (the "Predecessor") is the predecessor of the Company. At the time of the acquisition, Holdings owned all of the capital stock of Service One International Corporation ("SOIC"), its sole asset, which was engaged in the business of acquiring nonperforming consumer debt portfolios, and the marketing and servicing of credit cards. Following the acquisition of Holdings, the Company engaged directly, and through SOIC and its affiliates, in the acquisition of nonperforming consumer debt portfolios and the marketing and servicing of credit cards. Holdings and SOIC were merged into the Company in February and March, 1998, respectively, and the Company's name was changed to The Credit Store, Inc. in March, 1998. In connection with the acquisition by Taxter of Holdings (and its subsidiary, SOIC), the agreements also provided for:





           - An option for each of the Selling Entities to acquire 4,000,000 shares of common stock owned by Taxter and 400,000 shares of Series B Preferred Stock by Taxter.

           - Royalty fees of up to $25,000,000 payable to each Selling Entity by SOIC.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
          October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)

NOTE A (CONTINUED)

     The excess of the (cash) purchase price over the fair value of the net assets acquired was allocated to goodwill and amounted to $3.1 million.

     The assets acquired and liabilities assumed (in millions) were:

           Assets acquired                                            $ 2.9

           Liabilities assumed                                        $(4.0)

           Cash paid                                                  $(2.0)


     On December 4, 1996, the Company acquired all of the capital stock of Holdings from Taxter for 2,000,000 shares of Series A and B Preferred Stock. The acquisition was accounted for as a purchase of entities under common control as the minority shareholders of the Company did not exchange their shares. Holdings operations were recorded as of October 8, 1996.




NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     1.  Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

     2.  Cash and Cash Equivalents

         For purposes of the statement of cash flows, cash includes all cash and investments with original maturities to the Company of three months or less when purchased except restricted cash. The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company classifies as restricted cash $750,000 at November 30, 1999 and at May 31, 1999 and $1,000,000 at May 31, 1998,
         on deposit with a bank in order to facilitate funding of credit card loans.

     3.  Investments and Credit Card Receivables

         Investments in nonperforming consumer debt consist of portfolios of consumer debt purchased by the Company, which is recorded at cost, less cost recovered. Cost is substantially less than the remaining outstanding balance of these portfolios. To the extent that the cost of a particular

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
          October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)



NOTE B (CONTINUED)

         portfolio of debt purchased exceeds the estimated amount of cash expected to be collected, a valuation allowance would be recognized in the amount of such impairment.

         Credit card receivables consist of amounts funded by the Company for new purchases or advances, accrued interest on new purchases and advances, and accrued fees, less a provision for losses.

         Investment in unconsolidated affiliate represents the Company's 50% ownership interest in an entity involved in substantially the same business as the Company and is recorded on the equity method of accounting.

     4.  Securitization Accounting

         Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered. The basis of securitized financial assets is allocated to the assets sold, the servicing asset or liability and retained interest based on their relative fair values at the transfer date in determining the gain on the securitization transaction.

         SFAS No. 125 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service financial assets that have been securitized and amortize it over the period of estimated net servicing income. Servicing assets or liabilities are amortized in proportion to and over the period of estimated net servicing income or loss. The Company received adequate compensation for the servicing of securitized credit card receivables and therefore no servicing asset or liability, was recorded.

     5.  Retained Interest in Securitized Credit Card Receivables

         The retained interest in securitized credit card receivables is treated as a debt security classified as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities," and is carried at fair value. At the time of securitization, the retained interest is initially recorded at the basis allocated in accordance with SFAS No. 125. This original cost basis is adjusted to fair value, which is based on the discounted anticipated future cash flows on a "cash out" basis, with such adjustment (net of related deferred income taxes) recorded as a component of other comprehensive income. The cash out method projects cash collections to be received only after all amounts owed to investors have been remitted.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
          October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)



NOTE B (CONTINUED)

         Income on the retained interest is accrued based on the effective interest rate applied to its original cost basis, adjusted for accrued interest and principal paydowns. The effective interest rate is the internal rate of return determined based on the timing and amounts of anticipated future cash flow projections for the underlying pool of securitized credit card receivables.

         The Company monitors impairment of the retained interest based on discounted anticipated future cash flows of the underlying receivables on a cash out basis compared to the original cost basis of the retained interest, adjusted for accrued interest and principal paydowns. The discount rate is based on an acceptable rate of return adjusted for specific risk factors. The retained interest is evaluated for impairment by management monthly based on current market and cash flow assumptions applied to the underlying receivables. Provisions for losses are charged to earnings when it is determined that the retained interest's original cost basis, adjusted for accrued interest and principal paydowns, is greater than the present value of expected future cash flows. No provision for losses was recorded during the six months ended November 30, 1999 and for the fiscal year ended May 31, 1999.

     6.  Property and Equipment

         Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization on capital leases and property and equipment are determined using the straight-line method over the estimated useful lives of the assets or terms of the lease. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized.

     7.  Goodwill

         Goodwill originating from the acquisition of companies acquired in purchase transactions is being amortized using the straight-line method over fifteen years.

         The Company evaluates the realizability of goodwill based on expectations of future non-discounted cash flows and operating income related to purchased businesses.

     8.  Revenue Recognition

         Income from credit cards receivable represents interest and fees on new advances or purchases made by holders of the Company's credit cards on an accrual basis.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)


NOTE B (CONTINUED)


         For the portfolios of nonperforming consumer debt revenue in excess of cost recovery is accounted for on a pool basis using the cost recovery method of accounting in accordance with Practice Bulletin No. 6, "Amortization of Discounts on Certain Acquired Loans." Under the cost recovery method of accounting, all cash receipts relating to individual portfolios of nonperforming consumer debt are applied first to recover the cost of the portfolios, prior to recognizing any revenue. Cash receipts in excess of cost of acquired portfolios are then recognized as revenue. The cost of the portfolio includes the purchase price paid to the seller plus costs directly related to the acquisition of the portfolio. All direct mail, telemarketing and scrubbing costs are expensed as incurred.


         Servicing revenues are fees related to processing and managing credit cards for third parties. These revenues are recognized when the related services are provided.

         The Company's policy is to accrue interest and fee income on all credit card accounts including delinquent accounts, until the account is charged off. A credit card is contractually delinquent if the minimum payment is not received on the specified payment due date on the customers statement.

         For performing credit card portfolios purchased, the Company uses models to estimate the amount and timing of future cash flows. These models are based on historical cash collection data from performing receivable portfolios and are used to compute an effective interest rate for income recognition. For these portfolios the fair value of credit card receivables is based upon discounted expected cash flows. The discount rate is based upon an acceptable rate of return adjusted for specific risk factors inherent in each individual portfolio. The Company accrues interest on new advances of performing credit card receivables.

     9.  Allowance for Loan Losses

         The provision for possible credit losses includes current period losses and an amount which, in the judgment of management, is necessary to maintain the allowance for possible credit losses at a level that reflects known and inherent risks in the credit card loan portfolio. In evaluating the adequacy of the allowance for loan losses, management considers several factors, including: historical trends of charge-off activity for each loan portfolio as well as current economic conditions and the impact that such conditions might have on a borrowers' ability to repay. Significant changes in these factors could affect the adequacy of the allowance for loan losses in the near term. Credit card accounts are generally charged off at the end of the month during which the loan becomes contractually 120 days past due, with the exception of bankrupt accounts, which are charged off immediately upon formal notification of bankruptcy, and accounts of deceased cardholders without a surviving, contractually liable individual, which are also charged off immediately upon notification.

         The following table summarizes information about the Company's allowance for loan losses.


                                                         For the six                       For the years ended
                                                  months ended November 30,                      May 31,
                                                 --------------------------     -----------------------------------------
                                                   1999              1998         1999           1998              1997
                                                 --------          --------     --------       --------          --------
                                                        (Unaudited)


        Balance at beginning of period          $2,846,533      $ 3,688,091     $ 3,688,091    $ 1,337,081      $       ---

        Provision for loan losses                3,737,867        2,559,044       4,607,081      6,483,736        1,494,000

        Additional reserve for acquired
        portfolios of performing credit
        cards                                    1,027,654

        Loans charged-off                       (3,585,131)       (3,295,620)     (5,448,639)    (4,132,726)       (156,919)
                                                ----------       -----------    ------------    -----------      ----------

        Balance at end of period                 4,026,923        2,951,515       2,846,533      3,688,091        1,337,081



    10.  Use of Estimates

         In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Significant estimates have been made by management with respect to the timing and amount of collection of future cash flows from nonperforming consumer debt and credit card receivables ("Portfolios"). Among other things, the estimated future cash flows of the Portfolios are used to

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996 to
          October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)


NOTE B (CONTINUED)

         recognize impairment in investment in nonperforming consumer debt, provision for losses on credit card receivables and fair value of retained interest in securitized credit card receivables. Actual results could differ from these estimates, making it reasonably possible that a change in these estimates could occur within one year. On a periodic basis, management reviews the estimate of future collections, and it is reasonably possible that its assessment may change based on actual results and other factors. The change could be material.

   11.   Income Taxes

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

   12.   Earnings Per Share

         Earnings per share are calculated under the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share." SFAS No. 128 requires the presentation and disclosure of basic earnings per share, and, if applicable, diluted earnings per share. Basic earnings per share is computed by dividing income applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Income (loss) applicable to common stockholders is computed by deducting dividends on preferred stock from net income or loss. Diluted earnings per share are based on the weighted-average number of common and common equivalent shares outstanding. The calculation takes into account the shares that may be issued upon exercise of stock options, reduced by the shares that may be repurchased with the funds received from the exercise, based on the average price during the year. In computing diluted earnings per share, only potential common shares that are dilutive (those that reduce earnings per share) are included. Exercise of stock options is not assumed if the result would be antidilutive, such as when a loss from continuing operations is reported.

    13.  Reporting Comprehensive Income

         The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for reporting

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996 to
          October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)



NOTE B (CONTINUED)

         and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires all items required to be recognized under accounting standards as components of comprehensive income, to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. The Statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Reclassification of financial statements for earlier periods provided for comparative purposes is required. For the years ended May 31, 1998 and 1997 and for the period January 1, 1996 to October 8, 1996, the Company had no sources of other comprehensive income. For the year ended May 31, 1999, the Company's investment in securitizations is classified as available for sale; as such, in accordance with SFAS No. 115, the Company recognizes as other comprehensive income the unrealized gains or losses for the difference between the amortized cost and estimated fair value.

    14.  Reclassification

         Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

    15.  Interim Period Information

         The unaudited consolidated financial statements as of November 30, 1999 and for the six-month periods ended November 30, 1999 and 1998, have been prepared in accordance with generally accepted accounting principles for interim financial information and the instruction to Form 10-Q and do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation of the results for the interim period have been included.


    16.  Sale/Leaseback Transactions

         The Company pools certain non-specialized fixed asset acquisitions and periodically, sells and leases back the pooled assets at their acquisition costs. There is no gain or loss recognized on these transactions.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)



NOTE C - INVESTMENTS IN NONPERFORMING CONSUMER DEBT AND CREDIT CARD RECEIVABLES

     Investments in Nonperforming Consumer Debt

     The Company acquires portfolios of nonperforming consumer installment debt, credit card receivables, and automobile deficiency debt from originating financial institutions. These debts are acquired at a substantial discount from the actual consumer outstanding balance The remaining outstanding balance of the debt acquired by the Company at November 30, 1999, May 31, 1999 and 1998 was approximately $2.6 billion, $2.0 billion and $1.8 billion, respectively. The Company's objective is to offer the consumer an opportunity to settle these debts, typically at a discount, and transfer the settled amount to a newly issued credit card. (See Credit Card Receivables below.)

     Investments in nonperforming consumer debt consist of:




                                                                                                     May 31,
                                                                    NOVEMBER 30,           ----------------------------
                                                                        1999                 1999                1998
                                                                   -------------           --------            --------
                                                                    (unaudited)

      Cost of portfolios purchased including capitalized
          acquisition costs of $2,144,041, $1,868,883
          and $1,051,552                                           $ 42,762,175          $ 38,574,174        $ 29,951,694
      Cost recovered                                                (38,524,840)          (35,557,477)        (24,279,180)
                                                                   ------------          ------------        ------------

      Investment in nonperforming consumer debt                    $  4,237,335          $  3,016,697        $  5,672,514
                                                                   ============          ============        ============


     Credit Card Receivables

     Upon settlement of the debt, a credit card is issued to the consumer with the opening balance and credit line equal to the settlement amount. The Company expenses origination costs including direct mail and telemarketing costs as incurred. The cardholder upon settlement of the debt is issued a credit card with an opening balance and credit line equal to the settlement amount. The settlement amount represents the amount actually owed under the new credit card with the cardholder. The Company does not record a credit card asset until the cardholder begins to make new charges on the account. For financial statement purposes the Company records as credit card receivables, the amount funded on new advances and purchases, accrued interest on new advances and accrued fees, less provision for losses on credit card receivables and unearned fees. After making principal payments on the transferred balance, the customer may use the credit card for new purchases and cash advances up to their available credit limit, which may be increased from time to time based on their consecutive payment history. Total credit card balances in the chart below represent the total amount owed to the Company by the cardholders. Available credit represents the amount that the Company would be obligated to fund if the credit cards were fully utilized by the cardholders.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)



NOTE C (CONTINUED)




                                                                                                     May 31,
                                                                    NOVEMBER 30,           ----------------------------
                                                                        1999                 1999                1998
                                                                   -------------           --------            --------
                                                                    (unaudited)


      Total credit card balances                                   $65,828,285           $55,184,540         $74,096,668
                                                                   ===========           ===========         ===========

      Available credit                                             $ 6,166,332           $ 4,296,364         $ 6,093,820
                                                                   ===========           ===========         ===========

      Principal funded on new advances and purchases               $29,770,385           $21,303,274         $15,875,198
      Accrued interest on principal funded                             427,448               243,489             325,977
      Accrued fees                                                     383,047               332,446             623,607
                                                                   -----------           -----------         -----------

                                                                    30,580,880            21,879,209          16,824,782
                                                                   -----------           -----------         -----------

      Less
          Provision for losses on credit card receivables            4,026,923             2,846,533           3,688,091
          Unearned fees                                                533,313               401,273             216,721
                                                                   ------------          -----------         -----------
                                                                     4,560,236             3,247,806           3,904,812
                                                                   -----------           -----------         -----------

      Credit card receivables                                      $26,020,644           $18,631,403         $12,919,970
                                                                   ===========           ===========         ===========



NOTE D - SECURITIZATION AND OTHER GAIN ON CREDIT CARD RECEIVABLE PORTFOLIOS


     During the fiscal year ended May 31, 1999, the Company completed three securitizations of seasoned credit card receivables ("Receivables") of approximately $20.4 million with three unconsolidated wholly-owned qualified special purpose entities ("SPE's"). All credit card receivables sold in these transactions were current with a minimum of eight payments made on each account. The SPE's each issued a senior debt interest owed to third parties and retained a residual interest. The SPE's purchased the Receivables from the Company for $17.3 million, which was funded with the sale of senior debt interest. The remaining $4.3 million represented residual interest retained by the SPE.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the six months ended
                           November 30, 1999 and 1998 (unaudited)


NOTE D (CONTINUED)


     The senior debt beneficial interest for the first two SPEs have revolving periods of 18 months during which, after fees and interest are paid, excess cash collections can be used by the SPE's to purchase new receivables arising under existing accounts or, in certain cases, receivables arising in new credit card accounts from the Company. The revolving period is followed by a maximum 21 month amortization period. The interest rate is 11.5% fixed for the first 12 months and Prime plus 2.5% thereafter. During the amortization period, all cash collections relating to the senior debt interest in the Receivables are used to repay principal, after the payment-related servicing fees and interest payments are made. The senior debt beneficial interest for the third SPE has a "revolving period" of 12 months followed by a maximum 24-month amortization period. The interest rate is 10.5% fixed for the first 12 months and Prime plus 2.5% thereafter.

     All new charges on the sold accounts are either sold to the SPEs at fair value or contributed to the SPE as an additional capital contribution. While the senior debt beneficial interest is in place, there are restrictions on payments that can be made by the Company, as the Servicer of the accounts, to certain related parties. The sole obligor for the senior debt beneficial interests are the SPEs and the senior debt beneficial interest holders have no direct recourse to the Company for repayment of the debt.


     Under the provisions of SFAS No. 125, the securitizations are accounted for as sales. As a result, the Company recognized a pre-tax gain of approximately $8 million and recorded a retained interest in securitized credit card receivables on an allocated basis in the amount of approximately $1.3 million based on its relative fair value as discussed in Note B.

        - At May 31, 1999, the allocated basis amount was adjusted to a fair value of approximately $5.1 million, resulting in approximately $3.8 million of unrealized gain on the retained interest in securitized credit card receivables. The unrealized gain was recorded net of tax of approximately $1.3 million, resulting in approximately $2.5 million, as a separate component of stockholders' equity and approximately $2.5 million as a component of the consolidated statement of operations and comprehensive income (loss), respectively. In estimating the fair value of the retained interest, the company calculates the present value of all projected net cash flows from the credit cards reduced by servicing costs and an annualized default rate of 12%. Further, the net cash flows after defaults and servicing costs were discounted by an annualized interest rate of 23%. The discount rate was arrived at by comparison to the market rate on investments of similar risk and term that are available for the company to invest in. During November 1999, the Company sold its residual interest in the three SPE's to the Lender for approximately $8.6 million, resulting in a pre-tax gain of approximately $6.5 million.

     In accordance with the terms of the securitization, the Company deposited $962,000 in a spread account with a third-party bank to be used as the reserve for the benefit of the senior debt interest in the SPE's. This amount was released to the Company when it sold its residual interest in the SPE's in November 1999.

     As of May 31, 1999, the Company included $1,230,700 in amounts due from SPE's representing funds advanced with respect to revolving period requirements and servicing fee income which are paid to the Company on a monthly basis.

     During the year ended May 31, 1999, The Company also sold a portfolio of receivables with a total credit card balance of $7 million and a carrying value of $2.25 million for $5 million to an unrelated party without recourse.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996 to
          October 8, 1996 ("Predecessor"), and for the six months ended
                           November 30, 1999 and 1998 (unaudited)



NOTE E - PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at:




                                                 Useful                                              May 31,
                                                  life              NOVEMBER 30,           ----------------------------
                                                (in years)             1999                  1999                1998
                                                ----------         -------------           --------            --------
                                                                    (unaudited)

      Computer equipment and
          Software                                 3 - 5           $ 6,687,832          $ 6,631,043          $ 6,063,242
      Office equipment                             5 - 7             2,280,037            2,275,037            2,271,184
      Furniture and fixtures                       5 - 7             1,197,582            1,183,400            1,105,230
      Proprietary software                         5                   460,497              460,497
      Leasehold improvements                   Life of leases          654,475              654,475              622,207
                                                                   -----------          -----------          -----------

                                                                    11,280,423           11,204,452           10,061,863
      Less accumulated depreciation
          and amortization                                          (6,432,571)          (5,202,266)          (2,795,673)
                                                                   -----------          ------------         -----------

                                                                     4,847,852            6,002,186            7,266,190
                                                                   -----------          -----------          -----------

      Land                                                             130,426              130,426              130,426
                                                                   -----------          -----------          -----------

                                                                   $ 4,978,278          $ 6,132,612          $ 7,396,616
                                                                   ===========          ===========          ===========




NOTE F - NOTES PAYABLE

     Notes payable consist of the following:


                                                                                                     May 31,
                                                                    NOVEMBER 30,           ----------------------------
                                                                        1999                 1999                1998
                                                                   -------------           --------            --------

      Note payable - bank                                          $ 4,958,516           $3,644,776          $4,630,890
      Note payable - other lenders                                   8,527,337            2,217,714             944,099
      Note payable - previous owner                                    164,134              224,276             327,052
                                                                   -----------           ----------          ----------

                                                                   $13,649,987           $6,086,766          $5,902,041
                                                                   ===========           ==========          ==========


                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996 to
          October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)



NOTE F (CONTINUED)

     Note Payable - Bank

     On April 30, 1998, the Company entered into a financing agreement with a bank. The revolving line of credit, which may not exceed $5,000,000 or 35% of the Company's eligible receivables as defined by the agreement, is used for general working capital purposes. This line is collateralized by substantially all of the Company's assets. Interest is charged at the prime rate plus 2.75% per annum. On June 25, 1999, the rate was reduced to prime rate plus 2.5% per annum and the line of credit increased to $10,000,000. The agreement is in effect until July 29, 2001. Interest expense for the six months ended November 30, 1999 and 1998 and for the years ended May 31, 1999 and 1998 was $477,799, $320,986, $617,249 and $27,936, respectively.

     Note Payable - Other Lenders

     The Company has uncollateralized installment notes with respect to purchases of nonperforming consumer debt in addition to assuming installment obligations from the closing of certain affiliated mortgage companies (see Note L). The notes have various maturity dates through May 2002, with interest rates ranging up to 23.7%. The amount outstanding as of November 30, 1999, May 31, 1999 and 1998 was $2,979,741, $2,217,714 and
     $944,099, respectively. Interest expense for the six months ended November 30, 1999 and 1998, and the years ended May 31, 1999, 1998 and 1997 was $23,705, $30,178, $65,353, $51,925 and $0, respectively. On October 15,
     1999, the Company, through a bankruptcy remote special purpose entity
     (SPE), entered into a revolving line of credit ("revolving line") with a financial institution. The revolving line, which may not exceed $17,500,000, is non-recourse to the Company and is secured by all assets of the SPE. The revolving line is used to acquire non-performing consumer debt portfolios. The Company services the accounts subject to a agreement with the SPE and purchases all newly originated credit card accounts for a pre-determined price. The SPE is not a Qualified SPE for accounting purposes and is fully consolidated with the Company in the accompanying financial statements. Interest is charged at a floating daily rate and is equal to the reference rate plus 2.5% per annum. The agreement is in effect until August 31, 2002. The amount outstanding as of November 30, 1999 was $2,547,596. Interest expense from October 15, 1999 to November 30, 1999 was $29,691.

     On September 20, 1999, the Company entered into a repurchase agreement with a bank. Under the agreement the bank purchased credit card receivables from the Company for a purchase price of $3 million. . The agreement had an initial repurchase date of December 20, 1999 and was extended by the Company for an additional 90 days upon payment to the bank of $15,000. For accounting purposes the repurchase agreement was treated as a $3 million financing transaction. Interest is charged at a rate of 15% per annum. Interest expense for the six months ended November 30, 1999 was $88,750.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)



NOTE F (CONTINUED)

     Note Payable - Previous Owner

     The Company assumed debt of the Selling Entities representing part of their purchase price of SOIC on January 2, 1996 (see Note K). Under the agreement, the previous owner is being paid on a 10%, $550,000 note collateralized by the stock of the Company payable in monthly installments maturing February 2001. Interest expense for the six months ended November 30, 1999 and 1998, and for the years ended May 31, 1999, 1998 and 1997 and for the period January 1, 1996 to October 8, 1996 of the "Predecessor" was $9,973, $15,220, $25,769, $38,310 and $53,299 and $34,982, respectively.


     At May 31, 1999, future minimum principal payments for all notes payable were as follows:


           Year                                        Amount

           2000                                        $1,575,964
           2001                                           612,624
           2002                                         3,898,178
                                                       ----------

                                                       $6,086,766
                                                       ==========


NOTE G - CAPITAL LEASES

     The Company leases computer equipment, furniture and fixtures under long-term leases and has the option to purchase the equipment for a nominal cost at the termination of the lease. Assets under capital leases have been capitalized at a cost of $6,526,915, $6,526,915 and $6,501,777, respectively, and have accumulated amortization of $4,432,456, $3,646,314 and $2,000,609, respectively, at November 30, 1999, May 31, 1999 and 1998.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996 to
         October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)



NOTE G (CONTINUED)

     Future minimum lease payments for capitalized leases are as follows at May 31, 1999:


           Year                                          Amount

           2000                                        $2,521,835
           2001                                         1,429,304
           2002                                           959,866
           2003                                            85,570
                                                       ----------

                                                        4,996,575

          Less amount representing interest              (951,034)
                                                        ----------
                                                        $4,045,541
                                                        ==========


     Amortization expense for assets under capital leases for the six months ended November 30, 1999 and 1998, was $786,142 and $706,221, respectively, and during fiscal 1999, 1998, 1997 and for the period January 1, 1996 to October 8, 1996 was $1,645,705, $1,535,029, $126,606 and $69,000,
     respectively.


NOTE H - STOCK OPTIONS AND STOCK-BASED COMPENSATION

     1.  Stock Options

         The Board of Directors of the Company approved the Company's 1997 Stock Option Plan (the "Plan"). The Plan authorizes the grant of stock options covering 4,000,000 shares of the Company's common stock. In addition, the Board of Directors has granted stock options outside the Plan covering a total of 1,550,000 shares of Common Stock. The Board of Directors has the authority to determine the key employees, consultants, and directors who shall be granted options as well as the number of options granted and the nature of each grant. The options granted under the Plan may be either incentive stock options or nonqualified stock options.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
               to October 8, 1996 ("Predecessor"), and for the six
                                  months ended
                     November 30, 1999 and 1998 (unaudited)




NOTE H (CONTINUED)

         Information regarding the stock options is summarized below:

                                                                                                    Year ended May 31,
                                                                           -----------------------------------------------------
                                                                                     1999                        1998
                                                                           -----------------------   ---------------------------
                                              June 1,        June 1,                     Weighted-                    Weighted-
                                              1999 to        1998 to                      average                      average
                                            November 30,   November 30,     Number       exercise      Number         exercise
                                               1999            1998        of options      price     of options         price
                                           ------------    -----------     ----------   ----------   ----------       ----------
          Outstanding at beginning of
            period                          4,346,500      3,656,000       3,656,000       $ 2.93     2,550,000         $5.76
                                                                                           ======                       =====

          Options granted                     906,500        460,000         690,500       $ 2.35     3,021,000 (1)      2.45

          Options modified/cancelled                                                                 (1,915,000)(1)      5.93
                                            ---------     ----------       ---------       ------    ----------         -----


          Outstanding at end of period      5,253,000      4,116,000       4,346,500       $ 2.84     3,656,000         $2.93
                                            =========     ==========       =========       ======    ==========         =====



          Exercisable at end of period      4,414,060      2,705,000       3,305,500       $ 3.08     2,395,000         $3.39
                                            =========     ==========       =========       ======    ==========         =====


                                                Year ended May 31,
                                                       1997
                                             ------------------------
                                                           Weighted-
                                                            average
                                               Number      exercise
                                             of options      price
                                             ----------    ----------
          Outstanding at beginning of
            period

          Options granted                    2,550,000       $5.76

          Options modified/cancelled
                                             ---------       -----

          Outstanding at end of period       2,550,000       $5.76
                                             =========       =====
          Exercisable at end of period
                                             2,550,000       $5.76
                                             =========       =====

         (1) On December 15, 1997, the Board of Directors authorized the modification of stock options c overing an aggregate of 1,915,000 shares of common stock adjusting the exercise price from $6.00 per share to $2.00 per share. The affected stock option agreements were cancelled and new options were issued containing identical provisions other than the exercise price.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
               to October 8, 1996 ("Predecessor"), and for the six
                                  months ended
                     November 30, 1999 and 1998 (unaudited)


NOTE H (CONTINUED)

     2.  Stock-Based Compensation

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement gives entities the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board ("APB") Opinion No. 25 with footnote disclosures of the pro forma effects as if the fair value method had been adopted. The Company has opted for the latter approach. Accordingly, no compensation expense has been recognized for stock options. Had compensation expense for the Company's stock options been determined based on the fair value at the grant date for awards for the six months ended November 30, 1999 and 1998 and for the years ended May 31, 1999, 1998 and 1997 consistent with the provisions of SFAS No. 123, the Company's results of operations would be the pro forma amounts indicated below.




                                                                  For the six                        For the years ended
                                                           months ended November 30,                       May 31,
                                                         ---------------------------      ---------------------------------------
                                                            1999             1998            1999           1998            1997
                                                         ---------        ---------       ---------      ---------        -------
                                                                 (unaudited)
          Net income (loss) applicable to common
             shareholders:
               - as reported                            $(473,459)      $ (126,758)     $2,075,681    $(29,845,027)    $(14,412,952)
               - pro forma                             (1,224,310)      (1,144,531)        292,092     (30,508,257)     (25,905,952)
          Income per share - as reported
            Basic                                           $(.01)           $(.00)           $.06          $(.90)           $ (.56)

          Diluted                                           $(.01)           $(.00)           $.05          $(.90)           $ (.56)
                                                            =====            =====            ====          =====            ======
          Income per share - pro forma
            Basic and diluted                               $(.04)           $(.03)           $.01          $(.92)           $(1.00)


                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
               to October 8, 1996 ("Predecessor"), and for the six
                                  months ended
                     November 30, 1999 and 1998 (unaudited)




NOTE H (CONTINUED)

         The fair value of each option grant is established on the date of grant using the Black-Scholes option pricing model with the following assumptions:



                                                                  For the six                        For the years ended
                                                         months ended November 30,                         May 31,
                                                         --------------------------       ------------------------------------------
                                                            1999             1998            1999           1998             1997
                                                         ---------        ---------       ---------      ---------        ----------
                                                                (unaudited)
          Expected dividend yield                         $     -          $    -          $    -          $    -         $     -
          Expected stock price volatility                      90%             90%             90%            120%             50%
          Expected life of options                     5 OR 10 YEARS     5 or 10 years  5 or 10 years   5 or 10 years        5 years


                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
          October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)



NOTE H (CONTINUED)

         The risk-free interest rate used in the valuation of the option grants ranged from 5.92% to 6.42% and 4.68% to 5.33% for the six months ended November 30, 1999 and 1998, respectively, 4.80% to 5.47% for the year ended May 31, 1999, 5.75% to 5.81% for the year ended May 31, 1998, and was 4.50% for the year ended May 31, 1997, depending on the expiration date of the options.

         The weighted-average fair value of options granted during the six months ended November 30, 1999 and 1998, was $2.08 and $2.00, respectively, and during the years ended May 31, 1999, 1998, 1997 was $1.70, $1.95 and $4.51, respectively. The Company granted stock options whose weighted-average exercise price and weighted-average fair value was $2.85 and $2.08, and $2.47 and $2.00, respectively, for the six months ended November 30, 1999 and 1998 and $2.35 and $1.70, respectively, for the years ended May 31, 1999 and 1998.

         On April 30, 1998, the Company granted warrants to purchase 650,247 shares of the Company's common stock for $2.50 per share to the bank with which it has a financing agreement. 278,677 of the shares were exercisable immediately, while the remaining 371,570 were exercisable on June 25, 1999, when the Company's line of credit increased to $10 million (see Note F). The fair value of the warrants was $1.01 at the date of grant. For the six months ended November 30, 1999, amortization expense was $359,648.

         On March 18, 1999, the Company granted a five-year warrant to purchase 250,000 shares of the Company's common stock at $2.00 per share to a vendor that the Company uses. The fair value of the warrant was $.85 per share. For the six months ended November 30, 1999, amortization expense was $32,212.

                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
          October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)



NOTE H (CONTINUED)

         The following table summarizes information about stock options outstanding at November 30, 1999, and May 31, 1999:


                     Options outstanding            Options exercisable             Options outstanding         Options exercisable
            -----------------------------------   ----------------------- -----------------------------------  ---------------------
                           Weighted-                                                     Weighted-
               Number      average                  Number                  Number       average                 Number
            outstanding   remaining   Weighted-   Exercisable  Weighted-  outstanding   remaining   Weighted-  exercisable Weighted-
  Range of       at      contractual   average        At        average       at       contractual   average       at        average
  exercise  November 30,     life      exercise  November 30,   exercise     May 31,       life      exercise     May 31,   exercise
   prices       1999       (years)      price        1999        price       1999        (years)      price       1999        price
 ----------  ---------    ----------  ---------    ---------   --------- -----------    ----------  ---------   ---------   --------
$2.00-$2.50  3,589,500      4.23        $2.09      3,130,060     $2.07    3,086,500        4.68       $2.03     2,050,500     $2.01
 2.51- 3.00    373,500      3.86         2.74        331,500      2.71      310,000        4.19        2.71       305,000      2.70
 3.01- 5.50  1,290,000      3.37         4.98        952,500      5.50      950,000        3.29        5.50       950,000      5.50
             ---------                            ----------             ----------                             ---------

             5,253,000      3.99        $2.84      4,414,060     $2.86    4,346,500        4.34       $2.84     3,305,500     $3.08
             =========                             =========              =========                             =========


                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
          October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)



NOTE I - INCOME TAXES

     Deferred income tax assets (liabilities) consist of the following:



                                             For the six
                                       months ended November 30,
                                      --------------------------
                                         1999           1998
                                      ---------      ---------
                                             (unaudited)
Deferred tax assets
  Net operating loss carryforward    $ 16,463,065  $    596,332

  Allowance for doubtful accounts       1,622,951    14,236,334
                                     ------------  ------------

     Total deferred tax assets         18,086,016    14,832,666

Less valuation allowance              (13,356,648)  (14,832,666)
                                     ------------  ------------

Net deferred tax asset                  4,729,368       100,000

Deferred tax liabilities
  Gain on sales of portfolios          (4,029,368)

  Unrealized gain on retained
     interest in securitization
                                     ------------  ------------

     Net deferred tax liabilities      (4,029,368)
                                     ------------  ------------

Net deferred tax asset               $    700,000  $    100,000
                                     ============  ============




                                                                                  January 1,
                                               For the years ended                 1996 to
                                                     May 31,                      October 8,
                                     ----------------------------------------       1996
                                        1999          1998           1997      ("Predecessor")
                                     -----------    ----------     ----------   ---------------
Deferred tax assets
  Net operating loss carryforward    $ 17,065,146   $ 13,676,297   $ 4,637,024    $ 657,000

  Allowance for doubtful accounts       1,221,619      1,519,160       366,000
                                     ------------   ------------   -----------

     Total deferred tax assets         18,286,765     15,195,457     5,003,024      657,000

Less valuation allowance              (12,270,988)   (15,195,457)   (5,003,024)    (237,000)
                                     ------------   ------------   -----------    ---------

Net deferred tax asset                  6,015,777              -             -

Deferred tax liabilities
  Gain on sales of portfolios          (4,029,368)                                (420,000)

  Unrealized gain on retained
     interest in securitization        (1,286,409)
                                     ------------

     Net deferred tax liabilities      (5,315,777)             -             -            -
                                     ------------   ------------   -----------    ---------

Net deferred tax asset               $    700,000   $          -   $         -    $       -
                                     ============   ============   ===========    =========


                             The Credit Store, Inc.

                 May 31, 1999, 1998, 1997 and January 1, 1996 to
          October 8, 1996 ("Predecessor"), and for the six months ended
                     November 30, 1999 and 1998 (unaudited)




NOTE I (CONTINUED)

     The difference between the total income tax benefit and the income tax expense computed using the applicable Federal income tax rate was as follows:



                                                                                                                      January 1,
                                                 For the six                       For the years ended                 1996 to
                                           months ended November 30,                     May 31,                      October 8,
                                          --------------------------    ----------------------------------------        1996
                                             1999            1998           1999          1998           1997      ("Predecessor")
                                          ----------      ----------    -----------    ----------     ----------   ---------------
                                                 (unaudited)
      Computed Federal income
        taxes at 34%                         616,403        194,902    $   642,352   $(10,011,311)   $(4,897,888)    $(657,000)

      Increase (release) of
        deferred tax asset
        valuation allowance                  670,006       (294,902)    (2,628,761)    10,011,311      4,897,888       236,720
                                         -----------     ----------    -----------   ------------    -----------     ---------

      Income tax (benefit)/expense       $ 1,286,409     $ (100,000)   $(1,986,409)  $          -    $         -     $(420,280)
                                         ===========     ==========    ===========   ============    ===========     =========


                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
               to October 8, 1996 ("Predecessor"), and for the six
                                  months ended
                     November 30, 1999 and 1998 (unaudited)



NOTE I (CONTINUED)

     At November 30, 1999 and May 31, 1999 the Company has a net operating loss carryforward available to offset future taxable income of approximately $49,000,000, $49,500,000 and $43,000,000, respectively, which will begin to expire in 2012. The benefit of the net operating loss carryforwards is dependent upon the tax laws in effect at the time the net operating loss carryforwards are to be utilized and the change of control rules.

     The Company has provided a valuation allowance against the net operating losses and the provision for bad debts. The Company continually reviews the adequacy of the valuation allowance and recognizes those benefits only as the Company's assessment indicates that it is more likely than not that future tax benefits will be realized. Since inception the Company has experienced losses except for in the current year and as a result the Company has recorded a $700,000 benefit which it believes is more likely than not to be realized.


NOTE J - EMPLOYEE BENEFIT PLANS

     In January 1998, the Company adopted a defined contribution 401(k) profit-sharing plan for its employees. All employees working at least 1,000 hours per year are eligible to participate in the plan. Employees could contribute up to 15% of their salary up to $10,000 and $9,500 for the calendar years 1999 and 1998, respectively. The plan requires the employer to match 100% of the first 3% of compensation contributed to the plan by the employees. Employer contributions vest at a rate of 20% per year. Additional employer contributions are allowable at the discretion of the Board of Directors. The contributions to this plan by the Company at November 30, 1999 and 1998, and at May 31, 1999 and 1998 was $169,768,
     $153,753, $79,958 and $84,573, respectively.

     Prior to January 1998, employees of the Company participated in the defined contribution profit sharing plan of Service One International Corporation Employee Savings Plan, a wholly-owned subsidiary of the Company. This plan contained the same terms and provisions as the Company's current plan except that the employer contribution was 100% of the first 1% of employee contributions. Contributions by the Company to this plan were $12,342 and $7,912 for the years ended May 31, 1998 and 1997, respectively. The assets of this plan were transferred into the new plan as of January 1, 1998.


NOTE K - MUTUAL BUSINESS DEVELOPMENT AGREEMENTS

     The Selling Entities entered into Mutual Business Development Agreements ("Development Agreements") in connection with the sale of Holdings to Taxter. Pursuant to the terms of the

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
               to October 8, 1996 ("Predecessor"), and for the six
                                  months ended
                     November 30, 1999 and 1998 (unaudited)





NOTE K (CONTINUED)

     Development Agreements, SOIC agreed to pay a base fee of $510,000 to each Selling Entity (which was paid in its entirety by May 31, 1998) and a royalty equal to five percent of the balance transfer amount, as defined, on all converted credit card accounts which: (i) are delivered to a pre-securitization credit facility, (ii) become a qualifying receivable, or
     (iii) meet other specified account age and payment parameters. A qualifying receivable is defined as any converted account on which the cardholder has made three consecutive payments within certain time restrictions. In addition, the Company is required to pay royalties equal to five percent of all principal cash collections on certain accounts that are not converted to credit cards. The term of each of the Development Agreements is six years and the total royalty, if earned, payable to each of the Selling Entities, after certain deductions and exclusions, shall not exceed $25,000,000. For the six months ended November 30, 1999 and for the years ended May 31, 1999, 1998 and 1997, $181,493, $1,541,944, $207,238 and
     $1,229,180, respectively, of royalty expenses were incurred with $28,568, $702,075, and $261,667, payable at November 30, 1999, May 31, 1999 and
     1998, respectively, under the Development Agreements. One of the Development Agreements was amended on September 1, 1998. The amendment clarifies the amount and timing of payments, gives the Company a buyout option and alternate royalty payment options, and extends the term of the agreement to May 31, 2005. The Company, which assumed the obligations of its predecessor SOIC, assumed SOIC's liabilities under the Development Agreements.

     Taxter, as part of the purchase price of acquiring Holdings, granted the Selling Entities a future interest in Holdings in the form of an identical option to each selling entity to purchase 2,000 shares each of Holdings from Taxter for $500,000. Following the acquisition of Holdings by the Company, these options were amended to enable the Selling Entities to purchase 4,000,000 shares each of the Company's common stock and 400,000 shares each of the Company's Series B Preferred Stock for $500,000.


NOTE L - RELATED PARTY TRANSACTIONS

     During fiscal year 1998, the Company issued subordinated promissory notes to JLB of Nevada, Inc. ("JLB"), an entity wholly owned by Jay L. Botchman ("Botchman"), totalling $40,000,000 payable on demand with interest of 12% per annum. Of the new notes, $30,000,000 was issued in exchange for outstanding notes totaling $11,518,042 which carried an interest rate of 12% per annum and

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
               to October 8, 1996 ("Predecessor"), and for the six
                                  months ended
                           November 30, 1999 and 1998 (unaudited)





NOTE L (CONTINUED)

     $18,481,958 in new debt. Interest expense on these notes was $2,307,467, $3,635,891 and $419,942 for the years ended May 31, 1999, 1998 and 1997, respectively. On May 29, 1999, JLB, in lieu of payment of $5,000,000 of interest on these subordinated notes, received a warrant to purchase 4,000,000 shares of the Company's common stock with an exercise price of $3.25 per share, expiring on May 29, 2004 and the Company's assumption of equipment and related lease obligations from a company affiliated with JLB in the amount of approximately $1.7 million. The fair value of the warrant was approximately $3.3 million. Accrued interest related to subordinated notes payable to JLB was approximately $2.0, $1.3 and $4.0 million, respectively, at November 30, 1999, May 31, 1999 and 1998. The notes are secured by substantially all the Company's assets, but subordinated to the Company's revolving credit line.

     On February 27, 1998, the Company issued a subordinated promissory note payable to Botchman in the amount of $350,000 payable on demand with interest at 12% per annum. Interest expense for the six months ended November 30, 1999 and 1998 and for the years ended May 31, 1999 and May 31, 1998 was $18,200, $21,350, $42,583 and $10,733, respectively. This note was issued per an agreement dated February 27, 1998 between Botchman and the Company. As part of the terms of the agreement, the Company agreed to purchase an interest in certain investment securities, owned by Botchman, of a subprime mortgage banking company. The Company has fully written off this investment in the amount of $350,000 as of May 31, 1998. In addition, the Company had a receivable due from this company of approximately $189,000, which has also been written off as of May 31, 1998.

     The Company, through its wholly-owned subsidiary, American Credit Alliance, Inc., has an $880,000 note payable to JLB with an interest rate of 10% per annum. American Credit Alliance Inc. is the managing member of Dakota Card Fund II, LLC ("DCF") and owns 50% of the membership interests in DCF , an entity that owns performing credit card receivables. Interest expense for the six months ended November 30, 1999 and 1998 and for the years ended May 31, 1999 and May 31, 1998 was $44,733, $44,733, $89,222 and $85,195,
     respectively.

     The Company made a series of investments, during the period May 1997 through December 1997, amounting to $508,600 in a subprime mortgage banking company affiliated with JLB. At May 31, 1998, there was substantial doubt regarding this company's ability to continue as a going concern. The Company had fully written off its investment in this company. In addition, the Company had a receivable due from this company of approximately $183,000, which has also been written off as of May 31, 1998.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
               to October 8, 1996 ("Predecessor"), and for the six
                                  months ended
                     November 30, 1999 and 1998 (unaudited)




NOTE L (CONTINUED)

     The Series A and B Preferred Shares were issued at $1.00 per share (total of $2,000.00) for all of Taxter's shares of Holdings described in Note A. The Series A Preferred Stock, as a class, has 80% of the voting rights in the Company. The Series B Preferred Stock has one vote per share. The shares of Series A and B Preferred Stock have a liquidation preference of $1.00 per share and will earn cumulative dividends at a rate of 5% per annum. After five years, (i) the Series A and B Preferred Stock will be redeemable at the option of the Company, and (ii) while the Series B Preferred Stock is outstanding will be convertible at the option of the holder into Series A Preferred Stock on a share-for-share basis.

     On December 31, 1996, the Company issued 5,000 shares of Series C Preferred Stock to Taxter for $5,000,000. The Series C Preferred Stock is non-voting and will earn cumulative dividends at 6% per annum. The shares have a liquidation preference of $1,000 per share. The Series A and B Preferred Stock ranks senior to the Series C with respect to dividend and liquidation rights.

     On May 29, 1998, the Company issued 10,000 shares of Series D Preferred Stock to JLB in exchange for cancellation of the $10,000,000 Promissory Note dated August 1, 1997 payable by the Company to JLB. The Series D Preferred Stock is non-voting and will earn a dividend of 8% per annum payable annually on December 31. The series has a par value of $.001 per share and a stated value of $1,000 per share. The shares have a liquidation preference of $1,000 per share. The Series D Preferred Stock ranks senior to the Series A, B and C with respect to dividend and liquidation rights. Each share of Series D Preferred Stock is convertible into 380 shares of common stock. The agreement grants JLB piggyback registration rights with respect to the Common Stock issuable upon conversion of the shares of Series D Preferred Stock.

     On August 31, 1998, the Company issued 10,000 shares of Series E Preferred Stock to JLB in exchange for JLB agreeing to cancel $10,000,000 subordinated promissory note. The Series E Preferred Stock is non-voting and will earn a dividend of 8% per annum payable annually on December 31. Each share of Series E Preferred Stock is convertible into 285 shares of common stock at any time prior to August 31, 2001. The Series E Preferred Stock ranks senior to the Series A, B, C and D with respect to dividend and liquidation rights.

     As of November 30, 1999, May 31, 1999, 1998 and 1997, accumulated preferred dividends undeclared and unpaid on preferred stock amounted to approximately $3.2 million, $2.2 million, $.4 million, and $7,000, respectively.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
               to October 8, 1996 ("Predecessor"), and for the six
                                  months ended
                     November 30, 1999 and 1998 (unaudited)






NOTE M - COMMITMENTS AND CONTINGENCIES

     1.  Operating Leases

         The Company leases certain properties, vehicles and equipment under noncancelable operating leases. Total lease rentals charged to operations were approximately $392,123 and $361,936 for the six months ended November 30, 1999 and 1998, respectively, and $766,832, $776,615, and $349,383, for the years ended May 31, 1999, 1998 and 1997, respectively. Future minimum lease payments under the noncancelable operating leases are as follows at May 31:

Year ending May 31,                                             Amount
-------------------                                             ------

     2000                                                    $   587,641
     2001                                                        361,697
     2002                                                        348,533
     2003                                                        295,103
     2004                                                        285,000
     Thereafter                                                2,272,875
                                                               ---------

                                                              $4,150,849
                                                              ==========
     2.  Contingencies and Litigation


         The Company, in the ordinary course of business, receives notices of consumer complaints from regulatory agencies and is named as a defendant in legal actions filed by those who have been solicited to participate in its credit card programs. Currently pending against the Company are: (i) three class actions on behalf of persons solicited by the Company to open credit card accounts and voluntarily to repay debt that had been discharged in bankruptcy, and (ii) four class actions alleging violation of the Fair Debt Collection Practices Act and state law in connection with mailers sent to prospective customers whose debt was out-of-statute. The Company is defending itself vigorously in these lawsuits. The Company does not believe that pending litigation and regulatory complaints involving the Company will have a material adverse effect on the consolidated financial position and results of operations. However, a significant judgment against the Company in one or more of the lawsuits could subject the Company to a monetary judgement and/or require the Company to modify its methods of operation, either of which could have a material adverse effect on the Company's results of operations or financial condition.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
               to October 8, 1996 ("Predecessor"), and for the six
                                  months ended
                     November 30, 1999 and 1998 (unaudited)




NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The accompanying financial statements include various estimated fair value information as of May 31, 1999, 1998 and 1997. As required by SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," such information, which pertains to the Company's financial instruments, is based on the requirements set forth in the statement and does not purport to represent the aggregate net fair value of the Company. None of the Company's financial instruments are held for trading purposes.

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate fair value.

     Cash

     The carrying amount approximates fair value.

     Trade Receivables

     The carrying amount approximates fair value.

     Investment in Nonperforming Consumer Debt

     The Company records investments in nonperforming consumer debt at the cost of the purchased portfolios, net of costs recovered. As the debt was purchased at a significant discount, the value of these portfolios may be significantly higher than presented in these financial statements. It was not possible to estimate a fair value of these portfolios at May 31, 1998. However, given the expanded market to trade these portfolios and the Company's recent experience, the fair value at May 31, 1999 was estimated using a net present value calculation of the cash flows the Company expects to generate from these portfolios. The fair value at November 30, 1999 and May 31, 1999 was approximately $12 million and $14.4 million in comparison to its carrying value of approximately $2.4 million and $3.2 million, respectively.

     Credit Card Receivables

     Credit card loans are originated with an initial interest rate of 18.9%. As discussed in Note C, the settlement amount of the receivables exceeds the credit card receivables reflected on the consolidated

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
               to October 8, 1996 ("Predecessor"), and for the six
                                  months ended
                     November 30, 1999 and 1998 (unaudited)




NOTE N (CONTINUED)

     balance sheet. The Company did not feel it was possible to estimate the fair value of the credit card receivables at May 31, 1998. Fair values at November 30, 1999 and May 31, 1999 have been established based on a net present value of the cash flows expected to be generated by the credit cards for the Company. The Company applied its actual static pool experience of repayment rates and defaults to estimate fair value. The fair value at November 30, 1999 and May 31, 1999 was approximately $36.9 million and $27.5 million in comparison to its carrying value of approximately $24.5 million and $18.6 million, respectively.

     Retained Interest in Securitized Credit Card Receivables

     The carrying amount approximates fair value. Fair value is estimated by discounting anticipated future cash flows using a discount rate based on specific factors. The anticipated future cash flows are projected on a "cash out" basis to reflect the restriction of cash flows until the investors have been fully paid. At May 31, 1999, the carrying value of $5.1 million approximated fair value.

     Notes Payable

     The carrying amount approximates fair value. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

     Subordinated Notes Payable

     Due to the related party relationship of these notes, it is not practical to estimate fair value.

     Accounts Payable and Accrued Expenses

     The carrying amount approximates fair value.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
               to October 8, 1996 ("Predecessor"), and for the six
                                  months ended
                     November 30, 1999 and 1998 (unaudited)





NOTE O - EARNINGS PER SHARE

     The weighted-average shares used in computing earnings per share were 34,761,965, 34,761,965, 34,761,965, 33,109,781, 25,912,465 and 5,000,000,
     for the six months ended November 30, 1999 and 1998, and for the years ended May 31, 1999, 1998, and 1997 and for the period January 1, 1996 to October 8, 1996, respectively.





                                                        November 30,                              May 31,
                                                  --------------------------     ----------------------------------------
                                                     1999             1998           1999           1998          1997
                                                  ---------        ---------     -----------     ----------    ----------
                                                         (unaudited)                                   (unaudited)
      Basic earnings per share
        Income (loss)
           Income (loss) available to common
             Stockholders                      $    (473,459)      $ (126,758)     $  2,075,681    $(29,845,027) $(14,412,952)
                                                ============       ==========       ===========     ===========   ===========

           Weighted-average shares
             outstanding                          34,761,965       34,761,965        34,761,965      33,109,781    25,912,465
                                                ============       ==========        ==========     ===========    ==========

           Basic earnings (loss) per share             $(.01)           $(.00)             $.06           $(.90)        $(.56)
                                                ============       ==========        ==========     ===========    ==========

      Diluted earnings per share
        Income (loss)
           Income (loss) available to common
             Stockholders                      $    (473,459)      $ (126,758)       $2,075,681    $(29,845,027) $(14,412,952)
                                                ============       ==========        ==========     ===========   ===========


           Weighted-average shares                34,761,965       34,761,965        34,761,965      33,109,781    25,912,465
           outstanding
           Effective of diluted securities                 *                *         3,674,154               *             *
             options                            ------------       ----------        ----------     -----------   -----------

             Weighted-average of diluted
               shares outstanding                 34,761,965       34,761,965        38,436,119      33,109,781    25,912,465
                                                ============       ==========        ==========      ==========    ==========
      Diluted earnings (loss) per share                $(.01)           $(.00)             $.05           $(.90)        $(.56)
                                                ============       ==========        ==========      ==========    ===========




                                                     January 1,
                                                      1996 to
                                                     October 8,
                                                       1996
                                                  ("Predecessor")
                                                  ---------------
      Basic earnings per share
        Income (loss)
           Income (loss) available to common
             Stockholders                          $(1,512,488)
                                                    ==========

           Weighted-average shares
             outstanding                             5,000,000
                                                    ==========

           Basic earnings (loss) per share               $(.30)
                                                    ==========

      Diluted earnings per share
        Income (loss)
           Income (loss) available to common
             Stockholders                          $(1,512,488)
                                                    ==========


           Weighted-average shares                   5,000,000
           outstanding
           Effective of diluted securities
             options                                     *
                                                    ----------

             Weighted-average of diluted
               shares outstanding                    5,000,000
                                                    ==========
      Diluted earnings (loss) per share                  $(.30)
                                                    ==========





     *Antidilutive.

                             The Credit Store, Inc.

                  May 31, 1999, 1998, 1997 and January 1, 1996
                   to October 8, 1996 ("Predecessor"), and for the six months ended November 30, 1999 and
                                1998 (unaudited)




NOTE P - OTHER EXPENSES
     The Company includes the following in other expenses:



                                                                   For the six                                  For the years ended
                                                            months ended November 30,                                   May 31,
                                                           1999                  1998                1999                1998
                                                      --------------          -----------        ------------        -------------
                                                                    (unaudited)

Travel, meals, and entertainment                             343,738             288,196             591,054            756,157
Insurance                                                    235,967             127,862             379,589            226,268
Technology expense                                           163,208              73,269             370,185            119,568
Printing                                                     161,226             198,905             403,679            336,980
Repairs, maintenance, and equipment expense                  155,578             152,277             350,629            448,831
License, fees, and subscriptions                              92,142              53,980             153,840            147,015
Office supplies and utilities                                 84,206              99,389             176,452            284,693
Training and temporary labor                                  69,724             101,519             247,508            214,302
Miscellaneous expenses                                       272,677             367,926             474,462            155,596
                                                             -------             -------             -------           --------
       Total Other Expense                                $1,578,466          $1,463,323          $3,147,398         $2,689,410

                                                          ==========          ==========          ==========         ==========


                                                            For the years ended
                                                                    May 31,
                                                                 -------------
                                                                           January 1,
                                                                             1996 to
                                                                            October 8,
                                                                               1996
                                                           1997          ("Predecessor")
                                                      --------------     ---------------


Travel, meals, and entertainment                             298,397              27,379
Insurance                                                     60,916                 754
Technology expense                                           257,790               5,342
Printing                                                     285,511             270,742
Repairs, maintenance, and equipment expense                  253,286              76,449
License, fees, and subscriptions                             103,705              49,753
Office supplies and utilities                                153,819              64,985
Training and temporary labor                                  41,388             114,148
Miscellaneous expenses                                        50,152             392,514
                                                             -------             -------
        Total Other Expense                               $1,504,964          $1,002,066
                                                          ==========          ==========

